Exhibit (a)(1)

U.S. Offer to Purchase for Cash
All of the Outstanding Series V Shares and American Depositary Shares
of

GRUPO IUSACELL, S.A. DE C.V.

at the U.S. Dollar Equivalent of

Mexican Pesos 0.05712180 Per Series V Share

and

Mexican Pesos 5.712180 Per American Depositary Share
(each ADS representing one hundred Series V Shares)

by

MOVIL ACCESS, S.A. DE C.V.

a wholly-owned subsidiary
of

BIPER, S.A. DE C.V.

THE U.S. OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 5:00 P.M., NEW YORK
CITY TIME (4:00 P.M., MEXICO CITY TIME) ON TUESDAY, JULY 29, 2003 UNLESS
 THE U.S. OFFER IS EXTENDED.

Movil Access, S.A. de C.V., a corporation organized and existing under the laws of the United Mexican States (“Movil Access”) and a wholly-owned subsidiary of Biper, S.A. de C.V., a corporation organized and existing under the laws of the United Mexican States (“Biper”), is offering in the United States (the “U.S. Offer”) to purchase for cash all of the outstanding Series V Shares (the “Series V Shares”) and American Depositary Shares (“ADSs”, and collectively with the Series V Shares, the “Securities”), of Grupo Iusacell, S.A. de C.V., a corporation organized and existing under the laws of the United Mexican States (“Iusacell”). Each ADS represents one hundred Series V Shares. Simultaneously with the U.S. Offer, Movil Access is offering in Mexico to purchase for cash all of the outstanding Series A Shares (“Series A Shares”) and Series V Shares of Iusacell for the same price and on substantially the same terms as the Series V Shares and ADSs in the U.S. Offer (the “Mexican Offer”, and collectively with the U.S. Offer, the “Offers”).

In the U.S. Offer, Movil Access is offering to purchase (1) all of the outstanding ADSs and (2) all of the outstanding Series V Shares held by persons who are not Mexican residents. In the Mexican Offer, Movil Access is offering to purchase all of the outstanding Series V Shares and all of the outstanding Series A Shares. All holders of ADSs may tender their ADSs only in the U.S. Offer unless they first convert their ADSs into Series V Shares. All holders, other than those who are Mexican residents, may tender their Series V Shares in either the U.S. Offer or the Mexican Offer. Mexican resident holders may tender Series V Shares only in the Mexican Offer.

Movil Access and Biper have entered into an Acquisition Agreement, dated as of June 12, 2003 (the “Acquisition Agreement”), with the following shareholders of Iusacell: Bell Atlantic International, Inc., a Delaware corporation (“BAII”), Bell Atlantic Latin America Holdings, Inc., a Delaware corporation (“BALAH”), Bell

Atlantic New Zealand Holdings, Inc., a Delaware corporation (“BANZHI”, and together with BAII and BALAH, the “Verizon Selling Shareholders”), and Vodafone Americas B.V., a limited liability company organized under the laws of The Netherlands (“Vodafone”). The Verizon Selling Shareholders and Vodafone respectively own 39.4% and 34.5% of the total outstanding Series A Shares and Series V Shares (including those in the form of ADSs), and have, subject to the provisions of the Acquisition Agreement, agreed, among other things, to cause to be validly tendered (and not withdrawn) all such Series A Shares and Series V Shares held by them (including Series V Shares underlying ADSs held by certain of the Verizon Selling Shareholders) in the Mexican Offer.

In addition to the Acquisition Agreement, Movil Access, Biper, the Verizon Selling Shareholders, Vodafone and The Bank of New York, as escrow agent (“Escrow Agent”), have entered into an Escrow Agreement, dated as June 12, 2003 (the “Escrow Agreement”). Pursuant to the Escrow Agreement, the Verizon Selling Shareholders and Vodafone have transferred to the Escrow Agent all of the Series A Shares and Series V Shares owned by the Verizon Selling Shareholders and Vodafone. In addition, each of the Verizon Selling Shareholders and Vodafone has irrevocably appointed the Escrow Agent as its attorney-in-fact to tender such Securities into the Mexican Offer. As promptly as practicable, but in no event more than two business days after the commencement of the Offers, the Escrow Agent will cause all of the Series A Shares and Series V Shares deposited with the Escrow Agent to be tendered in the Mexican Offer. Pursuant to the Escrow Agreement, Movil Access has transferred to the Escrow Agent US$10,000,000, which amount represents the United States dollar equivalent of the sum of all of the outstanding Series A Shares, Series V Shares and ADSs multiplied by the respective purchase price in the Offers. The United States dollar equivalent of such Mexican peso amount was calculated as the average of the exchange rates reported on each of the five consecutive business days ending two business days prior to June 12, 2003 by Reuters and Bloomberg on their FXBENCH page as the closing rate for the exchange of Mexican pesos and U.S. dollars. Pursuant to the Escrow Agreement, the Escrow Agent will cause all of the Series A Shares and Series V Shares transferred by the Verizon Selling Shareholders and Vodafone to be tendered in the Mexican Offer.

Notwithstanding any provision of the U.S. Offer, we may not (without the consent of the Verizon Selling Shareholders and Vodafone) accept Securities for payment, or pay for any Securities that have been tendered pursuant to the U.S. Offer, if any of the following shall have occurred and shall be continuing as of the Expiration Date (collectively, the “Offer Conditions”): (i) any governmental entity (either in Mexico or the United States) shall have enacted, issued, promulgated or enforced or entered any statute, rule, regulation, executive order, decree, injunction or other order which prevents or prohibits the consummation of either the Mexican Offer or the U.S. Offer; (ii) the approval of the U.S. Federal Communications Commission (“FCC”) for the transfer of that certain authorization under Section 214 of the United States Communications Act of 1934 granted to Iusatel USA, Inc., a subsidiary of Iusacell (the “214 License”), shall not have been obtained (unless the 214 License has been transferred to one or more of the Verizon Selling Shareholders in accordance with the terms of the Acquisition Agreement); (iii) the Securities tendered into the Offers by the Verizon Selling Shareholders and Vodafone (and not withdrawn) shall be subject to any lien (unless we waive this Offer Condition); or (iv) the Acquisition Agreement shall have been terminated in accordance with its terms. If on any date the U.S. Offer is scheduled to expire the Offer Conditions have not been satisfied, we will extend the U.S. Offer in increments of five business days until all of the Offer Conditions have been satisfied (or waived with respect to the Offer Condition requiring that the Securities to be tendered into the Mexican Offer by the Verizon Selling Shareholders and Vodafone shall not be subject to any lien). The U.S. Offer, however, does not have to be extended beyond December 11, 2003.

NO DEALER OR OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS WITH RESPECT THE U.S. OFFER, OTHER THAN THOSE CONTAINED IN THIS U.S. OFFER TO PURCHASE (INCLUDING THE DOCUMENTS INCORPORATED HEREIN BY REFERENCE). IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MAY NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY MOVIL ACCESS OR BIPER.

THE U.S. OFFER DOES NOT CONSTITUTE AN OFFER TO BUY OR A SOLICITATION OF AN OFFER TO SELL ANY OF THE SECURITIES OF IUSACELL TO ANY PERSON IN ANY JURISDICTION WHERE IT IS UNLAWFUL TO MAKE SUCH AN OFFER OR SOLICITATION.

THE U.S. OFFER HAS NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION, COMMONLY KNOWN AS THE “SEC,” OR ANY SECURITIES

COMMISSION OF ANY STATE OF THE UNITED STATES OR THE COMISION NACIONAL BANCARIA Y DE VALORES OF MEXICO, COMMONLY KNOWN AS THE “CNBV”, OR THE SECURITIES REGULATORY AUTHORITIES OF ANY OTHER JURISDICTION, NOR HAS THE SEC OR ANY STATE SECURITIES COMMISSION, THE CNBV, OR THE SECURITIES REGULATORY AUTHORITIES OF ANY OTHER JURISDICTION PASSED UPON THE FAIRNESS OR MERITS OF THE U.S. OFFER OR UPON THE ACCURACY OR ADEQUACY OF THE INFORMATION CONTAINED IN THIS DOCUMENT. ANY REPRESENTATION TO THE CONTRARY IS UNLAWFUL.

For assistance in connection with the U.S. Offer, please contact D. F. King & Co., Inc. (the “Information Agent”) or The Bank of New York (the “U.S. Receiving Agent”) at their respective addresses and telephone numbers set forth on the back cover of this U.S. Offer to Purchase. Additional copies of this U.S. Offer to Purchase, the ADS Letter of Transmittal and the Notice of Guaranteed Delivery may be obtained from the Information Agent, or brokers, dealers, commercial banks or trust companies acting as your nominees.

The date of the U.S. Offer is June 30, 2003.

IMPORTANT INFORMATION

Tenders by Holders of Series V Shares. If you hold Series V Shares and you desire to tender all or any portion of your Series V Shares in the U.S. Offer, you must do so by book-entry transfer as described in this U.S. Offer to Purchase. If you hold Series V Shares in certificated form you should promptly contact a broker, dealer, bank, trust company, financial institution or other nominee who is a participant in the book-entry transfer system of S.D. Indeval, S.A. de C.V., Institución para el Depósito de Valores, commonly known as “Indeval,” a privately-owned central securities depositary that acts as clearing house, depositary, custodian, settlement, transfer and registration institution for the Mexican Stock Exchange, and arrange for the holding by such nominee of the Series V Shares on your behalf in book-entry form. In order for a book-entry transfer to constitute a valid tender of your Series V Shares in the U.S. Offer, the Series V Shares must be tendered by your nominee who is an Indeval participant into the Indeval account of GBM Grupo Bursátil Mexicano, S.A. de C.V., Casa de Bolsa ( “GBM”) for the account of the U.S. Receiving Agent, and GBM must receive a properly completed and duly executed letter from the Indeval participant who tendered your Series V Shares into its account accepting the U.S. Offer (an “Acceptance Letter”) prior to the date and time on which the U.S. Offer actually expires (the “Expiration Date”). For more information see “THE U.S. OFFER—Procedure for Tendering in the U.S. Offer—Holders of Series V Shares.”

Tenders by Holders of ADSs. If you hold ADSs and you desire to tender all or any portion of the ADSs, you should either (a) complete and sign the ADS Letter of Transmittal or a copy thereof in accordance with the instructions contained in the ADS Letter of Transmittal and mail or deliver the ADS Letter of Transmittal, with original signatures, together with the American Depositary Receipts (the “ADRs”) evidencing tendered ADSs and all other required documents to the U.S. Receiving Agent or tender such ADSs pursuant to the procedure for book-entry transfer set forth under the caption “The U.S. Offer—Procedure for Tendering in the U.S. Offer—Holders of ADSs,” or (b) request your broker, dealer, commercial bank, trust company or other nominee to effect the transaction for you. If you have ADSs registered in the name of a broker, dealer, commercial bank, trust company or other nominee you must contact such person if you desire to tender such ADSs. If you desire to tender ADSs, the ADRs evidencing such ADSs are not immediately available and you cannot deliver such ADRs and all other required documents to the U.S. Receiving Agent by the expiration of the U.S. Offer or you cannot comply with the procedures for book-entry transfer on a timely basis, you may tender such ADSs pursuant to the guaranteed delivery procedure set forth under the caption “THE U.S. OFFER—Procedure for Tendering in the U.S. Offer—Holders of ADSs.”

Settlement of U.S. Offer Price. The purchase price for the Series V Shares and ADSs accepted for payment pursuant to the U.S. Offer will be paid in U.S. dollars equivalent to the applicable Mexican peso price based on the U.S. dollar to Mexican peso exchange rate calculated by us using the average of the exchange rates reported on each of the five consecutive U.S. business days ending two U.S. business days prior to the Expiration Date by Reuters and Bloomberg on their FXBENCH page as the New York closing rate for the exchange of Mexican pesos and U.S. dollars (as so calculated, the “Applicable Exchange Rate”). We will announce the Applicable Exchange Rate by a press release not later than 9:00 a.m., New York City time, on the next U.S. business day after the Applicable Exchange Rate is determined. You will bear exchange rate risks and costs if you wish to convert the currency received into another currency. If you hold Series V Shares and wish to receive Mexican pesos for your Series V Shares instead of U.S. dollars, you should tender your Series V Shares in the Mexican Offer and indicate your election to receive the purchase price in Mexican pesos. See Annex II to this U.S. Offer to Purchase for a description of the procedures for participating in the Mexican Offer.

The term “U.S. business day” as used in this U.S. Offer to Purchase means any day other than Saturday, Sunday or a U.S. federal holiday consisting of the time period from 12:01 a.m. through 12:00 midnight, New York City time.

The term “business day” means any day other than Saturday, Sunday or a U.S. federal holiday and that is not a legal holiday in Mexico, consisting of the time period from 12:01 a.m. through 12:00 midnight, New York City time.

i

FOREIGN CURRENCY

In this document, references to “United States dollars,” “U.S. dollars,” “US$,” “$” or “dollars” are to U.S. currency and references to “Mexican pesos,” “pesos” or “Ps.” are to Mexican currency. Solely for the convenience of the reader, certain peso amounts have been translated into dollars at specified rates. These translations should not be construed as representations that the Mexican peso amounts actually represent such U.S. dollar amounts or could be converted into U.S. dollars at the rate indicated or at any other rate. On June 27, 2003, the last trading day prior to the date of the U.S. Offer, the exchange rate between Mexican pesos and U.S. dollars reported by Reuters and Bloomberg on their FXBENCH page as the New York closing rate for the exchange of Mexican pesos and U.S. dollars was Ps.10.4052 to US$1.00.

FORWARD LOOKING STATEMENTS

Forward-looking statements include statements that are predictive in nature, which depend upon or refer to future events or conditions, which include words such as “believes,” “plans,” “anticipates,” “estimates,” “expects” or similar expressions. In addition, any statements we may provide concerning future financial performance, ongoing business strategies or prospects, and possible future actions, including with respect to our strategy following completion of the Offers, our plans with respect to the acquisition of Iusacell and the probable impact of that acquisition, if successful, on our financial condition and results of operation, are also forward-looking statements. Forward-looking statements are based on current expectations and projections about future events and are subject to risks, uncertainties and assumptions about Iusacell, economic and market factors and the industry in which Iusacell does business, among other things. These statements are not guarantees of future performance and we undertake no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise. Actual events and results may differ materially from those expressed or forecasted in forward-looking statements due to a number of factors.

ii

TABLE OF CONTENTS

IMPORTANT INFORMATION	i

FOREIGN CURRENCY	ii

FORWARD LOOKING STATEMENTS	ii

TABLE OF CONTENTS	iii

SUMMARY TERM SHEET	1

FINANCIAL POSITION OF IUSACELL	9

THE U.S. OFFER	10
Terms of the U.S. Offer; Expiration Date	10
Certain Conditions to the U.S. Offer	11
Acceptance For Payment	12
Procedure for Tendering in the U.S. Offer—Holders of Series V Shares	13
Procedure for Tendering in the U.S. Offer—Holders of ADSs	14
Withdrawal Rights	16
Representations and Warranties of Tendering Security Holders	17
Extension of Tender Period and Amendments	18

SOURCES OF FUNDS	18

OUR PLANS FOR IUSACELL	19

EFFECTS OF THE OFFERS ON THE MARKET FOR THE SHARES; EXCHANGE ACT REGISTRATION	19

CERTAIN TAX CONSIDERATIONS	21

INFORMATION AGENT, U.S. RECEIVING AGENT AND OTHER EXPENSES	26

CERTAIN LEGAL MATTERS; REGULATORY APPROVALS	26

INFORMATION REGARDING IUSACELL	27

INFORMATION REGARDING MOVIL ACCESS AND BIPER	29

BACKGROUND OF THE OFFERS; PAST CONTACTS, TRANSACTIONS, NEGOTIATIONS AND AGREEMENTS	30

MISCELLANEOUS	46

ANNEX I—INFORMATION CONCERNING DIRECTORS AND EXECUTIVE OFFICERS OF BIPER AND MOVIL ACCESS	48

ANNEX II—PROCEDURES FOR TENDERING INTO THE MEXICAN OFFER	51

ANNEX III—FINANCIAL INFORMATION REGARDING MOVIL ACCESS AND THE OFFERS PROVIDED IN THE MEXICAN OFFER	52

iii

SUMMARY TERM SHEET

In the U.S. Offer, we are offering to purchase all of the outstanding ADSs at the dollar equivalent of Ps. 5.712180 per ADS and all the outstanding Series V Shares of Iusacell held by persons who are not Mexican residents at the U.S. dollar equivalent of Ps. 0.05712180 per Series V Share, in each case in cash, less any withholding taxes and without interest thereon.

The following are some of the questions you, as a holder of ADSs or a non-Mexican resident holder of Series V Shares, may have and answers to those questions. We urge you to carefully read the remainder of this U.S. Offer to Purchase and the accompanying ADS Letter of Transmittal because information in this summary is not complete and additional important information is contained in the remainder of this U.S. Offer to Purchase and the ADS Letter of Transmittal.

•	Who is offering to buy my Securities?

Our name is Movil Access, S.A. de C.V. We are a Mexican corporation and a wholly-owned subsidiary of Biper. Our primary business consists of the rendering and utilization of the personal communication service of narrow band, or “two-way paging”, commercially known as the “portable e-mail service,” and the marketing and/or sale of personal interactive communication terminals. Through our broadcast network we currently cover Mexico’s principal cities with a targeted market of corporate clients and middle to upper-income consumers providing personal interactive communication services such as the Motorola Time Port 935 and the Motorola T-900, which allows the broadcast and reception of e-mails and of financial and business information through the Internet, as well as the broadcasting of messages to other wireless terminals. Movil Access’ address is Av. Insurgentes Sur No. 3696 y Calle Nueva, Colonia Pena Pobre, 14000, Mexico, D.F. and its telephone number at such office is: +5255 5947-8800.

Biper is a Mexican holding company listed on the Mexican Stock Exchange under name MOVILA. Biper owns 99% of the shares of Biper Telecomunicaciones, S.A. de C.V., which provides personal communication service of narrow band or “two way-paging”, commercially known as portable e-mail service. This portable email service is operated by Movil Access. Biper also owns 99% of Telecomunicaciones Elektra, S.A. de C.V. and Operadora Biper, S.A. de C.V., both of which render mobile radio-location of persons, commercially known as “one-way paging.” This one-way paging service is operated by Biper’s wholly-owned subsidiary Biper Comm, S.A. de C.V. Biper’s address is Av. Insurgentes Sur No. 3696 y Calle Nueva, Colonia Pena Pobre, 14000, Mexico, D.F. and its telephone number at such office is: +5255 5947-8800.

•	What are the classes and amounts of Securities sought in the Offers?

The capital stock of Iusacell is divided into two classes of shares of common voting stock: Series A Shares and Series V Shares. Both Series A Shares and Series V Shares are registered in Mexico. Iusacell also has American Depositary Shares, or ADSs, which are publicly traded and listed on the New York Stock Exchange. Each ADS represents 100 Series V Shares. Both Series V Shares and ADSs are registered in the United States.

In the U.S. Offer, we are offering to purchase all of the outstanding ADSs and all of the outstanding Series V Shares held by persons who are not Mexican residents. Simultaneously with the commencement of the U.S. Offer, in Mexico, Movil Access is offering to purchase all of the outstanding Series A Shares and Series V Shares of Iusacell. The U.S. Offer and the Mexican Offer will close simultaneously on the same day. Mexican residents may only tender their Series V Shares in the Mexican Offer. For more information, please see “THE U.S. OFFER—Terms of the U.S. Offer; Expiration Date.”

•	How much is Movil Access offering to pay for my Securities and what is the form of payment?

In the U.S. Offer we are offering to pay each Iusacell security holder the U.S. dollar equivalent of Ps. 0.05712180 per Series V Share and Ps. 5.712180 per ADS, in each case in cash, less any withholding taxes and without interest thereon.

The purchase price for the Series V Shares and ADSs accepted for payment pursuant to the U.S. Offer will be paid in U.S. dollars equivalent to the applicable Mexican peso price based on the U.S. dollar to Mexican peso exchange rate calculated using the average of the exchange rates reported on each of the five consecutive U.S. business days ending two U.S. business days prior to the Expiration Date by Reuters and Bloomberg on their FXBENCH page as the New York closing rate for the exchange of Mexican pesos and U.S. dollars. The purchase price in the Offers will be appropriately adjusted to reflect any reclassification, recapitalization, share split or combination, exchange or readjustment occurring after the date of this U.S. Offer to Purchase with respect to any of the Series A Shares, Series V Shares, ADSs or any share or other dividend thereon.

•	Do I have to pay brokerage fees if I choose to tender my Securities?

If you are the record owner of ADSs subject to the U.S. Offer and you tender your ADSs in the U.S. Offer, you will not have to pay brokerage fees or similar expenses. If you own your Series V Shares or ADSs through a broker or other nominee, and your broker tenders your Series V Shares or ADSs on your behalf, your broker or nominee may charge you a fee for doing so. If you are the record owner of Series V Shares, you must tender by book-entry delivery through an Indeval participant. You should consult your broker or nominee to determine whether any charges will apply. For more information, see “THE U.S. OFFER—Terms of the U.S. Offer; Expiration Date.”

•	Does Movil Access have any agreements with respect to the offers with any of Iusacell’s security holders?

Yes. Movil Access and Biper have entered into an Acquisition Agreement on June 12, 2003 with the following shareholders of Iusacell: Bell Atlantic International, Inc., Bell Atlantic Latin America Holdings, Inc. and Bell Atlantic New Zealand Holdings, Inc., or collectively the Verizon Selling Shareholders, and Vodafone Americas B.V., or Vodafone. The Verizon Selling Shareholders and Vodafone respectively own 39.4% and 34.5% of the outstanding Series A Shares and Series V Shares (including in the form of ADSs), and have, subject to the provisions of the Acquisition Agreement and the Escrow Agreement, agreed, among other things, to validly tender (and not withdraw) all Securities held by them in the Mexican Offer. See “BACKGROUND OF THE OFFERS; PAST CONTACTS, TRANSACTIONS, NEGOTIATIONS AND AGREEMENTS—Acquisition Agreement.”

In addition to the Acquisition Agreement, Movil Access, Biper, the Verizon Selling Shareholders, Vodafone and The Bank of New York, as escrow agent, entered into an Escrow Agreement on June 12, 2003. Pursuant to the Escrow Agreement, the Verizon Selling Shareholders and Vodafone have transferred to the Escrow Agent all of the Series A Shares and Series V Shares (other than those in the form of ADSs) owned by them, and Movil Access transferred to the Escrow Agent US$10,000,000, which amount represents the United States dollar equivalent of the sum of all of the outstanding Series A Shares, Series V Shares and ADSs multiplied by the purchase price in the Offers. In addition, each of the Verizon Selling Shareholders and Vodafone has irrevocably appointed the Escrow Agent as its attorney-in-fact to tender such securities into the Mexican Offer. As promptly as practicable, but in no event more than two business days after the commencement of the Offers, the Escrow Agent will cause all of the Series A Shares and Series V Shares deposited with the Escrow Agent to be tendered in the Mexican Offer. See “BACKGROUND OF THE OFFERS; PAST CONTACTS, TRANSACTIONS, NEGOTIATIONS AND AGREEMENTS—Escrow Agreement.”

•	How will payment be made for the Securities I tender?

The purchase price for the Series V Shares and ADSs accepted for payment pursuant to the U.S. Offer will be the U.S. dollar equivalent of Ps. 0.05712180 per Series V Share and Ps. 5.712180 per ADS, based on the applicable Mexican peso price, calculated as the average of the exchange rates requested on each of the five consecutive business days ending two business days prior to the Expiration Date by Reuters and Bloomberg on their FXBENCH page as of the closing rate for the exchange of Mexican pesos and U.S. dollars. The purchase price for the Series A Shares and the Series V Shares tendered in the Mexican Offer will be paid, at the election of the tendering holder, in Mexican pesos or in U.S. dollars equivalent to the Mexican peso price based on the exchange rate described above. However, individuals tendering Series A Shares and Series V Shares into the Mexican Offer will be entitled to elect to receive the purchase price in U.S. dollars only if they have an account in or outside Mexico into which they can receive payment in U.S. dollars and the information regarding such account has been provided to the Mexican Receiving Agent for their Series A Shares and the Series V Shares. We will announce the exchange rate by a press release not later than 9:00 a.m., New York City time, on the next U.S. business day after the exchange rate is determined. If the Mexican Offer is amended to increase or decrease the price offered for the Series A Shares and Series V Shares, we will make a corresponding amendment to increase or decrease the price offered for the Series V Shares and ADSs in the U.S. Offer. Under the provisions of the Acquisition Agreement, we have agreed not to decrease the purchase price in the Offers without the agreement of the Verizon Selling Shareholders and Vodafone.

For purposes of the U.S. Offer, we will be deemed to have accepted for payment tendered Series V Shares and ADSs when and if we give written notice to the U.S. Receiving Agent of our acceptance of the tenders of such Securities. Payment for Series V Shares and ADSs accepted for payment pursuant to the U.S. Offer will be made from the cash deposited by us with the Escrow Agent which is made available to the U.S. Receiving Agent, which, will act as your agent for the purpose of receiving payments from us and transmitting such payments to you. Payment for ADSs tendered by book-entry transfer will be made by crediting the account of the nominee holding the ADSs on your behalf with The Depository Trust Company, commonly known as DTC. In all cases, payment for Securities accepted for payment pursuant to the U.S. Offer will be made only after timely receipt by the U.S. Receiving Agent of all the documents required to effect a tender, duly signed and executed by you or your nominee. For more information regarding acceptance of tendered Securities for payment, see “THE U.S. OFFER—Acceptance for Payment.”

•	Does Movil Access have the financial resources to make payment?

Movil Access has deposited US$10,000,000 into escrow with The Bank of New York, as security for payment of the tendered Securities. This amount is intended to finance the entire purchase price for all of the Series A Shares, Series V Shares and ADSs in the Offers.

The US$10,000,000 deposit represents the United States dollar equivalent of the sum of (i) Ps. 0.05712180 per Series A Share multiplied by 961,292,484 Series A Shares (i.e., the number of outstanding Series A Shares as stated in Iusacell’s Form 20-F for the year ended December 31, 2002 and filed with the SEC on June 25, 2003) and (ii) Ps. 0.05712180 per Share multiplied by 900,732,310 Series V Shares (i.e., the number of outstanding Series V Shares, including Series V Shares represented by ADSs, as stated in Iusacell’s Form 20-F for the year ended December 31, 2002 and filed with the SEC on June 25, 2003). The United States dollar equivalent of such Mexican peso amount was calculated as the average of the exchange rates reported on each of the five consecutive business days ending two business days prior to June 12, 2003 by Reuters and Bloomberg on their FXBENCH page as the closing rate for the exchange of Mexican pesos and U.S. dollars.

While Movil Access and Biper believe that the US$10,000,000 escrow amount is sufficient to purchase all of the outstanding Series A Shares, Series V Shares and ADSs in the Offers, it is possible that the exchange rates between Mexican pesos and U.S. dollars may fluctuate such that the escrow amount may not be sufficient to purchase all of such securities. In such event, Biper and Movil Access have sufficient cash or cash equivalents to fund any such shortfall.

•	Is the financial condition of Movil Access relevant to my decision to tender in the U.S. Offer?

As described in the preceding paragraph, because the form of payment consists solely of cash, the Offers are not conditioned on our obtaining financing, and we deposited US$10,000,000 with the escrow agent (which amount represents the aggregate purchase price for all of the Series A Shares, Series V Shares and ADSs), we do not believe our financial condition is relevant to your decision whether to tender in the U.S. Offer.

•	Do you currently own any amount of Iusacell’s securities?

No. Neither Movil Access nor Biper owns any amount of Iusacell’s securities.

•	Why is there a separate Mexican Offer?

Iusacell is a Mexican corporation whose Series A Shares and Series V Shares are registered in Mexico and whose Series V Shares and ADSs are registered in the United States. The Series V Shares trade in Mexico and the

ADSs trade in the United States. This transaction to purchase Iusacell’s securities is subject to Mexico’s General Rules Applicable to Disclosable Stock Acquisitions and Public Tender Offers. These rules provide that any person or group that, directly or indirectly, seeks to acquire control of more than 50% of the voting shares of a company whose securities are registered with the National Securities Registry of the CNBV, as is the case with Iusacell, must make a tender offer for all of the shares of such company in compliance with prescribed Mexican tender offer procedures. Iusacell also has securities registered in the U.S. and, therefore, such a tender offer also must comply with certain U.S. requirements. Accordingly, under these circumstances we are required to make separate offers, one in the United States and one in Mexico.

The terms and conditions of the Offers are the same in all material respects. We do not believe there are any material advantages or disadvantages to tendering Series V Shares in the Mexican Offer compared to tendering in the U.S. Offer.

•	What is the purpose of the Offers?

The purpose of the U.S. Offer and the Mexican Offer is to enable us to acquire control of Iusacell. We anticipate that we will own at least 73.9% of the outstanding capital stock of Iusacell upon our completion of the Offers (assuming the tender and non-withdrawal of securities by the Verizon Selling Shareholders and Vodafone), and our designees are expected to constitute at least the majority of the Iusacell board of directors.

Iusacell is highly leveraged and has insufficient cash flow from operations and cash on hand to meet its debt obligations. Following the consummation of the Offers, we expect to engage in discussions and negotiations in connection with a possible restructuring of the obligations of Iusacell and/or its subsidiaries with certain creditors of Iusacell and its subsidiaries.

While we believe that we may be able to negotiate a favorable restructuring plan with Iusacell’s existing creditors so that Iusacell may continue its operations, there is no certainty that such restructuring plan will be implemented, that our discussions with Iusacell’s creditors will be successful or, even if successful, that Iusacell will be profitable in the near or long term. See “FINANCIAL POSITION OF IUSACELL” and “OUR PLANS FOR IUSACELL.”

•	Who can participate in the U.S. Offer?

Holders of ADSs may tender their ADSs in the U.S. Offer only. Holders of Series V Shares who are not Mexican residents may tender their Series V Shares into either the U.S. Offer or the Mexican Offer. Mexican residents may tender their Series V Shares into the Mexican Offer only. For more information, see “THE U.S. OFFER—Terms of the U.S. Offer; Expiration Date.”

•	Who can participate in the Mexican Offer?

All holders may tender their Series A Shares and the Series V Shares in the Mexican Offer. Holders of Series V Shares who are Mexican residents, and holders of Series A Shares, regardless of whether or not they are Mexican residents, may tender their Series A Shares and Series V Shares in the Mexican Offer only. Holders of Series A Shares cannot tender their Series A Shares in the U.S. Offer. Holders of Series V Shares who are not Mexican residents may tender their Series V Shares into either the Mexican Offer or the U.S. Offer, but cannot tender their Series V Shares into both the U.S. Offer and the Mexican Offer.

If you hold Series V Shares and you wish to participate in the Mexican Offer rather than in the U.S. Offer, you should follow the instructions regarding the procedures for tendering your Series V Shares into the Mexican Offer as set forth in the Mexican Offer, a description of which is enclosed as Annex II to this U.S. Offer to Purchase. For more information, see “THE U.S. OFFER—Terms of the U.S. Offer; Expiration Date.”

•	What happens if I hold ADSs and I want to participate in the Mexican Offer?

Holders of ADSs cannot tender ADSs directly in the Mexican Offer. If you hold ADSs and you wish to participate in the Mexican Offer, you should contact The Bank of New York, the depositary for the ADSs, at 101 Barclay Street, New York, New York, 10286, telephone number 212-815-2783, in order to convert your ADSs into Series V Shares, which may be tendered directly in the Mexican Offer. You will have to pay a fee of up to $0.05 for each ADS converted. For more information, please see “THE U.S. OFFER—Terms of the U.S. Offer; Expiration Date.”

•	I hold certificates representing Iusacell’s ADSs. How do I participate in the U.S. Offer?

If you hold ADRs and wish to tender them in the U.S. Offer, you should complete and sign the ADS Letter of Transmittal and send it, together with your ADRs, the certificates that represent your ADSs, and any other required documents, to the U.S. Receiving Agent at one of the addresses set forth on the back cover of this U.S. Offer to Purchase before the Expiration Date. The ADS Letter of Transmittal is enclosed with this U.S. Offer to Purchase and is also available from the Information Agent at its address and telephone number set forth on the back cover of this U.S. Offer to Purchase. Do NOT send your ADRs to Movil Access, Biper, Iusacell or the Information Agent. For more information about the procedure for tendering ADSs in the U.S. Offer, see “THE U.S. OFFER— Procedure for Tendering in the U.S. Offer—Holders of ADSs.”

•	I hold Iusacell’s ADSs in book-entry form. How do I participate in the U.S. offer?

If you hold ADSs in book-entry form, instruct your broker or custodian to arrange, before the Expiration Date, for the book-entry transfer of your ADSs into the U.S. Receiving Agent’s account at DTC and to deliver an agent’s message to the U.S. Receiving Agent via DTC’s confirmation system confirming that you have received and agree to be bound by the terms of the U.S. Offer. For more information about the procedures for tendering ADSs in the U.S. Offer, see “THE U.S. OFFER—Procedure for Tendering in the U.S. Offer—Holders of ADSs.”

•	What happens if I am not able to provide the U.S. Receiving Agent with all the documents required for the tender of ADSs?

If you cannot provide the U.S. Receiving Agent with all required documents prior to the Expiration Date, you may obtain additional time to do so by submitting, prior to such Expiration Date, a Notice of Guaranteed Delivery to the U.S. Receiving Agent, which must be guaranteed by an eligible guarantor institution, guaranteeing that all required documents for a valid tender of your ADSs will be received by the U.S. Receiving Agent within three New York Stock Exchange, or NYSE, trading days after the U.S. Receiving Agent has received your Notice of Guaranteed Delivery. For more information about the procedures for tendering ADSs in the U.S. Offer, see “The U.S. Offer—Procedure for tendering in the U.S. Offer—Holders of ADSs.”

•	I am a U.S. person and I hold Series V Shares of Iusacell. How do I participate in the U.S. Offer?

If you are a U.S. person and either a record holder or beneficial owner of Series V Shares, and you wish to tender your Series V Shares in the U.S. Offer, you must do so by book-entry transfer. You will not be able to tender in the U.S. Offer any Series V Shares in certificated form. If you hold Series V Shares in certificated form and you wish to participate in the U.S. Offer, you need to promptly contact a broker, dealer, bank, trust company, financial institution or other nominee who is a participant in the book-entry transfer system of Indeval and arrange to have such a nominee hold the Series V Shares on your behalf in book-entry form.

In order for a book-entry transfer to constitute a valid tender of your Series V Shares in the U.S. Offer, the Series V Shares must be tendered by your nominee who is an Indeval participant into the Indeval account of GBM for the account of the U.S. Receiving Agent, and GBM must receive a properly completed and duly executed Acceptance Letter from the Indeval participant who tendered your Series V Shares into its account prior to the Expiration Date.

For more information about the procedure for tendering Series V Shares in the U.S. Offer, see “The U.S. Offer—Procedure for Tendering in the U.S. Offer—Holders of Series V Shares.”

•	How long do I have to decide whether to tender in the U.S. Offer?

The U.S. Offer will expire at 5:00 p.m., New York City time (4:00 p.m., Mexico City time) on Tuesday, July 29, 2003, and you may tender your Series V Shares and ADSs which are subject to the U.S. Offer until such Expiration Date, unless the U.S. Offer is extended, in which case you will have until the new Expiration Date to tender your Securities. Please be aware that if your Series V Shares and ADSs are held by a broker, bank or other custodian, they may require advance notification before the Expiration Date. For more information, see “THE U.S. OFFER—Terms of the U.S. Offer; Expiration Date.”

•	Can the U.S. Offer be extended and under what circumstances?

We may extend the U.S. Offer when we are required to do so by applicable laws and regulations.

In addition, pursuant to the terms of the Acquisition Agreement, we are required to extend the U.S. Offer if on the scheduled Expiration Date, any of the conditions to the U.S. Offer have not been satisfied (or waived with respect to the Offer Condition requiring that the Securities to be tendered into the Mexican Offer by the Verizon Selling Shareholders and Vodafone shall not be subject to any lien). Such extensions will be in increments of five business days until all of the Offer Conditions have been satisfied (or waived with respect to the Offer Condition requiring that the securities to be tendered into the Mexican Offer by the Verizon Selling Shareholders and Vodafone shall not be subject to any lien). However, under the terms of the Acquisition Agreement, we will not be required to extend the U.S. Offer to a date that is later than December 11, 2003.

Pursuant to the terms of the Acquisition Agreement, we have agreed that we will not extend the U.S. Offer under any other circumstances without the consent of the Verizon Selling Shareholders and Vodafone.

•	How will I be notified if the U.S. Offer is extended?

If we extend the U.S. Offer, we will announce such extension by giving written notice to the U.S. Receiving Agent and the Information Agent and followed as promptly as practicable by public announcement thereof. During any extension, all Securities previously tendered in the U.S. Offer and not withdrawn will continue to be deemed tendered in the U.S. Offer, subject to the rights of a tendering holder to withdraw its Securities in accordance with the terms of this U.S. Offer to Purchase. Any notice regarding the extension of the Mexican Offer will be given in accordance with Mexican regulations. For more information regarding an extension of the U.S. Offer, see “THE U.S. OFFER—Extension of Tender Period and Amendments.”

•	What are the conditions to the U.S. Offer?

We may not (without the consent of the Verizon Selling Shareholders and Vodafone) accept Series V Shares and ADSs for payment, or pay for any Series V Shares or ADSs that have been tendered pursuant to the U.S. Offer, if any of the following shall have occurred and shall be continuing as of the Expiration Date (as it may be extended):

•	any governmental entity (either in Mexico or the United States) shall have enacted, issued, promulgated or enforced or entered any statute, rule, regulation, executive order, decree, injunction or other order which prevents or prohibits the consummation of either the Mexican Offer or the U.S. Offer;

•	the approval of the U.S. Federal Communications Commission for the transfer of the authorization under Section 214 of the United States Communications Act of 1934 granted to Iusatel USA, Inc., a subsidiary of Iusacell, shall not have been obtained (unless the Section 214 License has been transferred to one or more of the Verizon Selling Shareholders in accordance with the terms of the Acquisition Agreement);

•	the Securities tendered into the Mexican Offer by the Verizon Selling Stockholders and Vodafone (and not withdrawn) shall be subject to any lien (which condition may be waived in our sole discretion); or

•	the Acquisition Agreement shall have been terminated in accordance with its terms. For a description of the termination provisions of the Acquisition Agreement, see “BACKGROUND OF THE OFFERS; PAST CONTACTS, TRANSACTIONS, NEGOTIATIONS AND AGREEMENTS—Acquisition Agreement; Termination.”

There is no condition to the Offers that a minimum number of Series A Shares, Series V Shares and/or ADSs be validly tendered and not withdrawn prior to the Expiration Date. However, pursuant to the Acquisition Agreement, if the Series A Shares and Series V Shares tendered in the Mexican Offer by the Verizon Selling Shareholders and Vodafone (and not withdrawn) represent less than 70% of the outstanding capital stock of Iusacell, then we may terminate the Acquisition Agreement (and the Offers).

•	What are the conditions to the Mexican Offer?

The Mexican Offer is subject to substantially the same conditions as the U.S. Offer.

•	How do I withdraw previously tendered Series V Shares and ADSs?

To withdraw Series V Shares and ADSs previously tendered, you or your nominee must deliver a written notice of withdrawal, or a facsimile of one, in either case with an original signature, with the required information to the U.S. Receiving Agent, or instruct your broker or other nominee to deliver such notice of withdrawal to the U.S. Receiving Agent, while you still have the right to withdraw such securities. For more information regarding withdrawal rights and procedures, see “THE U.S. OFFER—Withdrawal Rights.”

•	Until what time can I withdraw previously tendered Series V Shares and ADSs?

Tenders of Series V Shares and ADSs made pursuant to the U.S. Offer are irrevocable, except that Series V Shares and ADSs tendered pursuant to the U.S. Offer may be withdrawn at any time prior to the Expiration Date and, unless they previously have been accepted for payment pursuant to the U.S. Offer, may be withdrawn at any time after August 29, 2003.

We will accept for payment, and will pay for, all Series V Shares and ADSs validly tendered before the Expiration Date (and not properly withdrawn) as promptly as practicable after the Expiration Date if all of the Offer Conditions have been satisfied (or waived with respect to the Offer Condition that all of the Series V Shares and Series A Shares tendered by the Verizon Selling Shareholders and Vodafone shall not be subject to any lien) on or prior to Expiration Date. Subject to applicable law and regulation and the terms of the Acquisition Agreement, we expressly reserve the right, in our sole discretion, to delay acceptance for payment of, or payment for, Series V Shares and ADSs in order to comply, in whole or in part, with any applicable law. Any such delays will be effected in compliance with the rules promulgated under the Exchange Act, which obligate a bidder to pay for or return tendered securities promptly after the termination or withdrawal of such bidder’s offer. For more information regarding withdrawal rights and procedures, see “THE U.S. OFFER—Withdrawal Rights.”

•	Do the holders of ADSs, Series A Shares or Series V Shares have appraisal rights in connection with the Offers?

Holders of ADSs, Series A Shares or Series V Shares do not have appraisal rights in connection with the U.S. Offer or the Mexican Offer.

•	Will Iusacell continue as a public company?

Assuming that all of Iusacell’s Series A Shares, Series V Shares and ADSs are not acquired by us in the Offers, we presently anticipate Iusacell will continue as a public company and will maintain its listing on the New York

Stock Exchange and Mexican Stock Exchange following our consummation of the Offers. However, after the completion of the Offers, the Series A Shares, Series V Shares and/or ADSs may no longer satisfy the requirements for listing on the New York Stock Exchange or the Mexican Stock Exchange, as applicable. See “EFFECTS OF THE OFFERS ON THE MARKET FOR THE SHARES; Exchange Act Registration.”

•	If I decide not to tender, how will the U.S. Offer affect my Securities?

Even though we anticipate that Iusacell will continue as a public company listed on the New York Stock Exchange and Mexican Stock Exchange following the consummation of the Offers, it is possible that, due to decreases in trading volume and the number of ADS holders following the purchase of ADSs pursuant to the U.S. Offer, the ADSs will no longer meet the continued listing requirements of the New York Stock Exchange. If the ADSs fail to meet the continued listing requirements, the NYSE may choose, at its discretion, to delist the ADSs and the ADSs will no longer be a publicly traded security. Similarly, it is possible that, due to decreases in trading volume and the number of holders of Series A Shares and Series V Shares following the purchase of Series A Shares and Series V Shares pursuant to the U.S. Offer and the Mexican Offer, Iusacell will no longer meet the continued listing requirements of the Mexican Stock Exchange. If Iusacell fails to meet the continued listing requirements, the Mexican Stock Exchange may choose, at its discretion, to suspend the quotation of the Series A Shares and Series V Shares to the extent then quoted. See “EFFECTS OF THE OFFERS ON THE MARKET FOR THE SHARES; Exchange Act Registration.”

•	Does Iusacell support the Offers?

Iusacell is not a party to any agreement or arrangement with us or Biper with respect to the Offers, or the purchase of the ADSs, Series A Shares or the Series V Shares (except as it relates to the provision of certain security listing positions to facilitate delivery of the Offer documentation to shareholders) and has not, as of the date of this U.S. Offer to Purchase, taken a position with respect to the U.S. Offer or the Mexican Offer.

Iusacell is required under the Exchange Act to file a solicitation/recommendation statement on Schedule 14D-9 within ten business days of the filing of this U.S. Offer to Purchase on Schedule TO with the SEC pursuant to which the board of directors of Iusacell will state its recommendation to the Iusacell shareholders whether to accept or reject the U.S. Offer (or that it expresses no opinion and is remaining neutral toward the U.S. Offer or that it is unable to take a position with respect to the U.S. Offer), and the reasons for that position.

•	What are the tax consequences of tendering my Securities in the U.S. Offer?

The sale of Securities for cash pursuant to the U.S. Offer will be a taxable transaction for United States federal income tax purposes and possibly for state, local and foreign income tax purposes as well. In general, a U.S. Holder (as defined under the caption “CERTAIN TAX CONSIDERATIONS”) who sells Securities pursuant to the U.S. Offer will recognize gain or loss for United States federal income tax purposes equal to the difference, if any, between the amount of cash received and the holder’s adjusted tax basis in the Securities sold pursuant to the U.S. Offer. Gain or loss will be determined separately for each block of Securities (i.e., Securities acquired at the same cost in a single transaction) tendered pursuant to the U.S. Offer.

For a discussion of Mexican tax consequences and further discussion of U.S. tax consequences to U.S. security holders tendering their Securities in the U.S. Offer, see “CERTAIN TAX CONSIDERATIONS.”

Because individual circumstances may differ, holders of Securities are urged to consult their own tax advisors to determine the applicability of the rules discussed above and the specific tax consequences of the U.S. Offer to them, including the application and effect of the alternative minimum tax, and any state, local and foreign tax laws and of changes in such laws.

•	What is the market value of my Series A Shares, Series V Shares and ADSs as of a recent date?

On June 12, 2003, the last trading day before Movil Access announced that it had entered into the Acquisition Agreement with the Verizon Selling Shareholders and Vodafone, the closing price of the ADSs reported by NYSE was US$3.50, or Ps. 36.7412, per ADS, using the exchange rate of Ps. 10.4975 per US$1.00 reported by Reuters and Bloomberg on their FXBENCH Page as the New York closing rate on June 12, 2003. On June 27, 2003, the last trading day before we commenced the U.S. Offer, the closing price of ADSs reported on the NYSE was US$3.27, or Ps. 34.025, per ADS, using the exchange rate of Ps. 10.4052 per US$1.00 reported by Reuters and Bloomberg on their FXBENCH Page as the New York closing rate on June 27, 2003.

On June 12, 2003, the last trading day before Movil Access announced that it had entered into the Acquisition Agreement with the Verizon Selling Shareholders and Vodafone, the closing price of the Series A Shares and Series V Shares reported on the Mexican Stock Exchange was Ps.13.43 per Series A Share, and Ps.0.3850 per Series V Share, respectively. On June 27, 2003, the last trading day before we commenced the U.S. Offer, the closing price of the Series V Shares reported on the Mexican Stock Exchange was Ps. 0.34 per Series V Share.

You should obtain a recent quotation for Series V Shares and ADSs in deciding whether to tender your Series A Shares, Series V as stated in Iusacell’s Form 20-F for the year ended December 31, 2002 and filed with the SEC on June 25, 2003 Shares and/or ADSs. See “INFORMATION REGARDING IUSACELL—Price Range of Securities.”

•	Who can I talk to if I have questions about the U.S. Offer?

If you have any questions about the procedure for tendering Series V Shares into the U.S. Offer, please contact the Information Agent at its address and telephone number as it appears on the back cover of this U.S. Offer to Purchase.

If you have any questions about the procedure for tendering ADSs into the U.S. Offer, please contact the Information Agent or the U.S. Receiving Agent at their respective addresses and telephone numbers as they appear on the back cover of this U.S. Offer to Purchase.

THIS U.S. OFFER TO PURCHASE AND THE RELATED ADS LETTER OF TRANSMITTAL CONTAIN IMPORTANT INFORMATION AND SHOULD BE READ IN THEIR ENTIRETY BEFORE ANY DECISION IS MADE WITH RESPECT TO THE U.S. OFFER.

FINANCIAL POSITION OF IUSACELL

According to Iusacell’s Annual Report on Form 20-F for the year ended December 31, 2002 filed by Iusacell with the SEC on June 25, 2003, Iusacell is in default in its obligations under US$350 million of notes due in 2006 (the “2006 Notes”) which will enable the holders of such notes to accelerate Iusacell’s payment obligations after the expiration of the applicable grace periods. Iusacell does not anticipate making its past due interest payments under the 2006 Notes. The right of such holders to accelerate Iusacell’s repayment obligations under the 2006 Notes will cause an event of default under the terms of the Amended and Restated Credit Agreement (“Opco Credit Agreement”), dated as of July 25, 1997, as amended and restated as of March 29, 2001 among Grupo Iusacell Celular, S.A. de C.V. (“Opco”), the lenders party thereto, and JP Morgan Chase Bank, as Administrative Agent and Collateral Agent, as amended by First Amendment and Waiver dated as of December 7, 2001 and the Second Amendment and Waiver dated as of April 28, 2003, and the lenders of the Opco Credit Agreement could declare the indebtedness due thereunder immediately due and payable. If the lenders under the Opco Credit Agreement decide to accelerate the indebtedness, this will result in an event of default under the US$150 million of notes due in 2004 issued pursuant to the Indenture dated as of July 25, 1997 (“Opco Indenture”), among Opco, certain subsidiaries of Opco and First Union National Bank, as trustee, which will permit the holders of such notes to accelerate Opco’s repayment obligations under the Opco Indenture. In one or more of such events, cross defaults to other agreements and obligations of Iusacell and its subsidiaries could also be triggered. In addition, certain of Iusacell’s and Opco’s debt instruments contain “change of control” provisions, which would be triggered as a result of our consummation of the Offers, thereby giving such lenders the right to accelerate the debt and demand immediate payment of such debt or requiring that Iusacell or Opco, as the case may be, make an offer to repurchase such debt. In its Report of Independent Accountants dated June 13, 2003, PricewaterhouseCoopers, S.C. stated that Iusacell is highly leveraged and has suffered recurring losses from operations that raise substantial doubt as to its ability to continue as a going concern. If Iusacell is unable to service its indebtedness, Iusacell faces a substantial risk of Mexican reorganization-related proceedings and the suspension or termination of all or a portion of its business under its concessions.

Iusacell is not aware of any regulated company of its size that has successfully completed a restructuring under the new Mexican reorganization law since it was passed in May 2000.

While it is our intention to meet with Iusacell’s existing creditors in order to negotiate a favorable restructuring plan so that Iusacell may continue its operations, there is no certainty that such restructuring plan will be implemented, that our discussions with Iusacell’s creditors will be successful or that even if such negotiations are successful, that Iusacell will be profitable in the near or long term. In connection with such restructuring, the assets, liabilities, business operations and capital and operating structure of Iusacell could be substantially changed and Iusacell could engage in mergers, sales of material assets or similar transactions and there can be no assurance that such changes or actions would not have an adverse impact on Iusacell or its then existing shareholders.

Accordingly, unless a favorable restructuring plan is negotiated with Iusacell’s creditors, it is uncertain whether Iusacell will be able to continue operating as a going concern. Holders of Series A Shares, Series V Shares and ADSs should consider the financial position of Iusacell in determining whether to tender their Securities in the U.S. Offer.

THE U.S. OFFER

Terms of the U.S. Offer; Expiration Date

Subject to the terms and conditions set forth in this U.S. Offer to Purchase and, as applicable, the ADS Letter of Transmittal (which together constitute the U.S. Offer), in the U.S. Offer we are offering to purchase all of the outstanding ADSs at a price of Ps. 5.712180 per ADS and all of the outstanding Series V Shares held by persons who are not Mexican residents at a price of Ps. 0.05712180 per Series V Share, in each case in cash, less any withholding taxes and without interest thereon. The purchase price in the Offers will be appropriately adjusted to reflect any reclassification, recapitalization, share split or combination, exchange or readjustment occurring after the date of this U.S. Offer to Purchase with respect to any of the Series A Shares, Series V Shares, ADSs or any share or other dividend thereon.

The purchase price for the Securities accepted for payment pursuant to the U.S. Offer will be paid in U.S. dollars equivalent to the applicable Mexican peso price in the U.S. Offer, based on the Applicable Exchange Rate. We will announce the Applicable Exchange Rate by a press release not later than 9:00 a.m., New York City time, on the next U.S. business day after the Applicable Exchange Rate is determined.

The Mexican Offer is open to all holders of Series A Shares and Series V Shares, including U.S. holders. If a U.S. holder would like to tender its Series V Shares in the Mexican Offer instead of the U.S. Offer it may do so. Holders of ADSs also may contact The Bank of New York, as depositary for the ADSs, to convert their ADSs into Series V Shares and tender such Series V Shares in the Mexican Offer. Holders of Series V Shares will have to pay a fee of up to $0.05 for each ADS converted. The purchase price for the Series V Shares tendered in the Mexican Offer will be paid, at the election of the tendering holder, in Mexican pesos or in U.S. dollars equivalent to the Mexican peso price based on the Applicable Exchange Rate. However, individuals tendering Series V Shares into the Mexican Offer will be entitled to elect to receive the purchase price in U.S. dollars only if they have an account in or outside Mexico into which it can receive payment in U.S. dollars and the information regarding such account has been provided to the Mexican Receiving Agent for their Series V Shares. If a holder of Series V Shares chooses to tender into the Mexican Offer and elects to receive payment in Mexican pesos, it will bear the risk of any fluctuation in the exchange rate after the consummation of the Offers if it then wishes to convert such Mexican pesos into U.S. dollars or any other currency. If the Mexican Offer is amended to increase or decrease the price offered for the Series V Shares, we will make a corresponding amendment to increase or decrease the price offered for the Securities in the U.S. Offer. Under the provisions of the Acquisition Agreement, we have agreed not to decrease the purchase price in the Offers without the agreement of the Verizon Selling Shareholders and Vodafone.

In connection with the Offers, Movil Access and Biper have entered into the Acquisition Agreement with the Verizon Selling Shareholders and Vodafone. The Verizon Selling Shareholders and Vodafone respectively own 39.4% and 34.5% of the outstanding Series A Shares and Series V Shares (including in the form of ADSs) and, pursuant and subject to the provisions of the Acquisition Agreement and the Escrow Agreement, have agreed, among other things, to validly tender (and not withdraw) all of the Securities held by them in the Mexican Offer.

In addition to the Acquisition Agreement, Movil Access, Biper, the Verizon Selling Shareholders, Vodafone and The Bank of New York, as Escrow Agent, have entered into the Escrow Agreement pursuant to which (i) the Verizon Selling Shareholders and Vodafone have transferred to a custodial account (the “Custodial Account”) maintained by GBM Grupo Bursátil Mexicano, S.A. de C.V., Casa de Bolsa (the “Mexican Custodian”) all of the Series A Shares and Series V Shares (other than in the form of ADSs) owned by the Verizon Selling Shareholders and Vodafone and have irrevocably instructed the Escrow Agent to tender such Securities in the Mexican Offer; and (ii) Movil Access has transferred to the Escrow Agent US$10,000,000 to fund the purchase price of all of the Series A Shares, Series V Shares and ADSs. The Verizon Selling Shareholders and Vodafone have agreed, pursuant to the provisions of the Acquisition Agreement and Escrow Agreement, and such agreements have the effect that, Securities which have been transferred to the Custodial Account and are tendered into the Mexican Offer cannot be withdrawn.

The US$10,000,000 deposit represents the United States dollar equivalent of the sum of (i) Ps. 0.05712180 per Series A Share multiplied by 961,292,484 Series A Shares (i.e., the number of all of the outstanding Series A Shares as stated in Iusacell’s Form 20-F for the year ended December 31, 2002 and filed with the SEC on June 25, 2003) and (ii) Ps. 0.05712180 per Series V Share multiplied by 900,732,310 Series V Shares (i.e., the number of all of the outstanding Series V Shares, including Series V Shares represented by ADSs, as stated in Iusacell’s Form 20-F for the year ended December 31, 2002 and filed with the SEC on June 25, 2003). The United States dollar equivalent of such Mexican peso amount was calculated as the average of the exchange rates reported on each of the five consecutive business days ending two business days prior to June 12, 2003 by Reuters and Bloomberg on their FXBENCH page as the closing rate for the exchange of Mexican pesos and U.S. dollars. As promptly as practicable (and in no event more than two business days after the commencement of the Mexican Offer), the Escrow Agent will cause all of the Securities transferred by the Verizon Selling Shareholders and Vodafone into the Custodial Account to be validly tendered in the Mexican Offer.

We will accept for payment and pay for all the Securities that are validly tendered prior to the Expiration Date and not withdrawn as provided below under the caption “Withdrawal Rights.” The U.S. Offer will expire at 5:00 p.m., New York City time (4:00 p.m., Mexico City time) on Tuesday, July 29, 2003, unless extended. For more information regarding an extension of the U.S. Offer, see “THE U.S. OFFER—Extension of Tender Period and Amendments.”

The U.S. Offer is subject to certain conditions which are described below under the caption “THE U.S. OFFER—Certain Conditions to the U.S. Offer.” The conditions to the Mexican Offer are substantially the same as those of the U.S. Offer. If the conditions to the U.S. Offer are not satisfied on the date the U.S. Offer is scheduled to expire, we may be required to extend the U.S. Offer under the terms of the Acquisition Agreement.

The Acquisition Agreement provides that if, on any date the Offers are scheduled to expire, the Offer Conditions have not been satisfied (or waived with respect to the Offer Condition requiring that the Securities to be tendered into the Offers by the Verizon Selling Shareholders and Vodafone shall not be subject to any lien), Movil Access will extend the Offers in increments of five business days until all the Offer Conditions have been satisfied (or waived with respect to the Offer Condition requiring that the Securities to be tendered into the Offers by the Verizon Selling Shareholders and Vodafone shall not be subject to any lien); provided that, pursuant to the Acquisition Agreement, Movil Access will not be required to extend the Offers to a date that is later than December 11, 2003.

Movil Access has requested that Iusacell furnish, and Iusacell has agreed to furnish to Movil Access, security position listings in respect of the Series A Shares, Series V Shares and ADSs for the purpose of disseminating this U.S. Offer to Purchase, the ADS Letter of Transmittal and other relevant materials to the holders of such securities.

Certain Conditions to the U.S. Offer

We may not (without the consent of the Verizon Selling Shareholders and Vodafone) accept Securities for payment, or pay for any Securities that have been tendered pursuant to the U.S. Offer, if any of the following shall have occurred and shall be continuing as of the Expiration Date: (i) any governmental entity (either in Mexico or the United States) shall have enacted, issued, promulgated or enforced or entered any statute, rule, regulation, executive order, decree, injunction or other order which prevents or prohibits the consummation of either the Mexican Offer or the U.S. Offer; (ii) the approval of the U.S. Federal Communications Commission for the transfer of the 214 License shall not have been obtained (unless the 214 License has been transferred to one or more of the Verizon Selling Shareholders in accordance with the terms of the Acquisition Agreement); (iii) the Securities tendered into the Offers by the Verizon Selling Shareholders and Vodafone (and not withdrawn) shall be subject to any lien (unless we waive this condition); or (iv) the Acquisition Agreement shall have been terminated in accordance with its terms. See “BACKGROUND OF THE OFFERS; PAST CONTACTS, TRANSACTIONS, NEGOTIATIONS AND AGREEMENTS—Acquisition Agreement—Termination of the Acquisition Agreement.” Except for the condition in clause (iii) above, which condition may be waived in the sole discretion of Movil Access, the Acquisition Agreement provides that we may not waive any of the foregoing conditions without the express written consent of each of the Verizon Selling Shareholders and Vodafone.

Acceptance For Payment

Upon the terms and subject to the conditions to the U.S. Offer and applicable law and regulation, Movil Access will accept for payment, and will pay for, all Series V Shares and ADSs validly tendered prior to the Expiration Date (and not properly withdrawn) as promptly as practicable after the Expiration Date if all of the Offer Conditions have been satisfied (or waived with respect to the Offer Condition that all of the Securities tendered by the Verizon Selling Shareholders and Vodafone shall not be subject to any lien) on or prior to Expiration Date. Subject to applicable law and regulation, we expressly reserve the right to delay acceptance for payment of, or payment for, Series V Shares and ADSs in order to comply, in whole or in part, with any applicable law or regulation. Any such delays will be effected in compliance with the Section 14e-1(c) under the Exchange Act, which obligates a bidder to pay for or return tendered securities promptly after the termination or withdrawal of such bidder’s offer.

For purposes of the U.S. Offer, we will be deemed to have accepted for payment tendered Securities when and if we give written notice to the U.S. Receiving Agent of our acceptance of the tenders of such Securities. Payment for Series V Shares and ADSs tendered and accepted for payment pursuant to the U.S. Offer will be made by deposit of the purchase price with the U.S. Receiving Agent, which will act as your agent for the purpose of receiving payments from us and transmitting such payments to you. Payment for ADSs tendered by book-entry transfer will be made by crediting the account of the nominee holding the ADSs on your behalf with DTC. In all cases, payment for Securities accepted for payment pursuant to the U.S. Offer will be made only after timely receipt by the U.S. Receiving Agent, of:

•	in the case of Series V Shares, book-entry transfer of the Series V Shares to the Indeval account of GBM for the account of the U.S. Receiving Agent together with a properly completed and duly executed Acceptance Letter from the Indeval participant holding the Series V Shares on behalf of the tendering security holder;

•	in the case of ADSs tendered in certificated form, ADRs evidencing ADSs together with a properly completed and duly executed ADS Letter of Transmittal and all other required documents, as described below under the section captioned “THE U.S. OFFER—Procedure for Tendering in the U.S. Offer—Holders of ADSs;” and

•	in the case of ADSs tendered by book-entry transfer, book-entry transfer of the ADSs to the DTC account of the U.S. Receiving Agent together with a properly completed and duly executed ADS Letter of Transmittal (or facsimile thereof), in either case with an original signature, or an Agent’s Message (as defined below) instead of the ADS Letter of Transmittal, and all other required documents, as described below under the section captioned “THE U.S. OFFER—Procedure for Tendering in the U.S. Offer—Holders of ADSs.”

Accordingly, payment may be made to tendering security holders at different times if delivery of the Securities and other required documents occur at different times. Under no circumstances will interest be paid by us on the purchase price for Securities pursuant to the U.S. Offer regardless of any delay in making such payments.

If we increase the purchase price to be paid for Securities pursuant to the Mexican Offer, we will pay such increased consideration for Securities purchased pursuant to the U.S. Offer.

The purchase price for the Securities accepted for payment pursuant to the U.S. Offer will be the U.S. dollar equivalent of the applicable Mexican peso price of the U.S. Offer, based on the Applicable Exchange Rate. The purchase price for the Series V Shares and Series A Shares tendered in the Mexican Offer will be paid, at the holder’s election, in Mexican pesos or in U.S. dollars equivalent to the applicable Mexican peso price, based on the Applicable Exchange Rate. However, individuals tendering Series V Shares and Series A Shares into the Mexican Offer will be entitled to elect to receive the purchase price in U.S. dollars only if they have an account in or outside Mexico into which they can receive payment in U.S. dollars and the information regarding such account has been provided to the Mexican Receiving Agent for their Series V Shares and Series A Shares. If you choose to tender into the Mexican Offer and elect to receive payment in Mexican pesos you will bear the risk of any fluctuation in the exchange rate after the consummation of the Offers if you later wish to convert such Mexican pesos into U.S. dollars or any other currency. Security holders should be aware that they will bear additional exchange rate risks should the U.S. Offer be extended.

If any tendered Securities are not purchased pursuant to the U.S. Offer for any reason, or if certificates are submitted for more Securities than are tendered, certificates for such unpurchased or untendered Securities will be returned (or, in the case of Securities tendered by book-entry transfer, such Securities will be credited to DTC or Indeval account of the tendering party, as the case may be), without expense to the tendering security holder, as promptly as practicable following the expiration or termination of the U.S. Offer.

Procedure for Tendering in the U.S. Offer—Holders of Series V Shares

When you tender your Series V Shares in accordance with the procedures described in this section and we accept your Series V Shares for payment, this will constitute a binding agreement between you and us, subject to the terms and conditions of the U.S. Offer. If you are not a Mexican resident and you are either a record holder or beneficial owner of Series V Shares and you wish to tender your Series V Shares in the U.S. Offer, you must do so by book-entry transfer as described below. You will not be able to tender in the U.S. Offer any Series V Shares in certificated form. If you hold Series V Shares in certificated form you should promptly contact any broker, dealer, bank, trust company, financial institution or other nominee who is a participant in the book-entry transfer system of Indeval and arrange for such a nominee to hold the Series V Shares on your behalf in book-entry form.

Any broker, dealer, bank, trust company or other nominee acting on your behalf that is a participant in Indeval may make delivery of Series V Shares by causing Indeval to transfer such Series V Shares into the Indeval account of GBM for the account of the U.S. Receiving Agent in accordance with the procedures of Indeval. In order to effect a tender of the Series V Shares you beneficially own, you should promptly contact your nominee and instruct it to tender such Series V Shares. If you hold your Series V Shares through a broker, dealer, bank, trust company or other nominee who is not an Indeval participant, such nominee, on your behalf, should promptly contact an Indeval participant and make arrangements for the tender of the Series V Shares into the Indeval account of GBM on or prior to the Expiration Date.

In order for a book-entry transfer to constitute a valid tender of your Series V Shares in the U.S. Offer, the Series V Shares must be tendered by your nominee who is an Indeval participant into the Indeval account of GBM for the account of the U.S. Receiving Agent and GBM must receive a properly completed and duly executed Acceptance Letter from the Indeval participant who tendered your Shares into its account prior to the expiration date of the U.S. Offer.

Matters concerning validity, eligibility and acceptance. All questions as to the form of documents and the validity, eligibility (including time of receipt) and acceptance for payment of any tender of Series V Shares will be determined by us, in our sole discretion, which determination shall be final and binding. We reserve the absolute right to reject any or all tenders of Series V Shares determined by us not to be in proper form or the acceptance for payment of or payment for which may, in the opinion of our counsel, be unlawful. We also reserve the absolute right to waive any defect or irregularity in any tender of Series V Shares. Neither we, the U.S. Receiving Agent, the Mexican Receiving Agent, the Information Agent nor any other person will be under any duty to give notification of any defect or irregularity in tenders or incur any liability for failure to give any such notification.

If you are in any doubt about the procedure for tendering Series V Shares into the U.S. Offer, please contact the Information Agent at its address and telephone number as it appears on the back cover of this U.S. Offer to Purchase.

ANY HOLDER OF SERIES V SHARES WHO IS NOT A MEXICAN RESIDENT MAY, AT ITS OPTION, TENDER ITS SERIES V SHARES INTO EITHER THE MEXICAN OFFER OR THE U.S. OFFER. SERIES V SHARES THAT ARE TENDERED (I) IN THE U.S. OFFER WILL BE PAID FOR IN U.S. DOLLARS AND (II) IN THE MEXICAN OFFER WILL BE PAID FOR IN U.S. DOLLARS OR MEXICAN PESOS, AT THE ELECTION OF THE HOLDER, PROVIDED THAT AN INDIVIDUAL HOLDER IS ENTITLED TO MAKE SUCH ELECTION ONLY IF IT HAS AN ACCOUNT IN OR OUTSIDE MEXICO INTO WHICH A PAYMENT IN U.S. DOLLARS CAN BE MADE AND THE INFORMATION REGARDING SUCH ACCOUNT HAS BEEN PROVIDED TO THE MEXICAN RECEIVING AGENT. ANY HOLDER OF SERIES V SHARES WHO DESIRES TO ACCEPT THE MEXICAN OFFER SHOULD READ CAREFULLY THE MEXICAN OFFER PROSPECTUS (FOLLETO INFORMATIVO) AND SHOULD FOLLOW THE PROCEDURES FOR TENDERING SERIES V SHARES INTO THE MEXICAN OFFER, A DESCRIPTION OF WHICH IS ATTACHED AS ANNEX II TO THIS U.S. OFFER TO PURCHASE.

Procedure for Tendering in the U.S. Offer—Holders of ADSs

To tender ADSs pursuant to the U.S. Offer:

•	if you hold ADSs in certificated form, a properly completed and duly executed ADS Letter of Transmittal (or a copy thereof with original signatures) together with the ADRs for the ADSs to be tendered and all other documents required by the ADS Letter of Transmittal must be received by the U.S. Receiving Agent at one of its addresses set forth on the back cover of this U.S. Offer to Purchase by the Expiration Date; or

•	if you hold ADSs in book-entry form, the ADSs must be delivered to the U.S. Receiving Agent pursuant to the procedures for book-entry transfer described below, and a confirmation of such delivery must be received by the Expiration Date by the U.S. Receiving Agent, as well as a properly completed and duly executed ADS Letter of Transmittal (or a copy thereof with original signatures) or an Agent’s Message, as defined below must be received by the Expiration Date by the U.S. Receiving Agent. Alternatively, you may be able to use the guaranteed delivery procedure described below.

The term “Agent’s Message” means a message, transmitted by DTC to, and received by, the U.S. Receiving Agent and forming a part of a book-entry confirmation which states that DTC has received an express acknowledgment from the participant tendering the ADSs which are the subject of such book-entry confirmation that such participant has received and agrees to be bound by the terms of the ADS Letter of Transmittal and that we may enforce such agreement against such participant.

Book-entry transfer.    The U.S. Receiving Agent will establish an account with respect to the ADSs with DTC for purposes of the U.S. Offer within two business days after the date of this U.S. Offer to Purchase, and any financial institution that is a participant in the Automated Tender Offer Program at DTC may make delivery of ADSs by causing DTC to transfer such ADSs into the U.S. Receiving Agent’s account in accordance with the procedures of DTC. Any broker, dealer, bank, trust company or other nominee acting on your behalf that is a participant at DTC may make delivery of ADSs by causing DTC to transfer such ADSs into the U.S. Receiving Agent’s account with DTC in accordance with the procedures of DTC. In order to effect a tender of the ADSs you beneficially own, you should promptly contact your broker, dealer, commercial bank, trust company or other nominee and request that the nominee tender your Securities for you.

In order for a book-entry transfer to constitute a valid tender of your ADSs in the U.S. Offer, a properly completed and duly signed ADS Letter of Transmittal or an Agent’s Message instead of the ADS Letter of Transmittal, and any other required documents must, in any case, be received by the U.S. Receiving Agent at one of its addresses set forth on the back cover of this U.S. Offer to Purchase by the Expiration Date.

DELIVERY OF THE ADS LETTER OF TRANSMITTAL AND ANY OTHER REQUIRED DOCUMENTS TO DTC DOES NOT CONSTITUTE DELIVERY TO THE U.S. RECEIVING AGENT.

Guaranteed Delivery Procedures.    If you are a holder of the ADSs and wish to tender your ADSs, but

•	the ADRs evidencing the ADSs are not immediately available;

•	time will not permit your ADRs evidencing the ADSs or other required documents to reach the U.S. Receiving Agent before the expiration of the U.S. Offer; or

•	the procedure for book-entry transfer cannot be completed before the expiration of the U.S. Offer,

you may effect a tender of your ADSs if:

•	the tender is made through a participant in the Securities Transfer Agents Medallion Program, or an “eligible guarantor institution” (as such term is defined in Rule 17Ad-15 under the Securities Exchange Act of 1934, as amended)

•	prior to the Expiration Date, the U.S. Receiving Agent receives from an “eligible guarantor institution” a properly completed and duly executed Notice of Guaranteed Delivery, substantially in the form we have provided, setting forth your name and address, and the amount of ADSs you are tendering and stating that the tender is being made by notice of guaranteed delivery; these documents may be delivered by hand, transmitted by facsimile transmission or mailed to the U.S. Receiving Agent; and

•	the U.S. Receiving Agent receives within three NYSE trading days after the date of execution of the Notice of Guaranteed Delivery, a properly completed and duly executed ADS Letter of Transmittal (or a facsimile thereof with an original signature), the ADRs for all physically tendered ADSs, in proper form for transfer, or a book-entry confirmation of transfer of such ADSs into the U.S. Receiving Agent’s account at DTC, including the Agent’s Message instead of an ADS Letter of Transmittal, as the case may be, with any required signature guarantees and any other documents required by the ADS Letter of Transmittal, will be deposited by the undersigned with the U.S. Receiving Agent.

Partial tenders.    If fewer than all of the ADSs evidenced by ADRs delivered to the U.S. Receiving Agent are to be tendered, the holder thereof should so indicate in the ADS Letter of Transmittal by filling in the number of ADSs which are to be tendered in the box entitled “Number of ADSs Tendered” in the ADS Letter of Transmittal. In such case, a new ADR for the untendered ADSs represented by the old ADR will be sent to the person(s) signing such ADS Letter of Transmittal (or delivered as such person properly indicates thereon) as promptly as practicable following the date the tendered ADSs are accepted for payment.

ALL ADSs DELIVERED TO THE U.S. RECEIVING AGENT WILL BE DEEMED TO HAVE BEEN TENDERED UNLESS OTHERWISE INDICATED. SEE INSTRUCTION 4 OF THE ADS LETTER OF TRANSMITTAL.

Signature guarantees.    Signatures on an ADS Letter of Transmittal or a notice of withdrawal, as the case may be, must be guaranteed unless you are either:

•	a registered holder of ADSs and have not completed the box entitled “Special Issuance Instructions” or “Special Delivery Instructions” on the ADS Letter of Transmittal; or

•	you are tendering ADSs for the account of an eligible guarantor institution.

An eligible guarantor institution means a financial institution that is a participant in the Security Transfer Agents Medallion Program, the Stock Exchange Medallion Program or The New York Stock Exchange, Inc. Medallion Signature Program.

If signatures on an ADS Letter of Transmittal or a notice of withdrawal are required to be guaranteed, the guarantor must be an eligible guarantor institution. If you plan to sign the ADS Letter of Transmittal but you are not the registered holder of the ADSs, you must have the ADS Letter of Transmittal signed by the registered holder of the ADSs and that signature must be guaranteed by an eligible guarantor institution. You may also send a separate instrument of transfer or exchange signed by the registered holder and guaranteed by an eligible guarantor institution, but that instrument must be in a form satisfactory to us in our sole discretion. In addition, if a person or persons other than the registered holder or holders of ADSs signs the ADS Letter of Transmittal, certificates for the ADSs must be endorsed or accompanied by appropriate stock powers, in either case signed exactly as the name or names of the registered holder or holders that appear on the certificates for ADSs.

Acceptance of U.S. Offer and representations by holder.    The tender of ADSs pursuant to any one of the procedures described above will constitute the tendering security holder’s acceptance of the U.S. Offer, as well as the tendering security holder’s representation and warranty that such security holder has the full power and authority to tender and assign the ADSs tendered free from all liens, equities, charges and encumbrances, as specified in the ADS Letter of Transmittal. Our acceptance for payment of ADSs tendered pursuant to the U.S. Offer will constitute a binding agreement between us and the tendering security holder containing the terms and conditions of the U.S. Offer.

Matters concerning validity, eligibility and acceptance.    All questions as to the form of documents and the validity, eligibility (including time of receipt) and acceptance for payment of any tender of ADSs will be determined by us, in our sole discretion, which determination shall be final and binding. We reserve the absolute right to reject any or all tenders of ADSs determined by us not to be in proper form or the acceptance for payment of or payment for which may, in the opinion of our counsel, be unlawful. We also reserve the absolute right to waive any defect or irregularity in any tender of ADSs. None of us, the U.S. Receiving Agent, the Mexican Receiving Agent, the Information Agent or any other person will be under any duty to give notification of any defect or irregularity in tenders or incur any liability for failure to give any such notification.

THE METHOD OF DELIVERY OF ADSs AND ALL OTHER REQUIRED DOCUMENTS, INCLUDING THROUGH DTC, IS AT THE OPTION AND RISK OF THE TENDERING SECURITY HOLDER AND THE DELIVERY WILL BE DEEMED MADE ONLY WHEN ACTUALLY RECEIVED BY THE U.S. RECEIVING AGENT. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ENSURE A TIMELY DELIVERY. REGISTERED MAIL WITH RETURN RECEIPT REQUESTED, PROPERLY INSURED, IS RECOMMENDED FOR ADRs SENT BY MAIL.

If you are in any doubt about the procedure for tendering ADSs into the U.S. Offer, please contact the Information Agent or the U.S. Receiving Agent, at their respective addresses and telephone numbers as they appear on the back cover of this Offer to Purchase.

Withdrawal Rights

Tenders of Series V Shares and ADSs made pursuant to the U.S. Offer are irrevocable, except that Series V Shares and ADSs tendered pursuant to the U.S. Offer may be withdrawn at any time prior to the Expiration Date, and, unless they previously have been accepted for payment pursuant to the U.S. Offer, may be withdrawn at any time after August 29, 2003.

For a withdrawal of tendered Securities to be effective, a written or facsimile transmission notice of withdrawal, in either case with original signature, must be timely received by the U.S. Receiving Agent at its address set forth on the back cover of this U.S. Offer to Purchase and must specify the name of the person who tendered the Securities to be withdrawn, the number of Securities to be withdrawn and the name of the registered holder of the Securities, if different from that of the person who tendered such Securities. For a withdrawal of tendered Securities to be effective, a signed notice of withdrawal must be submitted prior to the acceptance of such Securities for payment by us, together with, in the case of withdrawals of ADSs (except in the case of ADSs tendered by an eligible guarantor institution), signatures guaranteed by an eligible guarantor institution. In addition, such notice must specify, in the case of ADSs tendered by delivery of ADRs, the name of the registered holder (if different from that of the tendering security holder) and the serial numbers shown on the particular ADRs evidencing the ADSs to be withdrawn or, in the case of Securities tendered by book-entry transfer, the name and participant number at DTC or

Indeval, as the case may be, to be credited with the withdrawn Securities. Withdrawals may not be rescinded, and Securities withdrawn will thereafter be deemed not validly tendered for purposes of the U.S. Offer. However, withdrawn Securities may be re-tendered by again following one of the procedures described in this U.S. Offer to Purchase, as applicable, at any time prior to the Expiration Date. The withdrawal rights in the Mexican Offer are similar to the withdrawal rights in the U.S. Offer.

All questions as to the form and validity (including time of receipt) of any notice of withdrawal will be determined by us, in our sole discretion, which determination shall be final and binding. Neither we, the U.S. Receiving Agent, the Information Agent nor any other person will be under any duty to give notification of any defect or irregularity in any notice of withdrawal or incur any liability for failure to give any such notification.

Representations and Warranties of Tendering Security Holders

Each holder of Securities, by tendering its Securities in the U.S. Offer, irrevocably undertakes, represents, warrants and agrees (so as to bind the holder and the holder’s personal representatives, heirs, successors and assigns) as follows:

1.	in the event of tender of Series V Shares, that it is not a Mexican resident;

2.	that it has the full power and authority to tender and assign the Securities tendered, and that our acceptance for payment of Securities tendered pursuant to the U.S. Offer will constitute a binding agreement between us and the tendering security holder containing the terms and conditions of the U.S. Offer;

3.	that the tendering of its Securities (and in the case of ADSs, the execution of the ADS Letter of Transmittal) shall constitute: (i) an acceptance of the U.S. Offer in respect of the number of Securities identified therein, (ii) an undertaking to execute all further documents and give all further assurances which may be required to enable us to obtain the full benefit and to obtain title to the tendered Securities, and (iii) that each such acceptance shall be irrevocable, subject to the accepting holder not having validly withdrawn his or her acceptance;

4.	that the Securities in respect to which the U.S. Offer is accepted or deemed to be accepted are fully paid and non-assessable, sold free from all liens, equities, charges and encumbrances and together with all rights now or hereafter attaching thereto, including voting rights and the right to all dividends or other distributions hereafter declared, made or paid;

5.	that the tendering of its Securities (and in the case of ADSs, the execution of the ADS Letter of Transmittal) constitutes, subject to the accepting holder not having validly withdrawn his or her acceptance, the irrevocable appointment of the U.S. Receiving Agent and its directors and agents as such holder’s attorney-in-fact and an irrevocable instruction to the attorney-in fact to complete and execute any and all form(s) of transfer and/or other document(s) which are necessary or required at the discretion of the attorney-in-fact in order to transfer the Securities in respect of which the tendering holder of Securities has not validly withdrawn its tender, in our name or such other person or persons as we may direct, and to deliver such form(s) of transfer and/or other document(s) together with other document(s) of title relating to such Securities and to do all such other acts and things as may in the opinion of the attorney-in-fact be necessary or required for the purpose of, or in connection with, the acceptance of the U.S. Offer and to vest title to the Securities in us or our nominees as aforesaid;

6.	that the tendering of its Securities (and in the case of ADSs, the execution of the ADS Letter of Transmittal) constitutes, subject to the tendering holder of Securities not having validly withdrawn its tender, an irrevocable authority and request (i) to Iusacell and its directors, officers and agents, to procure the registration of the transfer of the Securities pursuant to the U.S. Offer and the delivery of any and all document(s) of title in respect thereof to us or our nominees; and (ii) to us or our agents, to record and act upon any instructions with regard to notices and payments which have been recorded in the records of Iusacell in respect of such holder’s holding(s) of Securities; and

7.	that it agrees to ratify each and every act or thing which may be done or effected by us or any of our directors or agents or Iusacell or its agents, as the case may be, in the proper exercise of the power and/or authorities of any such person.

Extension of Tender Period and Amendments

Movil Access may extend the U.S. Offer when its is required to do so by applicable laws and regulations.

If Movil Access makes a material change in the terms of the U.S. Offer or the information concerning the U.S. Offer, or if it waives a material condition of the U.S. Offer, Movil Access will extend the U.S. Offer to the extent required by Rules 14d-4, 14d-6 and 14e-1 under the Exchange Act. The minimum period during which an offer must remain open following material changes in the terms of the U.S. Offer or information concerning the U.S. Offer, other than a change in price or a change in the percentage of Series V Shares or ADSs sought, will depend upon the facts and circumstances then existing, including the relative materiality of the changed terms or information. With respect to a change in price or a change in the percentage of Series V Shares or ADSs sought, a minimum period of ten business days is generally required to allow for adequate dissemination to holders and investor response.

The Acquisition Agreement provides that Movil Access will not, without the express written consent of the Verizon Selling Shareholders and Vodafone, extend the Offers (except as provided below or as required by applicable law or regulation), impose additional conditions to the Offers, reduce the number of Securities sought in the Offers, decrease the purchase price in the Offers or change the form of consideration payable in the Offers, waive any of the Offer Conditions (except with respect to the condition that the Securities to be tendered by Verizon Selling Shareholders and Vodafone in the Offers shall not be subject to any lien, which condition may be waived in the sole discretion of Movil Access) or otherwise amend or modify any term of the Offers or terminate the Offers prior to the termination of the Acquisition Agreement. Notwithstanding the foregoing, Movil Access may, without the consent of the Verizon Selling Shareholders and Vodafone, modify or amend (but not extend) the Offers (provided that any such modification or amendment will not impose additional conditions to the Offers, reduce the number of Securities sought in the Offers or decrease the purchase price or change the form of consideration payable in the Offers) to the extent that such modifications or amendments do not adversely affect the offerees or to the extent required by applicable law or regulation.

The Acquisition Agreement provides that if on any date the Offers are scheduled to expire the Offer Conditions have not been satisfied (or waived with respect to the Offer Condition requiring that the Securities to be tendered into the Offers by the Verizon Selling Shareholders and Vodafone (and not withdrawn) shall not be subject to any lien), Movil Access will extend the Offers in increments of five business days until all the Offer Conditions have been satisfied (or waived with respect to the Offer Condition requiring that the Securities to be tendered into the Offers by the Verizon Selling Shareholders and Vodafone (and not withdrawn) shall not be subject to any lien). Movil Access, however, will not be required to extend the Offers to a date that is later than December 11, 2003.

No subsequent offering period is contemplated following the expiration of the initial offering period of the U.S. Offer in accordance with Rule 14d-11 of the Exchange Act.

SOURCES OF FUNDS

Movil Access has deposited US$10,000,000 into escrow (the “Escrow Amount”) with the Escrow Agent which is intended to finance the entire purchase price of the all of the Series A Shares, Series V Shares and ADSs in the Offers.

This amount represents the United States dollar equivalent of the sum of (i) Ps. 0.05712180 per Series A Share multiplied by 961,292,484 Series A Shares (i.e., the number of all of the outstanding Series A Shares as stated in Iusacell’s Form 20-F for the year ended December 31, 2002 and filed with the SEC on June 25, 2003) and (ii) Ps. 0.05712180 per Share multiplied by 900,732,310 Series V Shares (i.e., the number of all of the outstanding Shares, including Shares represented by ADSs, as stated in Iusacell’s Form 20-F for the year ended December 31, 2002 and filed with the SEC on June 25, 2003). The United States dollar equivalent of such Mexican peso amount was calculated as the average of the exchange rates reported on each of the five consecutive business days ending two business days prior to the June 12, 3003 by Reuters and Bloomberg on their FXBENCH page as the closing rate for the exchange of Mexican pesos and U.S. dollars. While Movil Access and Biper believe that the Escrow Amount is sufficient to purchase all of the outstanding Securities in the Offers, it is possible that the exchange rates between Mexican pesos and United States dollars may fluctuate such that the Escrow Amount may not be sufficient to purchase all of the Securities. In such event, Biper and Movil Access have on deposit in cash or cash equivalents sufficient funds to finance any such shortfall.

OUR PLANS FOR IUSACELL

The purpose of the U.S. Offer and the Mexican Offer is to enable us to acquire control of Iusacell. We anticipate that we will own at least 73.9% of the outstanding capital stock of Iusacell upon our completion of the Offers (assuming the tender and non-withdrawal of Series A Shares and Series V Shares by the Verizon Selling Shareholders and Vodafone), and our designees are expected to constitute at least the majority of the Iusacell board of directors.

Iusacell is highly leveraged and has insufficient cash flow from operations and cash on hand to meet its debt obligations. Following the consummation of the Offers, Movil Access and Biper expect to engage in discussions and negotiations in connection with a possible restructuring of the obligations of Iusacell and/or its subsidiaries with (i) the holders of the 2006 Notes issued pursuant to the Indenture dated as of December 16, 1999 by and among Iusacell, Verizon Communications Inc. and The Bank of New York, as trustee; (ii) the holders of the 2004 Notes issued pursuant to the Opco Indenture; (iii) the lenders party to the Opco Credit Agreement; and (iv) other creditors of Iusacell and/or any of its subsidiaries.

Except as may be required in connection with a restructuring, Movil Access is not presently contemplating to sell any significant asset of Iusacell or merge Iusacell with or into any other company. At this time, Movil Access does not contemplate making any capital contribution to Iusacell.

It is our intention to negotiate a favorable restructuring plan with such creditors so that Iusacell may continue its operations, and become profitable. However, there is no certainty that such restructuring plan will be implemented, that our discussions with Iusacell’s creditors will be successful or that even if such negotiations are successful, that Iusacell will be profitable in the near or long term. In connection with such restructuring, the assets, liabilities, business operations and capital and operating structure of Iusacell could be substantially changed, and Iusacell could engage in mergers, sales of material assets or similar transactions, and there can be no assurance that such changes or actions would not have an adverse impact on Iusacell or its then existing shareholders. See “FINANCIAL POSITION OF IUSACELL.”

EFFECTS OF THE OFFERS ON THE MARKET FOR THE SHARES; EXCHANGE ACT REGISTRATION

The Offers could have the effects on the Series A Shares, Series V Shares and ADSs as described below:

Continued Listing on the New York Stock Exchange and Mexican Stock Exchange. Assuming that all of Iusacell’s Series A Shares, Series V Shares and ADSs are not acquired by us in the Offers, we presently anticipate that Iusacell will continue to maintain its listing on the New York Stock Exchange and Mexican Stock Exchange following our consummation of the Offers. However, it is possible that, due to decreases in trading volume and the number of ADS holders following the purchase of ADSs pursuant to the U.S. Offer, the ADSs will no longer meet the continued listing requirements of the New York Stock Exchange discussed below. If the ADSs fail to meet the continued listing requirements, the NYSE may choose, at its discretion, to delist the ADSs. Similarly, it is possible that, due to decreases in trading volume and the number of holders of Series A Shares and Series V Shares following the purchase of Series A Shares and Series V Shares pursuant to the U.S. Offer and the Mexican Offer, Iusacell will no longer meet the continued listing requirements of the Mexican Stock Exchange as discussed below. If Iusacell fails to meet the continued listing requirements, the Mexican Stock Exchange may choose at its discretion to suspend the quotation of the Series A Shares and Series V Shares.

Possible Delisting from the New York Stock Exchange.    According to the NYSE’s published guidelines, the NYSE would consider delisting the ADSs if, among other things, (i) the number of holders of ADSs (including beneficial holders of shares of ADSs held in the names of NYSE member organizations in addition to holders of record) should fall below 1,200 and the average monthly trading volume of shares of the ADSs for the most recent 12 months should be less than 100,000 ADSs, (ii) the number of publicly held ADSs should fall below 600,000 (exclusive of the holdings of officers, directors or their immediate families and other concentrated holdings of 10% or more), (iii) the average global market capitalization over a 30 trading-day period is less than US$50,000,000 and the stockholders’ equity is less than US$50,000,000, (iv) the average global market capitalization over a 30 trading-day period is less than US$15,000,000, (v) the average closing price of an ADS is less than $1.00 over a 30 trading-day period, (vi) an intent to file under any of the sections of the bankruptcy law has been announced or a filing has been made and Iusacell is committed to proceed, (vii) the ADSs are no longer registered under the Exchange Act, or (viii) the number of holders of ADSs (including beneficial holders of ADSs held in the names of NYSE members organizations in addition to holders of record) should fall below 400.

If the NYSE were to delist the ADSs, it is possible that the ADSs would continue to trade on other securities exchanges or in the over-the-counter market and that price quotations would be reported by such exchanges or through the Nasdaq Stock Market, Inc.’s National Market System or other sources. However, the extent of the public market for the ADSs and the availability of such quotations would depend upon such factors as the number of stockholders or the aggregate market value of the ADSs remaining at such time, the interest in maintaining a market in the ADSs on the part of securities firms, the possible termination of registration under the Exchange Act (as described below) and other factors.

Possible Delisting from the Mexican Stock Exchange.    According to the Mexican Stock Exchange, a public Mexican company must comply with the following requirements in order to maintain its registration before the Registro Nacional de Valores (“RNV”) (i.e., the Mexican National Securities Registry): (i) a minimum public float of 12%; (ii) at least 100 investors within the general public; (iii) a minimum trading volume; (iv) a minimum number of outstanding shares and (v) a minimum price per share, as provided in the guidelines of the Mexican Stock Exchange Regulations, among others. Compliance with requirements (iii) and (v) above and of the financial condition of the company must be confirmed semiannually and compliance with the other requirements must be confirmed annually by the Mexican Stock Exchange. If a company does not comply with these requirements, then the CNBV could require such company to submit a program to remedy its default. If the company does not comply with such program, then the Mexican Stock Exchange may temporarily suspend quotation of the company’s shares and may ultimately suspend quotation permanently. If, following the consummation of the Offers, we decide, or Iusacell is required, to delist the Series A Shares and/or Series V Shares from the Mexican Stock Exchange, and there still remain securities of Iusacell outstanding other than those owned by us, then, to the extent required under Mexican regulations, prior to the deregistration of the Series A Shares and Series V from the RNV, and their delisting from the Mexican Stock Exchange, we will deposit in a trust for a period of at least six months the funds, in Mexican pesos, that would be required to purchase all the Iusacell securities outstanding after the Offers, other than those owned by us, at the same Mexican peso price paid in the Mexican Offer. After any delisting of the Series A Shares and Series V Shares from the Mexican Stock Exchange, we may cause Iusacell to carry out a reverse stock split in order to eliminate for cash, at the same Mexican peso price paid in the Mexican Offer, the outstanding Securities held by any remaining security holders other than us in accordance with Mexican law. However, there can be no assurance as to when or if such steps will occur.

Market for Shares.    The purchase of Series V Shares and ADSs pursuant to the Offers will reduce the number of Series V Shares and ADSs that might otherwise trade publicly and could adversely affect the liquidity and market value of the remaining shares of Series V Shares and ADSs held by the public.

Exchange Act Registration.    The ADSs and Series V Shares are each currently registered under the Exchange Act. Assuming that all of Iusacell’s Series A Shares, Series V Shares and ADSs are not acquired by us in the Offers, we presently anticipate that Iusacell will continue to maintain such registration under the Exchange Act. Such registration may be terminated, however, upon application of Iusacell to the SEC if the ADSs and Series V Shares are neither listed on a national securities exchange nor held by 300 or more holders of record. Termination of registration under the Exchange Act would substantially reduce the information required to be furnished by Iusacell to its shareholders and to the SEC and would make certain provisions of the Exchange Act no longer applicable to Iusacell, such as the requirement of furnishing an annual report to shareholders. Furthermore, the ability of

“affiliates” of Iusacell and persons holding “restricted securities” of Iusacell to dispose of such securities pursuant to Rule 144 promulgated under the Securities Act of 1933, as amended, may be impaired or eliminated. However, even if Iusacell’s registration under the Exchange Act is terminated, Opco will continue to be subject to the reporting requirements of the Exchange Act to the extent Opco’s debt securities continue to be registered under the Exchange Act and, even if Opco’s registration under the Exchange Act is terminated, Opco will continue to be required by the terms of the Opco Indenture to file annual reports on Form 20-F and other reports pursuant to the Exchange Act. Accordingly, until such debt securities are no longer registered under the Exchange Act or the Opco Indenture is no longer in effect, shareholders of Iusacell will continue to have access to public information relating to Opco.

Margin Regulations.    The ADSs are currently “margin securities” under the regulations of the Board of Governors of the Federal Reserve System, which regulations have the effect, among other things, of allowing brokers to extend credit on the collateral of ADSs for the purpose of buying, carrying or trading in securities (“Purpose Loans”). Depending upon factors, such as the number of record holders of ADSs and the number and market value of publicly held shares of ADSs, following the purchase of shares of ADSs pursuant to the Offer, the ADSs might no longer constitute “margin securities” for purposes of the Federal Reserve Board’s margin regulations and, therefore, could no longer be used as collateral for Purpose Loans made by brokers.

CERTAIN TAX CONSIDERATIONS

Material U.S. Federal Income Tax Consequences.

The following is a summary of the material United States federal income tax consequences of the U.S. Offer to holders of Securities whose Securities are tendered and accepted for payment in the U.S. Offer. The discussion is for general information only and does not purport to consider all aspects of United States federal income taxation that might be relevant to holders of Securities. The discussion is based on current provisions of the Internal Revenue Code of 1986, as amended (the “Code”), existing, proposed and temporary regulations promulgated thereunder and administrative and judicial interpretations thereof, all of which are subject to change, possibly with a retroactive effect. The discussion applies only to holders of Securities who hold their Securities as capital assets within the meaning of Section 1221 of the Code. This discussion does not apply to Securities received pursuant to the exercise of employee stock options or otherwise as compensation, or to certain types of holders who may be subject to special rules such as the following:

•	insurance companies;

•	regulated investment companies;

•	common trust funds;

•	tax-exempt organizations;

•	real estate investment trusts;

•	grantor trusts;

•	dealers or traders in securities or currencies;

•	holders that have a “functional currency” other than the U.S. dollar;

•	banks or other financial institutions;

•	holders who have acquired the Securities as part of a straddle, hedge, conversion transaction or other integrated investment; or

•	persons who own or owned, directly or indirectly, 10% or more of the total combined voting power of all classes of stock of Iusacell entitled to vote.

Except as specifically set forth herein, this discussion does not consider the effect of any foreign, state or local tax laws nor does it discuss the United States federal income tax consequences to any holder of Securities who, for United States federal income tax purposes, is not a “U.S. Holder” (as defined below). As used in this discussion, the term “U.S. Holder” means a beneficial owner of Securities that is any of the following for United States federal income tax purposes:

•	an individual who is a citizen or resident of the United States;

•	a corporation or partnership, or other entity treated as a corporation or partnership, created or organized under the laws of the United States or any State or any political subdivision thereof;

•	an estate the income of which is subject to United States federal income taxation regardless of its source; or

•	a trust, if a United States court is able to exercise primary supervision over the trust’s administration and one or more United States persons have the authority to control all of the trust’s substantial decisions.

If a partnership or other entity treated as a pass-through for United States federal income tax purposes holds Securities, the tax treatment of an owner of such entity will depend upon the status of the partner or the owner of such entity and the activities of the entity. If a U.S. Holder is a partner of a partnership holding Securities or an owner of another entity holding Securities which is treated as a pass-through for United States federal income tax purposes, such holder is urged to consult its tax advisors.

Sale of Series V Shares and/or ADSs.    The sale of Securities for cash pursuant to the U.S. Offer will be a taxable transaction for United States federal income tax purposes and possibly for state, local and foreign income tax purposes as well. In general, a U.S. Holder who sells Securities pursuant to the U.S. Offer will recognize gain or loss for United States federal income tax purposes equal to the difference, if any, between the amount of cash received and the holder’s adjusted tax basis in the Securities sold pursuant to the U.S. Offer. Gain or loss will be determined separately for each block of Securities (i.e., Securities acquired at the same cost in a single transaction) tendered pursuant to the U.S. Offer. Such gain or loss will be long-term capital gain or loss provided that a holder’s holding period for such Securities is more than one year at the time of the consummation of the U.S. Offer. Long-term capital gains recognized by an individual upon a disposition of Securities are eligible for reduced rates of taxation. Certain limitations apply to the deductibility of a holder’s capital losses.

U.S. holders are urged to consult their own tax advisors as to the proper source of any gain recognized with respect to the sale of Securities pursuant to the U.S. Offer under their particular circumstances for foreign tax credit purposes.

The conversion of ADSs by U.S. Holders in exchange for Series V Shares will not be taxable for United States federal income tax purposes. U.S. Holders should take an adjusted tax basis in the Series V Shares immediately after such exchange equal to their adjusted tax basis immediately before such exchange in the ADSs exchanged therefor, plus the amount of the fee paid to the U.S. Receiving Agent in order to effectuate such conversion.

Subject to the discussion below under “Information Reporting and Backup Withholding,” a Non-U.S. Holder of Securities generally will not be subject to U.S. federal income or withholding tax on any gain realized on the sale or exchange of such Securities unless (1) such gain is effectively connected with the conduct by such Non-U.S. Holder of a trade or business in the United States or (2) in the case of any gain realized by an individual Non-U.S. Holder, such holder is present in the United States for 183 days or more in the taxable year of such sale or exchange and certain other condition are met.

Passive Foreign Investment Company.    The above discussion assumes that Iusacell is not a passive foreign investment company (“PFIC”) with respect to any holder of Securities. Generally, Iusacell would be a PFIC with respect to a U.S. Holder if, during any year during such holder’s holding period, 75% or more of Iusacell’s annual gross income consisted of certain “passive” income or 50% or more of the average value of Iusacell’s assets in any such year consisted of assets that produced, or were held for the production of, such passive income. Based on information provided in Iusacell’s Annual Report on Form 20-F for the year ended December 31, 2002, Movil Access does not believe that Iusacell is a PFIC for the current year, and we assume that Iusacell was not a PFIC with respect to any previous year.

If Iusacell were a PFIC with respect to any U.S. Holder, such holder generally would be required to pay an interest charge together with tax calculated at the maximum ordinary income tax rate with respect to all or a portion of its gain from the sale of Securities for cash pursuant to the U.S. Offer. This special PFIC rule generally would not apply to the sale of Securities for cash pursuant to the U.S. Offer, however, if, in the first year of such holder’s ownership of Securities that Iusacell was a PFIC (“Initial Year”), the holder either (x) made an election to treat Iusacell as a qualified electing fund to include in income on a current basis such holder’s share of the income or gain of Iusacell (“QEF Election”) or (y) made an election (“Mark-to-Market Election”) to recognize on a current basis increases or decreases in the value of the holder’s Securities. If the holder did not make a QEF Election in the Initial Year but did make a QEF Election in a subsequent year, the special PFIC rule also generally would not apply if such holder had made an additional election (“Purging Election”) to include certain amounts in income with respect to its Securities in the year the Purging Election was made.

Any U.S. Holder who believes that Iusacell is or may be a PFIC with respect such holder is urged to consult its tax advisors.

Information Reporting and Backup Withholding.    A U.S. Holder whose Securities are purchased in the U.S. Offer may be subject to information reporting. In addition, a U.S. Holder of Securities may be subject to backup withholding at the rate of 28% on the proceeds from the sale of Securities pursuant to the U.S. Offer unless such holder is an exempt recipient (such as a corporation) or provides the respective U.S. or Mexican Receiving Agent with the holder’s correct taxpayer identification number and certifies that such holder is exempt from or otherwise not subject to backup withholding by completing the Substitute Form W-9 included with the ADS Letter of Transmittal. Backup withholding is not an additional tax. The amount of any backup withholding will be allowed as a credit against the United States federal income tax liability of any holder subject to backup withholding. In addition, procedures are available to holders subject to backup withholding to obtain a refund of the amount of any excess backup withholding. For further information concerning backup withholding and instructions for completing the Substitute Form W-9, consult the enclosed “Guidelines for Certification of Taxpayer Identification Number on Substitute Form W-9.”

BECAUSE INDIVIDUAL CIRCUMSTANCES MAY DIFFER, HOLDERS OF SECURITIES ARE URGED TO CONSULT THEIR TAX ADVISORS TO DETERMINE THE APPLICABILITY OF THE RULES DISCUSSED ABOVE AND THE SPECIFIC TAX CONSEQUENCES OF THE U.S. OFFER TO THEM, INCLUDING THE APPLICATION AND EFFECT OF THE ALTERNATIVE MINIMUM TAX, AND ANY STATE, LOCAL AND FOREIGN TAX LAWS AND OF CHANGES IN SUCH LAWS.

Material Mexican Income Tax Consequences

Iusacell is a company incorporated and existing under Mexican law. Generally, under the Mexican Income Tax Statute (“MITS”), the sale of stock issued by a Mexican company generates Mexican-source income that is subject to income tax in Mexico, without regard to the tax residency of the seller. However, gain from the sale of stock of a Mexican company that is traded over a recognized securities market is exempt from Mexican income tax in certain cases, as described below.

Mexican Residents

•

Mexican resident individuals who were not security holders of Iusacell when its securities became publicly traded.    A Mexican resident individual who derives income from the sale of stock of a Mexican company in a sale of shares over a recognized securities exchange designated as such under the Ley de Mercado de Valores, which we refer to as the “Mexican Securities Law,” or a securities exchange located in a country with which Mexico has entered into a double taxation treaty is exempt from Mexican income tax on such sale. The same tax treatment is applicable to the sale of depositary receipts issued by a non-Mexican financial institution with reference to stock of a Mexican entity, such as the ADSs, that are traded in a non-Mexican recognized securities exchange, located in a country with which Mexico has entered into a double taxation treaty.

•	Mexican resident individuals who were security holders of Iusacell when its securities became publicly traded. Income derived by individuals who were security holders of Iusacell when its securities became publicly traded (i.e., Iusacell registered before the RNV) will qualify for the exemption only if the following conditions are met:

•	five uninterrupted years have elapsed since the initial public offering of Iusacell;

•	at least 35% of the subscribed and paid stock of Iusacell is publicly traded, as defined by the Mexican administrative regulations issued by the Ministry of Finance and Public Credit;

•	the tender offer comprises all the classes of stock of Iusacell and is at the same price per share for all security holders, and

•	all security holders are entitled to accept more favorable offers, without incurring any penalties.

Failure to comply with any of the requirements mentioned above will cause the sale to be taxable for that particular security holder.

•	Mexican resident entities. Mexican resident entities will be subject to income tax in Mexico for capital gains derived from the sale of stock over a securities exchange at the Mexican statutory corporate tax rate of 34%.

Non-Mexican Residents

In general, the sale of stock issued by a Mexican company will create Mexican-source income that is taxable to a non-Mexican resident in Mexico. Certain exemptions apply to stock or depositary receipts that are traded over a recognized securities market, as described below:

•	Non-Mexican resident individuals who were not security holders of Iusacell when its securities became publicly traded. The sale of stock by a non-Mexican resident individual in a transaction traded over a recognized securities exchange designated as such under the Mexican Securities Law or a recognized securities exchange located in a country with which Mexico has entered into a double taxation treaty is exempt from income tax in Mexico. The same tax treatment is applicable to depositary receipts issued by a non-Mexican financial institution with reference to stock issued by a Mexican entity, such as the ADSs, that are traded in a non-Mexican securities exchange located in a country with which Mexico has entered into a double taxation treaty.

•	Non-Mexican resident individuals who were security holders of Iusacell when its securities became publicly traded. In tender offers, income derived by non-Mexican resident individuals who were security holders of Iusacell when its securities became publicly traded (i.e., Iusacell was registered before the RNV) will be exempt if the conditions mentioned above under the caption “—Mexican resident individuals—Mexican resident individuals who were security holders of Iusacell when its securities became publicly traded” are met. Otherwise, such individual will be taxed.

•	Non-Mexican resident entities that were not security holders of Iusacell when its securities became publicly traded. The sale of stock by a non-Mexican resident entity in a transaction traded over a recognized securities exchange designated as such under the Mexican Securities law or a recognized securities exchange located in a country with which Mexico has entered into a double taxation treaty is exempt from income tax in Mexico. The same tax treatment is applicable to depository receipts issued by a non-Mexican financial institution with reference to stock issued by a Mexican entity, such as the ADS’s, that are traded in a recognized non-Mexican securities exchange located in a country with which Mexico has entered into a double taxation treaty.

•	Non-Mexican resident entities that were security holders of Iusacell when its securities became publicly traded. As in the case of non-Mexican resident individuals, should a non-Mexican resident entity be a security holder of Iusacell at the time its securities became publicly traded, the conditions mentioned above under the caption “– Mexican Residents” will have to be met in order for the sale in a public tender offer to be exempted from income tax in Mexico.

For Iusacell shares acquired on or after January 1, 2002 under the MITS, for purposes of computing taxable income, the tax basis in shares of Iusacell is the tax basis of the shares being transferred under the normal tax basis rules as provided in the MITS (i.e., the acquisition price, plus (minus) certain adjustments).

For Iusacell shares placed among the public at large acquired before January 1, 2002, under applicable regulations, for purposes of computing taxable income, the taxpayer can opt to apply the tax basis of the shares being transferred under the normal tax basis rules as provided in the MITS, or to apply as tax basis the average of the last twenty two transactions realized with such shares during 2001. If such transactions are “unusual” with regards to the number and volume of transactions realized, then the taxpayer must take into consideration the last stock quotes of the day of the last six months of 2001.

Mexican Withholding Tax Consequences

•	Withholding tax consequences for non-Mexican residents. If the sale is taxable to a non-Mexican resident (whether such resident is an individual or an entity), when the “acquirer of the stock” is a Mexican resident or a foreign resident with a permanent establishment in Mexico, the acquirer will have to withhold 25% of the gross income derived from the transaction. Alternatively, the acquiror may withhold 34% on the gain when the seller has a legal representative in Mexico, opts to pay a 34% tax rate on the gain derived from the transaction, and complies with the requirements under the MITS regulations.
•	Withholding tax consequences for Mexican resident individuals. If the sale is taxable to an individual Mexican resident, when the “acquirer of the stock” is a Mexican resident or a foreign resident with a permanent establishment in Mexico, the acquirer will have to withhold 20% of the gross income derived from the transaction. Alternatively, the acquirer may withhold less if the seller gives a notice to the acquirer stating that the transaction will generate a lower tax and files an certified accountant’s report complying with the requirements pursuant to the regulations of the MITS.
•	Withholding tax consequences for Mexican resident entities. Under the MITS, the “broker in charge of the sale” has no obligation to withhold from the proceeds of the sale payable to a Mexican resident entity.

Withholding tax consequences for U.S. beneficiaries of the U.S.-Mexican Tax Treaty. Mexico has entered into certain treaties to avoid double taxation, pursuant to which Mexico will not tax capital gains in certain cases, if the effective beneficiary is resident of a country with which Mexico has entered into such a treaty. In the case of the U.S.-Mexico Treaty, Mexico will be precluded from imposing taxes on capital gains, unless any of the following cases apply: (i) 50% or more of the value of such U.S. entity’s shares is represented by real estate situated in Mexico; (ii) the U.S. holder owned more than 25% of the outstanding shares (including ADSs) of Iusacell, directly or indirectly, during the preceding 12-month period; or (iii) the gain is attributable to a permanent establishment of the U.S. holder in Mexico. The application of the treaty will override any Mexican internal provision in this respect.

BECAUSE INDIVIDUAL CIRCUMSTANCES MAY DIFFER, YOU SHOULD CONSULT YOUR TAX ADVISOR REGARDING THE APPLICABILITY OF THE RULES DISCUSSED ABOVE TO YOU AND THE PARTICULAR TAX EFFECTS TO YOU OF THE OFFERS.

INFORMATION AGENT, U.S. RECEIVING AGENT AND OTHER EXPENSES

Except as set forth below, neither Movil Access nor Biper will pay any fees or commissions to any broker, dealer or other person for soliciting tenders of Series V Shares and ADSs pursuant to the U.S. Offer.

We have retained The Bank of New York to act as the U.S. Receiving Agent in connection with the tender of the Series V Shares and ADSs in the U.S. Offer. We have retained GBM Grupo Bursátil Mexicano, S.A. de C.V., Casa de Bolsa to act as the Mexican Receiving Agent in connection with the tender of the Series A Shares and Series V Shares in the Mexican Offer. The U.S. Receiving Agent and the Mexican Receiving Agent have not been retained to make solicitations or recommendations in their respective roles as U.S. Receiving Agent and Mexican Receiving Agent. The U.S. Receiving Agent and the Mexican Receiving Agent will receive reasonable and customary compensation for their respective services, will be reimbursed for certain reasonable out-of-pocket expenses and will be indemnified against certain liabilities in connection therewith, including certain liabilities under the U.S. federal securities laws.

We have retained D.F. King & Co., Inc. to act as the Information Agent in connection with the U.S. Offer. The Information Agent may contact holders of Securities by mail, telephone, facsimile, and personal interviews and may request brokers, dealers and other nominee security holders to forward materials relating to the U.S. Offer to beneficial owners. The Information Agent will receive reasonable and customary compensation for its services, will be reimbursed for certain reasonable out-of-pocket expenses and will be indemnified against certain liabilities in connection therewith, including certain liabilities under the U.S. federal securities laws.

Brokers, dealers, commercial banks and trust companies will be reimbursed by Movil Access for customary mailing and handling expenses incurred by them in forwarding offering materials to their customers.

CERTAIN LEGAL MATTERS; REGULATORY APPROVALS

Based on our examination of publicly available information filed by Iusacell with the SEC and other publicly available information concerning Iusacell, except for actions or approvals by the SEC, FCC, CNBV, and the Mexican Stock Exchange, we are not aware of:

•	any governmental license or regulatory permit that appears to be material to Iusacell’s business that might be adversely affected by our acquisition of Securities as contemplated herein;
•	any approval or other action by any government or governmental administrative or regulatory authority or agency, domestic or foreign, that would be required for the acquisition or ownership of Securities by us as contemplated herein; or
•	any approval or other action by any government or governmental administrative regulatory authority or agency, domestic or foreign, or any consent, waiver or other approval that would be required as a result of or in connection with the U.S. Offer.

Should any such approval or other action be required, we currently contemplate that such approval or other action will be sought. We are unable to predict whether such approval or other action may determine that we are required to delay the acceptance for payment of or payment for Securities tendered pursuant to the U.S. Offer pending the outcome of any such matter. There can be no assurance that any such approval or other action, if needed, would be obtained or would be obtained without substantial conditions or that if such approvals were not obtained or such other actions were not taken adverse consequences might not result to Iusacell’s business or certain parts of Iusacell’s business might not have to be disposed of. Our obligation under the U.S. Offer to accept for payment and pay for Securities is subject to certain conditions as described above under the caption “THE U.S. OFFER – Certain Conditions to the U.S. Offer.”

FCC 214 License. It is a condition to the consummation of the Offers that Movil Access obtain the approval of the FCC for the transfer of the FCC 214 License (the “Required FCC Consent”). If the Required FCC Consent is not obtained on or prior to (i) July 14, 2003, and Movil Access and Biper will have so requested or (ii) September

12, 2003, the Verizon Selling Shareholders and Vodafone will use their commercially reasonable efforts to cause Iusacell and its subsidiaries to transfer, assign and sell to one or more of the Verizon Selling Shareholders all of the shares of, or all or substantially all of the assets of, Iusatel USA, Inc., a subsidiary of Iusacell, as may be required to transfer, assign and sell the FCC 214 License to one or more of the Verizon Selling Shareholders (the “Initial FCC 214 License Transfer”). The Initial FCC 214 License Transfer will be effected at fair market value and will be evidenced by a contract of purchase and sale the terms and conditions of which will be acceptable to Movil Access and Biper acting reasonably.

The consummation of the Initial FCC 214 License Transfer will be deemed to constitute the satisfaction of the Offer Condition requiring that the Required FCC Consent shall be obtained. The Verizon Selling Shareholders will transfer, assign and sell to one or more of Movil Access and Biper, Iusacell or any of its subsidiaries all of the shares or assets acquired by one or more of the Verizon Selling Shareholders pursuant to the Initial FCC 214 License Transfer (the “Subsequent FCC 214 License Transfer”) promptly upon receipt of all necessary approvals from all applicable governmental entities. The obligations of the parties to the Acquisition Agreement to effect the Subsequent FCC 214 License Transfer will terminate six months following the date of the Initial FCC 214 License Transfer. The Subsequent FCC 214 License Transfer will be effected at and will be evidenced by a contract of purchase and sale having terms and conditions which will be at the same price and shall otherwise be the same in all material respects as the contract of purchase and sale evidencing the Initial FCC 214 License Transfer.

Exemptive relief. In order to facilitate the making of the U.S. Offer, we have requested from the SEC relief with respect to certain rules promulgated under the Exchange Act. In particular, we have requested the following:

•	exemptive relief from the provisions of Rule 14d-10(a)(1) under the Exchange Act to permit the dual U.S. and Mexican offer structure described in this U.S. Offer to Purchase; and

•	exemptive relief from the provisions of Rule 14e-5 under the Exchange Act. Rule 14e-5 prohibits a person making a tender offer for an equity security registered under Section 12 of the Exchange Act from, directly or indirectly, purchasing or making any arrangement to purchase such equity or any security convertible into, or exchangeable for such equity security, otherwise than pursuant to a tender offer, from the time the offer is publicly announced until its expiration. Accordingly, in the absence of the exemptive relief, the application of Rule 14e-5 may be construed as prohibiting us from arranging to purchase or purchasing Series V Shares in the Mexican Offer. The exemption from Rule 14e-5 would permit us and our affiliates to make arrangements to purchase and purchase Series V Shares pursuant to the Mexican Offer.

On June 24, 2003, the SEC granted the relief described above.

INFORMATION REGARDING IUSACELL

General

The information contained in this U.S. Offer to Purchase regarding Iusacell is derived from or is based upon reports and other documents on file with the SEC, including Iusacell’s Annual Report on Form 20-F for the year ended December 31, 2002 and filed with the SEC on June 25, 2003 and other publicly available data. Although we do not have any knowledge that would indicate that any statements contained herein based on such reports or documents are untrue, we do not take any responsibility for the accuracy or completeness of the information contained in such reports and other documents or for any failure by Iusacell to disclose events that may have occurred and may affect the significance or accuracy of any such information but that are unknown to us.

Iusacell is subject to the informational requirements of the Exchange Act. Accordingly, Iusacell files reports and other information with the SEC. Iusacell also furnishes to its shareholders annual reports, which include financial statements audited by its independent certified public accountants, and other reports which the law requires Iusacell to send to its shareholders. You may read and copy any reports or other information that Iusacell files with the SEC at the SEC’s public reference room at Judiciary Plaza, 450 Fifth Street N.W., Washington, D.C. 20549 or at the website maintained by the SEC at http://www.sec.gov. You may obtain information on the operation of the public reference room by calling the SEC at 1-800-SEC-0330. These reports and other information may also be inspected at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005. As a foreign private issuer, Iusacell is not required to furnish proxy statements to holders of Series V Shares or ADSs.

According to Iusacell’s Annual Report on Form 20-F filed for the year ended December 31, 2002 filed by Iusacell with the SEC on June 25, 2003, Iusacell is a leading wireless telecommunications service provider in Mexico with nearly 2.1 million mobile wireless customers at December 31, 2002. Iusacell holds and operates concessions in the 800 megaherz (MHz) band to provide cellular wireless services in five contiguous geographic regions comprising all of central and southern Mexico, and in the 1900 MHz band to provide personal communications services (PCS) wireless services in two of the four regions in northern Mexico. Iusacell’s service regions include Mexico City, Monterrey, Tijuana, Guadalajara, Leon, Puebla, Cancun, and Merida, and combined represent approximately 91 million points of presence (POPs) comprising 90% of Mexico’s total population. Iusacell’s principal office is located at Prolongacion Paseo de la Reforma 1236, Colonia Santa Fe, Delegacion Cuajimalpa, 05348 Mexico, D.F. Its telephone number is +52-55-5109-4400.

During the last five years, none of Movil Access, Biper or, to the best of their knowledge, any of the persons listed in Annex I to this U.S. Offer to Purchase (i) has been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or (ii) was a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining future violations of, or prohibiting activities subject to, federal or state securities laws or finding any violation of such laws.

Except as described in this U.S. Offer to Purchase, none of Movil Access, Biper or, to the best of their knowledge, any of the persons listed in Annex I to this U.S. Offer to Purchase, or any associate or majority-owned subsidiary of Movil Access or Biper or, to the best of their knowledge, any associate or majority-owned subsidiary of any of the persons listed in Annex I to this U.S. Offer to Purchase, (i) beneficially owns or has any right to acquire, directly or indirectly, any equity securities of Iusacell and (ii) effected any transaction in such equity securities during the past 60 days.

Capital Stock

According to publicly available information concerning Iusacell filed with the SEC, including its Annual Report, for the period ended December 31, 2002, there were 900,732,310 Series V Shares outstanding, and 961,292,484 Series A Shares outstanding (including those in the form of ADSs).

Price Range Of Securities

Price Range for Series V Shares.    The Series V Shares are listed and traded on the Mexican Stock Exchange under the symbol “CEL.” The following table sets forth, for the periods indicated, the quarterly high and low per Series V Share closing prices of the Series V Shares in Mexican pesos. The following information reflects nominal Mexican peso amounts as of the trade dates and has not been restated in constant Mexican pesos.

	Mexican Stock Exchange Pesos per Share
	High	Low
Calendar Year 2001:
First Quarter	Ps.13.19	Ps.7.49
Second Quarter	8.20	6.19
Third Quarter	6.47	2.20
Fourth Quarter	3.75	2.10
Calendar Year 2002:
First Quarter	4.11	2.85
Second Quarter	3.28	1.61
Third Quarter	1.73	0.72
Fourth Quarter	0.82	0.45
Calendar Year 2003:
First Quarter	0.64	0.33

Second Quarter (through June 27th)	0.46	0.17

On June 12, 2003, the last full day of trading on the Mexican Stock Exchange prior to the public announcement of the transactions contemplated by the Acquisition Agreement, the reported closing sales price of the Series V Shares by Bloomberg was Ps.0.3850 per Share. On June 27, 2003, the last full day of trading on the Mexican Stock Exchange prior to the date of this U.S. Offer to Purchase, the reported closing sales price of the Series V Shares was Ps. 0.34 per Share. Holders of Series V Shares are urged to obtain a current market quotation for the Series V Shares.

The U.S. Offer price of Ps.0.05712180 per Series V Share will be paid in U.S. dollars based on the Applicable Exchange Rate. On June 27, 2003, the New York closing exchange rate of Mexican pesos to U.S. dollars reported by Reuters and Bloomberg on their FXBENCH page was Ps.10.4052 per US$1.00. Exchange rates are subject to fluctuation. Holders are urged to obtain a current market quotation of the exchange rate of Mexican pesos to U.S. dollars.

Price range of ADSs. The ADSs are listed and traded on the NYSE under the symbol “CEL.” Each ADS represents one hundred Series V Shares. The following table sets forth, for the periods indicated, the quarterly high and low closing prices of the ADSs in U.S. dollars.

	New York Stock Exchange U.S. Dollars per ADS(1)
	High		Low
Calendar Year 2001:
First Quarter	US$	123.75	US$	76.20
Second Quarter		91.30		67.50
Third Quarter		70.50		22.50
Fourth Quarter		41.00		21.09
Calendar Year 2002:
First Quarter		44.70		30.90
Second Quarter		36.50		16.00
Third Quarter		17.40		6.60
Fourth Quarter		8.50		4.20
Calendar Year 2003:
First Quarter		7.40		3.10
Second Quarter (through June 27th)		6.00		1.70

(1)	Iusacell declared a 1 for 10 reverse stock split which took effect on May 12, 2003 and, accordingly, all prices disclosed above in the table for periods prior to such date have been adjusted to reflect such reverse stock split (i.e., all such prices prior to May 12, 2003 have been multiplied by an amount equal to 10).

On June 12, 2003, the last full day of trading on the NYSE prior to the public announcement of the transactions contemplated by the Acquisition Agreement, the reported closing sales price of the ADSs by Bloomberg was US$3.50, or Ps.36.7412, per ADS using the exchange rate of Ps.10.4975 per US$1.00 reported by Reuters and Bloomberg on their FXBENCH page as the New York closing rate on June 12, 2003.

On June 27, 2003, the last full day of trading prior to the date of this U.S. Offer to Purchase, the reported closing sales price of the ADSs by Bloomberg was US$3.27, or Ps.34.025, per ADS using the exchange rate of Ps.10.4052 per US$1.00 reported by Reuters and Bloomberg on their FXBENCH page as the New York closing rate on June 27, 2003. Holders of ADSs are urged to obtain a current market quotation for the ADSs.

INFORMATION REGARDING MOVIL ACCESS AND BIPER

Movil Access is a company duly incorporated under the laws of Mexico and is a wholly-owned subsidiary of Biper. Movil Access’ primary business consists of (i) the rendering and utilization of the personal communication service of narrow band, or “two-way paging”, commercially known as the “portable e-mail service”; and (ii) the marketing and/or sale of personal interactive communication (PIC) terminals. Through its broadcast network Movil Access currently covers Mexico’s principal cities with a targeted market of corporate clients and middle to upper income consumers providing personal interactive communication services such as the Motorola Time Port 935 and the Motorola T-900, which allows the broadcasting and reception of e-mails and of financial and business information through the Internet, as well as the broadcast of messages to other wireless terminals. Movil Access’ address is Av. Insurgentes Sur No. 3696 y Calle Nueva, Colonia Pena Pobre, 14000, Mexico, D.F. and its telephone number at such office is: +5255 5947-8800.

Biper is a Mexican holding company listed on the Mexican Stock Exchange under name MOVILA. Biper owns 99% of the shares of Biper Telecomunicaciones, S.A. de C.V., which provides personal communication service of narrow band or “two way-paging”, commercially known as portable e-mail service. This portable email service is operated by Movil Access. Biper also owns 99% of Telecomunicaciones Elektra, S.A. de C.V. and Operadora Biper, S.A. de C.V., both of which render mobile radio-location of persons, commercially known as “one-way paging.” This one-way paging service is operated by Biper’s wholly-owned subsidiary Biper Comm, S.A. de C.V. Biper’s address is Av. Insurgentes Sur No. 3696 y Calle Nueva, Colonia Pena Pobre, 14000, Mexico, D.F. and its telephone number at such office is: +5255 5947-8800.

Movil Access’ principal clients are, among others, Banca Serfin, Pharmacia & Upjohn, Novartis, Farmacias del Ahorro, Kraft Foods and Aseguradora GNP.

On June 11, 2003, the board of directors of Biper and the sole administrator of Movil Access authorized Movil Access to make public tender offers to acquire all the capital stock of Iusacell.

In connection with the Mexican Offer, Movil Access included certain financial information in the Mexican tender offer documents. An English translation of such financial information is attached to this U.S. Offer to Purchase as Annex III. Movil Access maintains books and records in Mexican pesos and prepares financial statements in pesos pursuant to Mexican Generally Accepted Accounting Principles (“Mexican GAAP”). Mexican GAAP differs in significant respects from U.S. Generally Accepted Accounting Principles (“U.S. GAAP”).

BACKGROUND OF THE OFFERS; PAST CONTACTS, TRANSACTIONS, NEGOTIATIONS AND AGREEMENTS

In late May 2003, a representative of Bear, Stearns & Co. Inc. (“Bear Stearns”), acting on behalf of the Verizon Selling Shareholders, approached a principal of Movil Access, via telephone, regarding such principal’s possible interest in exploring an acquisition of Iusacell and the principal of Movil Access did express an interest in such acquisition. During that telephone call, Bear Stearns invited representatives of Movil Access to come to New York City to discuss the possible terms of an acquisition transaction with the Verizon Selling Shareholders and Vodafone.

On June 2, 2003, Movil Access entered into a Non-Disclosure Agreement with the Verizon Selling Shareholders and Vodafone.

Early in the week of June 2, 2003, representatives of Movil Access met with representatives of Bear Stearns and the Verizon Selling Shareholders in New York City.

During the remainder of the week of June 2, 2003, representatives of Bear Stearns, the Verizon Selling Shareholders and their outside counsel conducted preliminary negotiations with representatives of Movil Access and their outside counsel regarding the terms and structure of an acquisition transaction. Late in the week of June 2, 2003, preliminary drafts of the Acquisition Agreement and Escrow Agreement were delivered to representatives of Movil Access and its outside counsel.

Commencing on June 6, 2003 and continuing until June 12, 2003, representatives of the Verizon Selling Shareholders and Vodafone and their respective outside counsel conducted intensive negotiations with representatives of Movil Access and its outside counsel regarding the Acquisition Agreement and Escrow Agreement.

On the evening of June 12, 2003, the Acquisition Agreement and Escrow Agreement were executed.

Each of the parties to the Acquisition Agreement announced the transaction in press releases on June 13, 2003.

On June 24, 2003, the SEC granted exemptive relief with respect to the U.S. Offer.

On June 27, 2003, CNBV approval was received with respect to the Mexican Offer.

On June 30, 2003, Movil Access commenced the Offers.

Acquisition Agreement

The following is a summary of the material terms of the Acquisition Agreement. The summary is qualified in its entirety by reference to the Acquisition Agreement, a copy of which has been filed with the SEC as an exhibit to the Schedule TO. The Acquisition Agreement may be inspected at, and certain copies may be obtained from, the same places and in the manner set forth under the section captioned “MISCELLANEOUS,” except that it may not be available at the regional offices of the SEC.

The Offers. The Acquisition Agreement provides that promptly following approval by the CNBV of the Mexican tender offer documents, Movil Access will commence the Offers at a price (the “Offer Price”) equal to (i) in the Mexican Offer, at the election of the offerees, either Ps. 0.05712180 per Series A Share and Ps. 0.05712180 per Series V Share or the dollar equivalent of such Mexican peso amount calculated as the average of the exchange rates reported on each of the five consecutive business days ending two business days prior to the Expiration Date by Reuters and Bloomberg on their FXBENCH page as the closing rate for the exchange of Mexican pesos and U.S. dollars, in cash to each tendering holder of Securities and (ii) in the U.S. Offer, the U.S. dollar equivalent of Ps. 5.712180 per ADS and, to the extent required by applicable law or regulation, the Series A Shares and/or Series V Shares at the same U.S. dollar equivalent price per share as in the Mexican Offer, calculated in the same manner as described in (i), in cash to each tendering holder of Securities.

Movil Access may, in its sole discretion, but subject to compliance with the Mexican Securities Market Law and the Exchange Act, increase the price in the Offers for any reason on or before the Expiration Date so long as the share price increase is ratably applicable to each Security. The initial price per Security, or any higher amount per Security as may be offered in the Offers in accordance with the foregoing, is referred to herein as the “Offer Price”. The Offer Price will be appropriately adjusted to reflect any reclassification, recapitalization, share split or combination, exchange or readjustment of any of the Securities or any share or other dividend thereon. If the Offer Conditions have been satisfied on the Expiration Date, Movil Access agrees to accept for payment all Securities tendered into the Offers (and not withdrawn) on the Expiration Date, and Movil Access further agrees to pay for all Securities tendered into the Offers and accepted for payment at such time as may be required by applicable law.

Modifications and Extensions of the Offers. Movil Access will not, without the express written consent of the Verizon Selling Shareholders and Vodafone, extend the Offers (except as provided below or as required by applicable law or regulation), impose additional conditions to the Offers, reduce the number of Securities sought in the Offers, decrease the Offer Price or change the form of consideration payable in the Offers, waive any of the Offer Conditions (except with respect to the condition that the Securities to be tendered by Verizon Selling Shareholders and Vodafone in the Offers will not be subject to any lien, which condition may be waived in the sole discretion of Movil Access) or otherwise amend or modify any term of the Offers or terminate the Offers prior to the termination of the Acquisition Agreement. Notwithstanding the foregoing, Movil Access may, without the consent of the Verizon Selling Shareholders and Vodafone, modify or amend (but not extend) the Offers (provided that any such modification or amendment will not impose additional conditions to the Offers, reduce the number of Securities sought in the Offers or decrease the Offer Price or change the form of consideration payable in the Offers) to the extent that such modifications or amendments do not adversely affect the offerees or to the extent required by applicable law or regulation.

The date of expiration of the Offers will initially be twenty-one business days after the commencement of the U.S. Offer.

If on any date the Offers are scheduled to expire the Offer Conditions have not been satisfied (except with respect to the condition that the Securities to be tendered by Verizon Selling Shareholders and Vodafone in the Offers shall not be subject to any lien, which condition may be waived in the sole discretion of Movil Access), Movil Access will extend the Offers in increments of five business days until all the Offer Conditions have been satisfied or waived except that Movil Access will not be required to extend the Offers to a date that is later than December 11, 2003.

Verizon Selling Shareholders and Vodafone Agreement to Tender. As of June 12, 2003, the Verizon Selling Shareholders owned, either beneficially or of record, in the aggregate, 657,966,431 Series A Shares, 74,752,002 Series V Shares and 14,000 ADSs representing approximately 39.4% of the total capital stock of Iusacell (collectively, the “Verizon Shares”), and Vodafone owned, directly or indirectly, and either beneficially or of record, 303,326,053 Series A Shares and 339,617,555 Series V Shares representing approximately 34.5% of the total capital stock of Iusacell (collectively, the “Vodafone Shares”).

Each of the Verizon Selling Shareholders and Vodafone has agreed to cause to be tendered in the Mexican Offer, and not to withdraw, all of the Verizon Shares and Vodafone Shares, respectively, and to tender all other respective securities directly or indirectly owned (beneficially or otherwise) by them into the Mexican Offer (in the case of such securities other than ADSs).

Before the commencement of the Offers, the Verizon Selling Shareholders will exchange or convert all ADSs owned by the Verizon Selling Shareholders into Series V Shares and will cause to be tendered, and not to be withdrawn, such Series V Shares into the Mexican Offer within two business days after the commencement of the Mexican Offer.

The Verizon Selling Shareholders’ and Vodafone’s obligations to cause to be tendered into the Mexican Offer, and not to withdraw, all of their respective securities is subject to the approval by the CNBV of the Mexican tender offer documents, and that no governmental entity (Mexican or United States) shall have enacted, issued, promulgated or enforced or entered any statute, rule, regulation, executive order, decree, injunction or other order which prevents or prohibits the commencement of either the Mexican Offer or the U.S. Offer.

The Acquisition Agreement provides that each of the Verizon Selling Shareholders and Vodafone have certain withdrawal rights in the event of a Superior Proposal. The Verizon Selling Shareholders have agreed, pursuant to the provisions of the Acquisition Agreement and Escrow Agreement, and such agreements have the effect that, Securities which have been transferred to the Custodial Account and are tendered into the Mexican Offer cannot be withdrawn. A “Superior Proposal” is defined in the Acquisition Agreement to mean an acquisition proposal (“Acquisition Proposal”) to acquire a majority of the capital stock and/or assets of Iusacell or a merger, business combination or similar transaction involving Iusacell or any of its subsidiaries that (i) offers the stockholders of Iusacell consideration consisting solely of U.S. dollars and/or Mexican pesos having a greater value than the Offers; (ii) contains no greater conditionality than the transactions contemplated by the Acquisition Agreement (including any financing contingency); and (iii) is reasonably determined by the Verizon Selling Shareholders and Vodafone in good faith (in their capacity as holders of Securities), and after consultation with outside counsel, after considering all terms and conditions of such Acquisition Proposal, including the likelihood and timing of its consummation, that the Acquisition Proposal will result in a transaction that is more favorable to the stockholders of Iusacell than the Offers.

If, however, at the time the Superior Proposal is made, the Verizon Selling Shareholders have not yet caused the Verizon Shares (other than ADSs) and Vodafone has not yet caused the Vodafone Shares to be tendered into the Mexican Offer, the Verizon Selling Shareholders are required to cause to be tendered the Verizon Shares (other than ADSs) and Vodafone is required to cause to be tendered the Vodafone Shares into the Mexican Offer prior to withdrawing or causing the withdrawal of such Verizon Shares (other than ADSs) or Vodafone Shares.

Representations and Warranties. The Acquisition Agreement contains various representations and warranties of the parties thereto, including, representations and warranties of the Verizon Selling Stockholders and Vodafone as to the ownership of the Verizon Shares by the Verizon Selling Stockholders, and the ownership of the Vodafone Shares by Vodafone, due organization and corporate power, authorization, noncontravention, valid issuance of Verizon Shares and Vodafone Shares, consents and approvals and broker’s fees. Some of these representations and warranties are qualified by the limitation that, in order for the representation to have been breached, the event breaching the representation must have a Material Adverse Effect. A “Material Adverse Effect” means, any event, change, occurrence, effect, fact or circumstance having a material adverse effect on the ability of the Verizon Selling Shareholders or Vodafone, as the case may be, taken as whole, to perform their respective obligations under the Acquisition Agreement or to consummate the transactions contemplated thereby on a timely basis. In addition, the Verizon Selling Stockholders have represented that the Verizon Shares at the time of acceptance for payment will represent at least 37.32% of the total issued and outstanding capital stock of Iusacell, and Vodafone represented that the Vodafone Shares at the time of acceptance for payment will represent at least 32.68% of the total issued and outstanding capital stock of Iusacell.

In addition, the Acquisition Agreement contains representations and warranties of Movil Access and Biper concerning their organization and corporate power, authorization, noncontravention, consents and approvals, broker’s fees, Biper financial statements and sufficient funds.

Access to Information Concerning Properties and Records. During the period commencing on June 12, 2003 (i.e., the date that the Acquisition Agreement was executed) and ending on the earlier of the Closing Date and the date on which the Acquisition Agreement is terminated in accordance with its terms (the “Agreement Period”), the Verizon Selling Shareholders and Vodafone will use their commercially reasonable efforts to cause Iusacell and its subsidiaries, upon reasonable notice, to afford Movil Access and Biper and their employees, counsel, accountants, financial advisors, consultants and other authorized representatives, reasonable access during normal business hours to the officers, directors, employees, accountants, properties, books and records of Iusacell and its subsidiaries.

The Verizon Selling Shareholders and Vodafone will use their commercially reasonable efforts to cause Iusacell to furnish to Movil Access and Biper all information concerning its or its subsidiaries’ business, properties and personnel as Movil Access and Biper may reasonably request; provided that such investigation and assistance will not unreasonably disrupt the operations of Iusacell or its subsidiaries. The Verizon Selling Shareholders and Vodafone will not, however, be required to cause Iusacell to furnish any information if Iusacell believes that not furnishing such information is reasonably necessary to comply with applicable law, preserve attorney-client privilege and/or prevent a breach of or default under any contract to which Iusacell or any of its subsidiaries is a party. Verizon Communications Inc., Vodafone Group PLC, Movil Access and certain other parties thereto have entered into a Non-Disclosure Agreement, dated June 2, 2003.

Conduct of Business of Iusacell Pending the Closing Date. Pursuant to the Acquisition Agreement, during the Agreement Period, the Verizon Selling Shareholders and Vodafone will use their commercially reasonable efforts to cause Iusacell and each of its subsidiaries to commence a voluntary case or file a request or petition for a writ of execution to initiate bankruptcy or concurso mercantil proceedings or have itself adjudicated as bankrupt following (i) the initiation of any legal action or proceeding by any creditor to enforce its rights against any assets of Iusacell or any of its subsidiaries or against the shares of capital stock of any of the subsidiaries of Iusacell and (ii) the receipt by the Verizon Selling Shareholders and Vodafone of a request to do so in writing from Movil Access and Biper.

During the Agreement Period, the Verizon Selling Shareholders and Vodafone will use their commercially reasonable efforts to cause Iusacell and each of its subsidiaries to conduct their respective commercial operations only in the ordinary course of business in light of the current financial circumstances of Iusacell and its subsidiaries and in connection with a possible restructuring of the obligations of Iusacell and/or its subsidiaries. Specifically, during the Agreement Period, the Verizon Selling Shareholders and Vodafone will use their commercially reasonable efforts to cause Iusacell and its subsidiaries not to take any of the following actions (to the extent such actions require the prior approval of the Board of Directors of Iusacell or any committee thereof), without the prior written consent of Movil Access and Biper (which consent will not be unreasonably withheld, conditioned or delayed, such reasonableness to be determined with reference to the benefits reasonably expected by Movil Access and Biper to accrue to Movil Access and Biper from the transactions contemplated thereby):

(i) amend Iusacell’s or its subsidiaries’ certificate or articles of incorporation or by-laws (or comparable document);

(ii) issue, sell or otherwise dispose of Iusacell’s or any of its Subsidiaries’ authorized but unissued capital stock, redeem any issued and outstanding capital stock of Iusacell or any of its subsidiaries or issue certain rights with respect to Iusacell or any of its subsidiaries;

(iii) sell or otherwise dispose of, or subject to any lien, any material properties or assets of Iusacell or any of its subsidiaries or any shares of capital stock of any of the material subsidiaries of Iusacell;

(iv) incur any new indebtedness for borrowed money (other than in the ordinary course of business up to amounts not exceeding $5,000,000 in the aggregate) or cancel, waive, consent, amend or compromise, or cause or permit any creditor to cancel, waive, consent, amend or compromise, in any way any indebtedness for borrowed money or claim related to Iusacell or its subsidiaries;

(v) declare or pay any dividend or make any other distribution in cash or property on Iusacell’s or any of its subsidiaries’ capital stock;

(vi) other than in connection with the first paragraph of this section captioned “Conduct of Business of Iusacell Pending the Closing Date,” cause or permit Iusacell or any of its subsidiaries to (A) commence a voluntary case or filing a request or petition for a writ of execution to initiate bankruptcy or concurso mercantil proceedings or to have itself or one or more of its subsidiaries adjudicated as bankrupt; (B) consent to the entry of an order for relief against Iusacell or any of its subsidiaries in an involuntary case; (C) consent to the appointment of a custodian of Iusacell or any of its subsidiaries or for any substantial part of its property; (D) making a general assignment for the benefit of the Iusacell’s or any of its subsidiaries’ creditors; or (E) propose or agree to an accord or composition in bankruptcy between Iusacell and/or any of its subsidiaries and its or their respective creditors;

(vii) merge or consolidate Iusacell or its subsidiaries with or into any corporation other than Iusacell or any of its wholly-owned subsidiaries;

(viii) other than in the ordinary course of business, as required by law or pursuant to pre-existing contracts as disclosed to Movil Access, make or allow Iusacell or its subsidiaries to become liable for any wage or salary increase, bonus, profit-sharing or incentive payment to any of its officers, directors, employees or stockholders, or otherwise establish, sponsor or amend any employee benefit plan;

(ix) other than in the ordinary course of business, modify, amend or cancel any of the existing leases of Iusacell or any of its subsidiaries or enter into any commitments, contracts, agreements, directors’ and officers’ liability policies, leases, warranties, guarantees or understandings (other than obtaining one or more directors’ and officers’ liability policies for a term of up to one (1) year on terms no more favorable in the aggregate to the insured than the Iusacell’s policy in effect as of the date of the Acquisition Agreement (provided that the premium for such policy will not exceed two hundred percent (200%) of the annual premium of the Iusacell’s policy in effect on the date of the Acquisition Agreement) and other than commitments, contracts, agreements, leases, warranties, guarantees and understandings relating to, or in furtherance of, the transactions contemplated thereby);

(x) other than in the ordinary course of business, waive or release any material rights relating to the assets of Iusacell or any of its material subsidiaries;

(xi) enter into any contract with any of the Verizon Selling Shareholders or any of their affiliates or Vodafone or any of its affiliates or any officer or director of Iusacell or any Affiliate of any such officer or director; or

(xii) enter into any contract with respect to, or authorize, any of the actions described in the foregoing clauses (i) through (xi).

Commercially Reasonable Efforts.    Pursuant to the Acquisition Agreement, during the Agreement Period, (i) Movil Access and Biper will use their commercially reasonable efforts to take, or cause to be taken, all appropriate action, and do, or cause to be done, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Offers and the other transactions contemplated thereby; and (ii) the Verizon Selling Shareholders and Vodafone will use their commercially reasonable efforts to take, or cause to be taken, all appropriate action, and do, or cause to be done, all things necessary or proper to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated thereby.

Restructuring. The Verizon Selling Shareholders and Vodafone have acknowledged that Movil Access and Biper intend to enter into discussions and negotiations with the holders of the 2006 Notes issued pursuant to the Indenture dated as of December 16, 1999 (“Indenture”), by and among Iusacell, Verizon and The Bank of New York, as trustee, the holders of the 2004 Notes issued pursuant to the Opco Indenture, the lenders party to the Opco Credit Agreement and other creditors of Iusacell and/or any of its subsidiaries in connection with a possible restructuring of the obligations of the Iusacell and/or its subsidiaries (the “Restructuring”).

During the Agreement Period, the Verizon Selling Shareholders and Vodafone will use their commercially reasonable efforts to facilitate the pursuit of Movil Access’ and Biper’s strategies or negotiating positions in connection with the Restructuring, except that the foregoing (x) will not require the expenditure of money by, or the guarantee of any obligations of any other person by, any of the Verizon Selling Shareholders and/or any of their affiliates or Vodafone and/or any of its affiliates, (y) will not result in a material cost to Iusacell and/or any of its subsidiaries or otherwise have a material adverse effect on the business of Iusacell or any of its subsidiaries and (z) will not contravene any applicable laws or regulations.

During the Agreement Period, the Verizon Selling Shareholders and Vodafone will not, and will use their commercially reasonable efforts to cause (i) their respective affiliates’ and the Verizon Selling Shareholders and Vodafone and their respective affiliates’ officers, directors, representatives and agents and (ii) Iusacell and its subsidiaries and the Iusacell’s and its subsidiaries’ respective officers, directors, representatives and agents not to, conduct any negotiations, meetings or other substantive discussions with (A) any of the holders of the 2006 Notes issued pursuant to the Indenture, the holders of the 2004 Notes issued pursuant to the Opco Indenture or the lenders party to the Opco Credit Agreement (or any officers, directors, representatives or agents of such holders or lenders) or (B) any other creditor of Iusacell and/or its subsidiaries owed in excess of $1,000,000 by Iusacell and/or any of its subsidiaries (or any officers, directors, representatives or agents of such other creditors), unless, in each case, Movil Access and Biper will have received reasonable prior notice of such negotiations, meetings or other substantive discussions and Movil Access and Biper (and their respective officers, directors, representatives and agents) will have been given the opportunity to participate therein (but will have no authority to make any decision binding upon Iusacell and/or any of its subsidiaries).

Iusacell Shareholders’ Meeting. As promptly as practicable (but in any event not later than the business day immediately following the commencement of the Offers), the Verizon Selling Shareholders and Vodafone shall, in accordance with applicable law, use their commercially reasonable efforts to cause Iusacell to duly call, convene and hold meetings (ordinary or special meetings, as the case may be) of the shareholders of Iusacell to take place before closing (“Closing”) of the transactions contemplated by the Acquisition Agreement for the purpose of voting upon resolutions of the shareholders of Iusacell (the “Resolutions”), either in an ordinary meeting or in a special meeting as required by the by-laws of Iusacell, accepting the resignation of members of the Board of Directors nominated by the Verizon Selling Shareholders and Vodafone, ratifying all of the actions taken or resolved to be taken by such individuals, releasing from liability such individuals with respect to all acts of such individuals as members of the Board of Directors of Iusacell, and electing new members of the Board of Directors of Iusacell designated by Movil Access and Biper. The Verizon Selling Shareholders and Vodafone will use their commercially reasonable efforts to cause such shareholders’ meetings to be held before the Closing and the Verizon Selling Shareholders and Vodafone will cause all Securities owned by them or their respective affiliates to be voted in favor of the adoption of such resolutions, all of such resolutions to be effective as of the Closing Date.

Observer Rights. The Verizon Selling Shareholders and Vodafone will use their commercially reasonable efforts to provide that, during the Agreement period, Movil Access and Biper will have the right to:

(i) designate one observer to attend and participate (but not vote) in each meeting of the Board of Directors of Iusacell and any committees of the Board of Directors of Iusacell;

(ii) be notified of each regular or special meeting of the Board of Directors of Iusacell concurrently with notification given to the Board of Directors of Iusacell; and

(iii) receive all materials provided to the Board of Directors of Iusacell concurrently with delivery to the Board of Directors of Iusacell.

The observer designated by Movil Access and Biper will not have any voting rights with respect to any decision or deliberation of the Board of Directors of Iusacell. The observer designated by Movil Access and Biper will not have had, and shall not have, any connection to, or involvement with, in any capacity whatsoever, the sales or marketing function of any wireless telecommunications business or operations in Mexico of Movil Access and Biper or any of their affiliates or Unefon, S.A. de C.V. and will be required to execute a confidentiality agreement with Iusacell in form and substance reasonably satisfactory to Iusacell, the Verizon Selling Shareholders and Vodafone. In addition, and notwithstanding the foregoing, the observer designated by Movil Access and Biper will be excluded from access to any material or meeting or portion of either thereof (i) which relates to the Acquisition Agreement or the transactions contemplated thereby and (ii) as to which the Verizon Selling Shareholders or Vodafone believe that such exclusion is reasonably necessary to comply with applicable law, preserve attorney-client privilege and/or to prevent a breach of or a default under any contract to which Iusacell or any of its subsidiaries is a party.

No Solicitation of Other Offers by the Verizon Selling Shareholders and Vodafone. During the Agreement Period:

Subject to the fiduciary duties of the directors and officers of Iusacell and its subsidiaries, the Verizon Selling Shareholders and Vodafone will not take, and will use commercially reasonable efforts to cause their affiliates and their affiliates’ respective officers, directors, representatives and agents not to take, any action (i) to knowingly solicit the making or submission of any Acquisition Proposal or (ii) to knowingly initiate or participate in any discussions or negotiations with, or furnish or disclose any non-public information to, any person (other than Movil Access and Biper) in connection with any Acquisition Proposal, except that the Verizon Selling Shareholders and Vodafone, in response to an Acquisition Proposal that did not result from a breach of the terms of this paragraph and otherwise in compliance with their obligations set forth in the paragraph immediately below, may participate in discussions or negotiations with, or furnish or disclose any non-public information to, any person (other than Movil Access and Biper) which makes such Acquisition Proposal if the Verizon Selling Shareholders or Vodafone, as the case may be, determine in good faith that such Acquisition Proposal is, or may reasonably be expected to lead to, a Superior Proposal.

Promptly (but in any event no later than 24 hours) after receipt or occurrence thereof, the Verizon Selling Shareholders or Vodafone, as the case may be, shall advise Movil Access and Biper in writing of any request for non-public information with respect to any Acquisition Proposal, of any Acquisition Proposal or any inquiry with respect to any Acquisition Proposal, the terms and conditions of such request, Acquisition Proposal or inquiry and the identity of the person making any such request, Acquisition Proposal or inquiry.

Dealings With Certain Governmental Entities. Movil Access and Biper will:

(i) take promptly all actions necessary to make the filings required of them or any of their Affiliates under any applicable U.S. and Mexican regulatory laws in connection with the Acquisition Agreement and the transactions contemplated thereby;

(ii) use commercially reasonable efforts to comply in all material respects at the earliest possible date with any formal or informal request for additional information or documentary material received by them or any of their affiliates from any governmental entity pursuant to and in connection with any applicable U.S. and Mexican regulatory laws;

(iii) use commercially reasonable efforts to resolve at the earliest possible date any investigation or other inquiry concerning the transactions contemplated by the Acquisition Agreement initiated by any governmental entity in connection with any applicable regulatory laws; and

(iv) use commercially reasonable efforts to obtain approval from any governmental entity required in connection with the Acquisition Agreement as promptly as possible but in no event later than the Termination Date.

Under the Acquisition Agreement, the term “regulatory laws” is defined to mean all statutes, rules, regulations, orders, decrees, administrative and judicial doctrines, and other laws promulgated and enforced by the Comisión

Federal de Competencia of Mexico, Comisión Nacional de Inversiones Extranjeras (National Commission of Foreign Investment) of Mexico, and the Comisión Federal de Telecomunicaciones of Mexico and other federal and state statutes, rules, regulations, orders, decrees, administrative and judicial doctrines, and other laws of Mexico that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade generally, which relate to the regulation of foreign investment or which relate to the regulation of the telecommunications industry in Mexico. The term “regulatory laws” is defined also to mean the Sherman Act, as amended, the Clayton Act, as amended, the Hart-Scott-Rodino-Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder, the Federal Trade Commission Act, as amended, the Communications Act of 1934, as amended and all other federal and state statutes, rules, regulations, orders, decrees, administrative and judicial doctrines, and other laws of the United States that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or which relate to the regulation of the telecommunications industry in the United States.

Without limiting the generality of the foregoing, Movil Access and Biper will:

(i) as soon as practicable but no later than July 3, 2003, make the filings required of it or any of its affiliates with the FCC in connection with the transactions contemplated by the Acquisition Agreement;

(ii) as soon as practicable but no later than July 3, 2003, make the filings and/or notifications required of it or any of its affiliates with Comisión Federal de Competencia of Mexico and Comisión Federal de Telecomunicaciones of Mexico in connection with the transactions contemplated by the Acquisition Agreement;

(iii) at its sole cost, use commercially reasonable efforts to (A) resist or resolve any administrative proceeding or suit, including appeals, that may be instituted by any governmental entity or private third party with respect to U.S. and Mexican regulatory laws, (B) have vacated, lifted, reversed or overturned any decree, judgment, injunction or other order, whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents or restricts consummation of the transactions contemplated by this Agreement, unless same was brought or initiated by the Verizon Selling Shareholders and Vodafone or their respective affiliates and (C) enter into any settlement, undertaking, consent decree, stipulation or other agreement with any governmental entity with respect to U.S. and Mexican regulatory laws and comply with all restrictions and conditions, if any, imposed by such governmental entity as a requirement for granting any necessary clearance or terminating any applicable waiting period, including but not limited to, agreeing to hold separate, sell, otherwise divest or license assets and/or businesses of Movil Access, Biper and/or Iusacell and/or any of the subsidiaries of Iusacell (which for purposes of this paragraph will be deemed to include Grupo Iusacell PCS, S.A. de C.V., Iusatel, S.A. de C.V., Iusatelcommunicaciones, S.A. de C.V., Infotelecom, S.A. de C.V. and Punto a Punto Iusacell, S.A. de C.V.); and

(iv) pay all fees, penalties, fines and other costs imposed by any governmental entity associated with the failure of Movil Access, Biper and/or the Verizon Selling Shareholders and Vodafone to comply with any U.S. and Mexican regulatory laws in connection with the Offers or the transactions contemplated by the Acquisition Agreement which payments shall be made at the time that such fees, penalties, fines and other costs are required to be paid.

Movil Access and Biper will promptly inform the Verizon Selling Shareholders and Vodafone of any material communication made to, or received by, either of them from any governmental entity relating to any of the transactions contemplated by the Acquisition Agreement and will provide the Verizon Selling Shareholders and Vodafone with an accurate description of the material contents of such communication. The Verizon Selling Shareholders and Vodafone will promptly inform Movil Access and Biper of any material communication made to, or received by, the Verizon Selling Shareholders and Vodafone from any governmental entity relating to any of the transactions contemplated hereby and shall provide Movil Access and Biper with an accurate description of the material contents of such communication.

Movil Access and Biper will jointly and severally indemnify, defend and hold harmless the Verizon Selling Shareholders and their Affiliates and the Verizon Selling Shareholders’ and their affiliates’ respective officers, directors, representatives and agents, Vodafone and its affiliates and Vodafone’s and its affiliates’ respective officers, directors, representatives and agents against and in respect of any claims, actions, causes of action, judgments, awards, fines, losses, costs (including reasonable attorney fees) or damages claimed or arising from any breach by either of the Purchasers of any of their obligations set forth under this section captioned “Dealings With Certain Governmental Entities” or arising from any governmental or judicial actions pursuant to U.S. and Mexican regulatory laws arising as a result of the transactions contemplated by the Acquisition Agreement; provided, however, that Movil Access and Biper will not have any indemnification obligation pursuant to this paragraph with respect to consequential or incidental damages or for diminution in value or lost profits.

Directors’ and Officers’ Insurance; Indemnification. From and after the Closing Date, Movil Access and Biper will ensure that no provision of the by-laws or other organizational documents of Iusacell (in effect as of June 12, 2003) relating to indemnification and exculpation from liability for directors and officers shall be amended, repealed or otherwise modified for a period of six years from the Closing Date in any manner that would adversely affect the rights thereunder of individuals who on or prior to the Closing Date were directors or officers of Iusacell, unless such modification is required by law and such individuals are notified promptly in writing of any such amendment, repeal or other modification.

Movil Access and Biper will, jointly and severally, indemnify to the fullest extent that they are permitted to do so by applicable law and, from and after the Closing Date, will cause Iusacell and Opco to indemnify to the fullest extent that they are permitted to do so by applicable law, jointly and severally with Movil Access and Biper, the Verizon Selling Shareholders and their affiliates, Vodafone and its affiliates, and the Verizon Selling Shareholders’ and their affiliates’ and Vodafone’s and its affiliates’ respective officers, directors or employees (the “Indemnified Parties”) from any judgments, awards, fines, losses, costs (including reasonable attorney fees) or damages resulting from or arising out of any claim, action or proceeding brought against such Indemnified Party arising out of or relating to any acts or omissions occurring after June 12, 2003, the date of the execution of the Acquisition Agreement, and prior to and including the Closing Date:

(i) taken or omitted to be taken by such Indemnified Party in his or her capacity as an officer or director of Iusacell or any of its subsidiaries or as trustee or fiduciary of any plan for the benefit of employees of Iusacell or any of its subsidiaries;

(ii) taken or omitted to be taken by such Indemnified Party in its, his or her capacity as a shareholder of Iusacell, as an affiliate of a shareholder of Iusacell any of its subsidiaries or as an officer or director of a shareholder of the Iusacell or of an affiliate of a shareholder of Iusacell;

except Movil Access and Biper will not have any indemnification obligations under the Acquisition Agreement to the extent that (A) such indemnification would be prohibited or impermissible under applicable law if it were being provided by Iusacell (other than applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors’ rights generally), (B) such actions (or failure to take action) violate the provisions of the Acquisition Agreement described above under the section captioned “Conduct of Business of Iusacell Pending the Closing Date,” (C) the damages and losses for which indemnification is sought arise out of the decision by the Verizon Selling Shareholders or Vodafone to enter into the transactions contemplated by the Acquisition Agreement at the Offer Price or out of the execution of, or the performance of the transactions contemplated by, the Acquisition Agreement (other than those obligations in the Acquisition Agreement with respect to access to information concerning properties and records, conduct of the business of Iusacell pending the Closing Date, the obligations to the Verizon Selling Shareholders and Vodafone to use their commercially reasonable efforts, Iusacell shareholders’ meeting with respect to electing new members of the Board of Directors of Iusacell designated by Movil Access and Biper, observer rights, dealings with governmental entities and required FCC consent) or (D) the losses and damages for which indemnification is sought arise out of the Indemnified Party’s service as an officer, director, employee or agent of Iusacell or any of its subsidiaries or as trustee or fiduciary of any plan for the benefit of employees of Iusacell or any of its subsidiaries and the claim, action or proceeding giving rise to such Losses is brought by any of the Verizon Selling Shareholders or any of their affiliates or Vodafone or any of its affiliates; provided, further, that these indemnification obligations of Movil Access, Biper, Iusacell and its subsidiaries will not exceed $15,000,000 in the aggregate.

The obligations of Movil Access and Biper under this section captioned “Directors’ and Officers’ Insurance; Indemnification” will be binding upon the successors and assigns of Movil Access and Biper. If Movil Access, Biper or Iusacell, or any of their respective successors or assigns, (i) consolidates with or merges into any other person or (ii) transfers all or substantially all of its properties or assets to any person, then, and in each case, proper provision shall be made so that the successors and assigns of Movil Access, Biper or Iusacell, as the case may be, honor the indemnification obligations set forth under this section captioned “Directors’ and Officers’ Insurance; Indemnification.”

The obligations of Movil Access and Biper under this under this section captioned “Directors’ and Officers’ Insurance; Indemnification” will survive the Closing and will not be terminated or modified in such a manner as to affect adversely any Indemnified Party to whom this section applies without the consent of the Verizon Selling Shareholders and Vodafone (it being expressly agreed that the Indemnified Parties to whom this section applies shall be third-party beneficiaries of this section, each of whom may enforce the provisions of this section); provided, however, that any termination or modification with the consent of Movil Access, Biper, the Verizon Selling Shareholders and Vodafone will be binding on all Indemnified Parties.

Compulsory Acquisition. Following the consummation of the Offers, if Movil Access and Biper decide to cause Iusacell to de-list the Series A Shares and/or Series V Shares from the National Securities Registry of the CNBV and thereafter any Securities and/or Series A Shares will remain outstanding, then, to the extent required by applicable Mexican regulations, prior to the de-listing of the Series A Shares and/or Series V Shares, Movil Access and Biper will deposit in a trust for a period of at least six months the funds, in Mexican pesos, that would be required to purchase all the Securities and Series A Shares outstanding after the consummation of the Offers.

No Dispositions. During the period commencing on the Closing Date and ending on June 12, 2004, without the prior written consent of the Verizon Selling Shareholders and Vodafone (which consent shall not be unreasonably withheld, conditioned or delayed, such reasonableness to be determined with reference to the benefits reasonably expected by the Verizon Selling Shareholders and Vodafone to accrue to them from this provision), Movil Access will not transfer, assign, sell, exchange, gift, or dispose of beneficial ownership of, directly or indirectly (collectively, “transfer”), any of the Verizon Shares or the Vodafone Shares or enter into any contract with respect to, or authorize, any actions with respect thereto, and Movil Access and Biper agree to cause Iusacell and its material subsidiaries not to:

(i) issue, sell or otherwise dispose of the Iusacell’s or any of its material subsidiaries’ authorized but unissued capital stock that results in Movil Access and Biper or Iusacell no longer having and exercising the sole power to elect or appoint a majority of the Board of Directors of Iusacell or such material subsidiary, as the case may be;

(ii) sell or otherwise dispose of all or substantially all of the Iusacell’s and its material subsidiaries’ properties or assets, taken as a whole, other than to either Movil Access or Biper or any affiliate of either of Movil Access or Biper or one of their respective wholly owned subsidiaries, Unefon, S.A. de C.V. or any affiliate of Unefon, S.A. de C.V.;

(iii) undertake any merger, consolidation, share exchange, business combination or similar transaction with respect to Iusacell or any of its material subsidiaries with or into any other person other than to either of Movil Access or Biper or any affiliate of either of the Movil Access or Biper or one of their respective wholly-owned subsidiaries, Unefon, S.A. de C.V. or any affiliate of Unefon, S.A. de C.V.; or

(iv) enter into any contract with respect to, or authorize, any of the actions described in the foregoing clauses (i) through (iii); provided, however, that notwithstanding the foregoing, Movil Access and Biper will be permitted at any time following the Closing Date to transfer the Verizon Shares and the Vodafone Shares or take any of the actions described in the foregoing clauses (i) through (iv) (A) if required by applicable law or regulation; or (B) in connection with any agreement entered into with, or plan of reorganization or similar plan approved by, or imposed by operation of law upon, the holders of the notes issued pursuant to the Opco Indenture and the lenders party to the Opco Credit Agreement with respect to a restructuring of the obligations of the Company and/or its Subsidiaries (whether pursuant to a bankruptcy law or otherwise), except that any securities received or retained by them in connection with any such agreement or plan shall be subject to the restrictions set forth above with respect to the Verizon Shares and the Vodafone Shares.

Required FCC Consent. It is a condition to the Offers that Movil Access obtain the approval of the U.S. Federal Communications Commission for the transfer of the authorization under Section 214 of the United States Communications Act of 1934 granted to Iusatel USA, Inc. (the “Required FCC Consent”). If the Required FCC Consent is not obtained on or prior to (i) July 14, 2003, and Movil Access and Biper will have so requested or (ii) September 12, 2003, the Verizon Selling Shareholders and Vodafone will use their commercially reasonable efforts to cause Iusacell and its subsidiaries to transfer, assign and sell to one or more of the Verizon Selling Shareholders all of the shares of, or all or substantially all of the assets of, Iusatel USA, Inc., a subsidiary of Iusacell, as may be required to transfer, assign and sell the FCC 214 License to one or more of the Verizon Selling Shareholders (the “Initial FCC 214 License Transfer”).

The Initial FCC 214 License Transfer will be effected at fair market value and shall be evidenced by a contract of purchase and sale the terms and conditions of which shall be acceptable to Movil Access and Biper acting reasonably. The consummation of the Initial FCC 214 License Transfer shall be deemed to constitute the satisfaction of the Offer Condition requiring that the Required FCC Consent be obtained. The Verizon Selling Shareholders will transfer, assign and sell to one or more of the Movil Access and Biper, Iusacell or any of its subsidiaries all of the shares or assets acquired by one or more of the Verizon Selling Shareholders pursuant to the Initial FCC 214 License Transfer (the “Subsequent FCC 214 License Transfer”) promptly upon receipt of all necessary approvals from all applicable governmental entities. The obligations of the parties to the Acquisition Agreement to effect the Subsequent FCC 214 License Transfer shall terminate six months following the date of the Initial FCC 214 License Transfer. The Subsequent FCC 214 License Transfer will be effected at and shall be evidenced by a contract of purchase and sale having terms and conditions which shall be at the same price and shall otherwise be the same in all material respects as the contract of purchase and sale evidencing the Initial FCC 214 License Transfer.

Conditions to Obligations of the Parties. The obligations of Movil Access to make the Offers and the obligation of the Verizon Selling Shareholders and Vodafone to tender their Securities into the Offers is subject to the satisfaction on and as of the commencement date of each of the following conditions:

(a) no governmental entity (either in Mexico or the United States) shall have enacted, issued, promulgated or enforced or entered any statute, rule, regulation, executive order, decree, injunction or other order which prevents or prohibits the commencement of either the Mexican Offer or the U.S. Offer; and

(b) the Folleto Informativo, the Mexican letter of transmittal, and a summary advertisement as well as all other information and exhibits required by law (collectively, the “Mexican Offer Documents”) shall have received the approval of the Comisión Nacional Bancaria y de Valores (National Banking and Securities Commission) of Mexico to the Mexican Offer.

Termination of the Acquisition Agreement. The Acquisition Agreement may be terminated and the transactions (including the Offers) contemplated thereby may be abandoned:

(i) at any time prior to the date that Movil Access accepts for payment the Securities pursuant to the Offers (the “Closing Date”) by unanimous written agreement of the Movil Access, Biper, the Verizon Selling Shareholders and Vodafone;

(ii) by Movil Access and Biper, the Verizon Selling Shareholders or Vodafone if at any time prior to the Closing Date any governmental entity in Mexico or the United States shall have enacted, issued, promulgated or enforced or entered into any statute, rule, regulation, executive order, decree or injunction or other order which prevents or prohibits either the Mexican Offer or the U.S. Offer and such statute, rule, regulation, executive order, decree or injunction or other order shall have become final and nonappealable; or

(iii) by the Verizon Selling Shareholders or Vodafone if:

(a) at any time prior to the acceptance of payment of Securities pursuant to the Offers, the tender in the Offers of the Verizon Shares or Vodafone Shares shall have been withdrawn in connection with an Acquisition Proposal that is a Superior Proposal;

(b) at any time prior to the acceptance of payment of Securities pursuant to the Offers,

(i) there shall be a breach of any representation or warranty of the Movil Access and Biper in the Acquisition Agreement that is qualified as to a material adverse effect on the ability of Movil Access and Biper to consummate the transactions contemplated thereby on a timely basis;

(ii) there shall be a breach of any representation or warranty of the Purchasers in the Acquisition Agreement that is not so qualified, other than any such breaches which would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on the ability of Movil Access and Biper to consummate the transactions contemplated thereby on a timely basis; or

(iii) there shall be a breach by Movil Access and Biper of any of their covenants or agreements contained in the Acquisition Agreement (other than as set forth therein with respect to Movil Access’ and Biper’s obligation to commence the Offers or as otherwise set forth therein), other than any such breaches which would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on the ability of Movil Access and Biper to consummate the transactions contemplated thereby on a timely basis, which breach, in the case of any of clauses (i), (ii) or (iii), has not been cured within ten business days after either the Verizon Selling Shareholders or Vodafone shall have given written notice to Movil Access and Biper of such breach; provided, that neither the Verizon Selling Shareholders nor Vodafone may terminate the Acquisition Agreement pursuant to this paragraph (b) if such party is in material breach of the Acquisition Agreement;

(c) (x) Movil Access and Biper shall have failed to commence the Offers in accordance with the terms of the Acquisition Agreement or (y) either the Mexican Offer or the U.S. Offer has been terminated or has expired without the Movil Access and Biper accepting for payment all of the Securities tendered pursuant thereto (and not withdrawn);

(d) at any time prior to the acceptance for payment of Securities pursuant to the Offers, there shall be a breach by Movil Access and Biper of their covenants in the Acquisition Agreement with respect to dealings with governmental entities, and such breach has not been cured within five calendar days after either the Verizon Selling Shareholders or Vodafone shall have given written notice to Movil Access and Biper of such breach; or

(e) the closing of the Offers shall not have occurred by December 12, 2003; provided, that neither the Verizon Selling Shareholders nor Vodafone may terminate the Acquisition Agreement pursuant to this paragraph (e) if such party is in material breach of the Acquisition Agreement; or

(iv) by Movil Access and Biper if:

(a) at any time prior to the acceptance for payment of Securities pursuant to the Offers, the tender into the Offers of the Verizon Shares or Vodafone Shares shall have been withdrawn for any reason;

(b) at any time prior to the acceptance for payment of Securities pursuant to the Offers,

(i) there shall be a breach of any representation or warranty by the Verizon Selling Shareholders or Vodafone in the Acquisition Agreement that is qualified as to a material adverse effect on the ability of Verizon Selling Shareholders or Verizon to consummate the transactions contemplated thereby on a timely basis, as the case may be;

(ii) there shall be a breach of any representation or warranty by the Verizon Selling Shareholders or Vodafone in the Acquisition Agreement that is not so qualified, other than any such breaches which would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on the ability of Verizon Selling Shareholders or Verizon to consummate the transactions contemplated thereby on a timely basis, as the case may be;

(iii) there shall be a breach by the Verizon Selling Shareholders or Vodafone of any of their covenants or agreements contained in the Acquisition Agreement, other than any such breaches which would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on the ability of Verizon Selling Shareholders or Verizon to consummate the transactions contemplated thereby on a timely basis, as the case may be, which breach, in the case of any of clauses (i), (ii) or (iii), has not been cured within ten business days after Movil Access and Biper will have given written notice to the Verizon Selling Shareholders or Vodafone of such breach,

(iv) Iusacell and each of its subsidiaries shall not have taken the actions specified in the Acquisition Agreement with respect to initiating bankruptcy proceedings or concurso mercantile proceedings following the initiation of any legal action following the initiation of any legal action or proceeding by any creditor to enforce its rights against any assets of Iusacell or any of its subsidiaries or against the shares of capital stock of any of the subsidiaries of Iusacell and the receipt by the Verizon Selling Shareholders and Vodafone of the request in writing from Movil Access and Biper, unless not later than three calendar days following the receipt of such request the Board of Directors of Iusacell will have received the written advice of a specified independent Mexican lawyer, advising (based on the best interests of Iusacell and its subsidiaries) against Iusacell and each of its subsidiaries taking such actions; or

(v) any of the events above under the section “Conduct of Business of Iusacell Pending the Closing Date” will have occurred (whether or not the Verizon Selling Shareholders and Vodafone shall have used their commercially reasonable efforts to cause such events not to occur) (except where Movil Access and Biper have given their prior written consent or such prior written consent of Movil Access and Biper have been unreasonably withheld, conditioned or delayed, such reasonableness to be determined with reference to the benefits reasonably expected by Movil Access and Biper to accrue to Movil Access and Biper from the transactions contemplated thereby) and the occurrence of such event has a material adverse effect upon the benefits reasonably expected by Movil Access and Biper to accrue to Movil Access and Biper from the transactions contemplated thereby; provided, that Movil Access and Biper may not terminate the Acquisition Agreement pursuant to this paragraph (b)(v) if they are in material breach of the Acquisition Agreement; or

(c) if the Securities tendered into the Offers by the Verizon Selling Shareholders and Vodafone (and not withdrawn) (A) represent less than seventy percent (70%) of the outstanding capital stock of Iusacell or (B) shall be subject to any lien that has not been discharged within five business days after Movil Access and Biper will have given written notice to the Verizon Selling Shareholders and Vodafone of such lien; or

(d) the closing of the Offers shall not have occurred by December 12, 2003; provided, that Movil Access and Biper may not terminate the Acquisition Agreement pursuant to this paragraph (d) if they are in material breach of the Acquisition Agreement.

Acceptance of Superior Proposal. If the Acquisition Agreement is terminated by Movil Access and Biper pursuant to section (b)(v) above and, within eighteen months of such termination, a Superior Proposal is consummated or a definitive agreement with respect to a Superior Proposal is entered into, then, on the business day immediately following the date of consummation of such Superior Proposal, the Verizon Selling Shareholders or Vodafone, as the case may be, shall pay to Movil Access in immediately available funds an amount equal to ninety-five percent (95%) of the difference between (i) the aggregate consideration received by such Verizon Selling Shareholders or Vodafone, as the case may be, upon consummation of the Superior Proposal and (ii) the aggregate consideration that such Verizon Selling Shareholders or Vodafone, as the case may be, would have received upon consummation of the Offers for the Securities transferred in the Superior Proposal.

Termination Payment. If the Acquisition Agreement is terminated by Movil Access or Biper, the Verizon Selling Shareholders or Vodafone pursuant to section (ii) above under the section above captioned “Termination of the Acquisition Agreement;” by the Verizon Selling Shareholders or Vodafone pursuant to Section (iii)(e) above under the section above captioned “Termination of the Acquisition Agreement;” or by Movil Access and Biper pursuant to (iv)(d) above under the section above captioned “Termination of the Acquisition Agreement;” then on the business day immediately following the date of termination, the parties shall deliver a joint written notice to the Escrow Agent pursuant to the Escrow Agreement, instructing the Escrow Agent to deliver out of the Escrow Amount (together with any investment income thereon, the “Escrow Fund”) to BAII an amount equal to $5,331,529 and to Vodafone an amount equal to $4,668,471.

If the Acquisition Agreement is terminated by the Verizon Selling Shareholders or Vodafone pursuant to section (iii)(b), section (iii)(c) or section (iii)(d) above under the section above captioned “Termination of the Acquisition Agreement”, then on the business day immediately following the date of termination (or such later date on which Movil Access and Biper receive documentary evidence of the out-of-pocket expenses to be reimbursed), the parties shall deliver a joint written notice to the Escrow Agent pursuant to the Escrow Agreement, instructing the Escrow Agent to deliver out of the Escrow Fund, and to the extent the funds held in the Escrow Fund are not sufficient, Movil Access and Biper will pay in immediately available funds, to BAII an amount equal to $5,331,529 and reimburse BAII for the out-of-pocket expenses of the Verizon Selling Shareholders (including fees and expenses of their legal and financial advisors) up to an amount equal to $799,729, and to Vodafone an amount equal to $4,668,471 and reimburse Vodafone for its expenses (including fees and expenses of its legal and financial advisors) up to an amount equal to $700,271.

If the Acquisition Agreement is terminated pursuant to section (i), section (iii)(a), section (iv)(a), section (iv)(b) or section (iv)(c) above under the section above captioned “Termination of the Acquisition Agreement,” then on the business day immediately following the date of termination, the parties shall deliver a joint written notice to the Escrow Agent pursuant to the Escrow Agreement, instructing the Escrow Agent to deliver the US$10,000,000 (plus accrued interest) Escrow Fund to Movil Access.

Escrow Agreement

The following is a summary of the material terms of the Escrow Agreement. The summary is qualified in its entirety by reference to the Escrow Agreement, a copy of which has been filed with the SEC as an exhibit to the

Schedule TO. The Escrow Agreement may be inspected at, and certain copies may be obtained from, the same places and in the manner set forth under the section captioned “MISCELLANEOUS,” except that it may not be available at the regional offices of the SEC.

Deposit in Escrow. Pursuant to the terms of the Escrow Agreement, the Verizon Selling Shareholders have transferred to the Custodial Account opened by the Escrow Agent with the Custodian all of the Verizon Shares (other than ADSs) owned by each of them and Vodafone has transferred to the Custodial Account all of the Vodafone Shares owned by it, in each case for the benefit of the Escrow Agent.

Subject to the provisions of the next paragraph, all Verizon Shares and Vodafone Shares delivered to the Custodial Account (the “Escrow Shares”) will remain subject to the Escrow Agreement until the earliest of (i) the tender of such Verizon Shares and Vodafone Shares to Movil Access pursuant to the Mexican Offer and (ii) the receipt by the Escrow Agent of a joint written notice from Movil Access, Biper, the Verizon Selling Shareholders and Vodafone stating that the Acquisition Agreement has been terminated prior to acceptance for payment by Movil Access of the Verizon Shares and the Vodafone Shares under the Offers (such earlier date, the “Share Escrow Termination Date”). If the Share Escrow Termination Date occurs by means of such joint written notice, the Escrow Agent will promptly return to each of the Verizon Selling Shareholders the Verizon Shares (other than ADSs) owned by each of them and to Vodafone the Vodafone Shares.

If the Share Escrow Termination Date occurs by tender of the Verizon Shares and Vodafone Shares to Movil Access pursuant to the Mexican Offer, and the Acquisition Agreement and the Mexican Offer are terminated after such date, the Escrow Agent and Movil Access will take all action necessary to return and will, as promptly as practicable, but in no event later than two business days after the date of termination of the Acquisition Agreement and the Mexican Offer, return to each of the Verizon Selling Shareholders the Verizon Shares (other than ADSs) owned by each of them and to Vodafone the Vodafone Shares.

No Transfers. Except for the tender of the Verizon Shares (other than ADSs) and the Vodafone Shares to Movil Access pursuant to the Mexican Offer, or as provided in the Escrow Agreement in accordance with joint written instructions signed by all parties to the Escrow Agreement (other than the Escrow Agent), prior to the termination of the Acquisition Agreement, none of the Escrow Agent, the Verizon Selling Shareholders or Vodafone will sell, transfer or otherwise dispose of in any manner or subject to any lien, the Verizon Shares or the Vodafone Shares (or any interest in such shares). The Escrow Agent is not entitled to vote the Verizon Shares or the Vodafone Shares that are subject to the Escrow Agreement. The Verizon Selling Shareholders and Vodafone retain the voting rights of the Verizon Shares and Vodafone Shares owned by each of them.

Powers of Attorney. The Verizon Selling Shareholders and Vodafone have appointed the Escrow Agent, acting through any of its officers, employees or agents, as its attorney-in-fact, with full power of substitution for and in name, in order to tender the Verizon Shares (other than ADSs) and the Vodafone Shares to Movil Access pursuant to the Mexican Offer in accordance with the Escrow Agreement and to execute on behalf of them all tender documents. In addition, each of the Verizon Selling Shareholders and Vodafone has delivered to the Escrow Agent executed powers of attorney.

Tender. As promptly as practicable (and in no event more than two business days) after the commencement of the Mexican Offer, the Escrow Agent will:

(a) cause the Custodian to deliver to the Mexican Receiving Agent designated in the Mexican Offer the Verizon Shares (other than ADSs) and Vodafone Shares in the Mexican Offer, and

(b) deliver to the Mexican Receiving Agent:

(i) duly executed and completed letters of transmittal with respect to the Verizon Shares (other than ADSs) and the Vodafone Shares complying with the terms of the Mexican Offer; if required,

(ii) any Mexican tax powers of attorney and any other tax document as will have been provided to the Escrow Agent by the Verizon Selling Shareholders and/or Vodafone, as the case may be, relating to the tax treatment of each of the Verizon Selling Shareholders and Vodafone, if required, and

(iii) all other documents or instruments required to be delivered pursuant to the terms of the Mexican Offer with respect to such Verizon Shares and Vodafone Shares and such other documents as may be requested by Movil Access to the extent that pursuant to law such documents are required for the tender to be effective.

Escrow Fund. On June 12, 2003, Movil Access and Biper deposited into escrow with the Escrow Agent US$10,000,000 (the “Escrow Amount”), representing the U.S. dollar equivalent of the sum of (i) Ps. 0.05712180 per Series A Share multiplied by 961,292,484 Series A Shares and (ii) Ps. 0.05712180 per Series V Share multiplied by 900,732,310 Series V Shares (including Series V Shares represented by ADSs), such dollar equivalent of such peso amount calculated as the average of the exchange rates reported on each of the five consecutive business days ending two business days prior to June 12, 2003 by Reuters and Bloomberg on their FXBENCH page as the closing rate for the exchange of Mexican pesos and U.S. dollars.

Release of the Escrow Amount. Promptly following acceptance for purchase of all Securities tendered into the Offers (and not withdrawn), Movil Access and Biper will deliver to the Escrow Agent a certificate certifying the occurrence of such acceptance and specifying the number of Series A Shares and Series V Shares validly tendered into the Mexican Offer (including pursuant to Notices of Guaranteed Delivery) and accepted for payment and the number of Series A Shares, Series V Shares and ADSs validly tendered into the U.S. Offer (including pursuant to Notices of Guaranteed Delivery) and accepted for payment. On the business day immediately following the delivery to the Escrow Agent of such certificate, the Escrow Agent will transfer, assign, deliver and pay over:

(i) first, to the Mexican Receiving Agent for payment to holders of Series A Shares and Series V Shares that validly tendered their Series A Shares and Series V Shares into the Mexican Offer, the lesser of (A) the Escrow Fund, less any expenses of the Escrow Agent recoverable by the Escrow Agent pursuant to the Escrow Agreement and (B) an amount in dollars equal to the sum of (x) Ps. 0.05712180 per Series A Share multiplied by the number of Series A Shares validly tendered into the Mexican Offer (including pursuant to Notices of Guaranteed Delivery) and accepted for payment and (y) Ps. 0.05712180 per Series V Share multiplied by the number of Series V Shares validly tendered into the Mexican Offer (including pursuant to Notices of Guaranteed Delivery) and accepted for payment, such U.S. dollar equivalent of such Mexican peso amount calculated as the average of the exchange rates reported on each of the five (5) consecutive business days ending two (2) Business Days prior to the Expiration Date by Reuters and Bloomberg on their FXBENCH page as the closing rate for the exchange of Mexican pesos and U.S. dollars;

(ii) second, to the U.S. Receiving Agent for payment to holders of Series A Shares, Series V Shares and ADSs that validly tendered their Series A Shares, Series V Shares and ADSs into the U.S. Offer, the lesser of (A) the Escrow Fund, less the amount paid to the Mexican Receiving Agent and less any expenses of the Escrow Agent recoverable by the Escrow Agent pursuant to the Escrow Agreement and (B) an amount in dollars equal to the sum of (x) Ps. 0.05712180 per Series A Share multiplied by the number of Series A Shares validly tendered into the U.S. Offer (including pursuant to Notices of Guaranteed Delivery) and accepted for payment, (y) Ps. 0.05712180 per Series V Share multiplied by the number of Series V shares validly tendered into the U.S. Offer (including pursuant to Notices of Guaranteed Delivery) and accepted for payment and (z) Ps. 5.712180 per ADS multiplied by the number of ADSs validly tendered into the U.S. Offer (including pursuant to Notices of Guaranteed Delivery) and accepted for purchase, such U.S. dollar equivalent of such Mexican peso amount calculated as the average of the exchange rates reported on each of the five (5) consecutive business days ending two (2) business days prior to the Expiration Date by Reuters and Bloomberg on their FXBENCH page as the closing rate for the exchange of Mexican pesos and U.S. dollars; and

(iii) third, to Movil Access and Biper, the Escrow Fund less the amount paid to the Mexican Receiving Agent, less the amount paid to the U.S. Receiving Agent, less any expenses of the Escrow Agent recoverable by the Escrow Agent pursuant to the Escrow Agreement.

Upon termination of the Acquisition Agreement under circumstances pursuant to which Movil Access and Biper would be required to make a payment to the Verizon Selling Shareholders and Vodafone in accordance with the Termination Payment section of the Acquisition Agreement, the Verizon Selling Shareholders, Vodafone, Movil Access and Biper will jointly deliver to the Escrow Agent a certificate executed by each certifying that Movil Access and Biper are obligated to pay to the Verizon Selling Shareholders and Vodafone the amounts specified in the Termination Payment section of the Acquisition Agreement and specifying the amounts so payable. On the business day immediately following the delivery to the Escrow Agent of such certificate, the Escrow Agent will transfer, assign, deliver and pay over:

(i) first, to the Verizon Selling Shareholders and Vodafone, the lesser of (A) the Escrow Fund, less any expenses of the Escrow Agent recoverable by the Escrow Agent pursuant to the Escrow Agreement and (B) the amounts specified in such certificate; and

(ii) second, to Movil Access, the Escrow Fund, less the amounts paid to the Verizon Selling Shareholders and Vodafone, less any expenses of the Escrow Agent recoverable by the Escrow Agent pursuant to the Escrow Agreement.

Promptly upon any termination of the Acquisition Agreement under circumstances pursuant to which Movil Access would not be required to make a payment to the Verizon Selling Shareholders and Vodafone in accordance with the Termination Payment section of the Acquisition Agreement, the Verizon Selling Shareholders, Vodafone, Movil Access and Biper will jointly deliver to the Escrow Agent a certificate executed by each certifying that the Acquisition Agreement has been terminated. On the Business Day immediately following the delivery to the Escrow Agent of such certificate, the Escrow Agent will transfer, assign, deliver and pay over to Movil Access an amount equal to the Escrow Fund, less any expenses of the Escrow Agent recoverable by the Escrow Agent pursuant to the Escrow Agreement.

Upon termination of the Escrow Agreement by written notice to the Escrow Agent at any time given jointly by Movil Access, Biper, the Verizon Selling Shareholders and Vodafone, the Escrow Agent will, on the business day immediately following such termination, transfer, assign, deliver and pay over to Movil Access an amount equal to the Escrow Fund, less any expenses of the Escrow Agent recoverable by the Escrow Agent pursuant to the Escrow Agreement.

MISCELLANEOUS

Movil Access is not aware of any jurisdiction where the making of the U.S. Offer is prohibited by any administrative or judicial action pursuant to any valid state statute. The U.S. Offer is not being made to, nor will tenders be accepted from or on behalf of, holders of Series V Shares and ADSs in any jurisdiction in which the making of the U.S. Offer or the acceptance of Series V Shares and ADSs would not be in compliance with the laws of such jurisdiction. In any jurisdiction where the securities, blue sky or other laws require the U.S. Offer to be made by a licensed broker or dealer, the U.S. Offer shall be deemed to be made on behalf of Movil Access by one or more registered brokers or dealers which are licensed under the laws of such jurisdiction.

No person has been authorized to give any information or make any representation on behalf of Movil Access or Biper not contained in this U.S. Offer to Purchase or in the ADS Letter of Transmittal and, if given or made, such information or representation must not be relied upon as having been authorized.

Movil Access and Biper have filed with the SEC the Schedule TO, together with exhibits, pursuant to Section 14(d)(1) of the Exchange Act and Rule 14d-3 promulgated thereunder, furnishing certain additional information with respect to the U.S. Offer, and may file amendments thereto. The Schedule TO and any amendments thereto, including exhibits, may be inspected at, and copies may be obtained in the manner described under the caption “INFORMATION REGARDING IUSACELL – GENERAL.”

MOVIL ACCESS, S.A. DE C.V.

June 30, 2003

ANNEX I—INFORMATION CONCERNING DIRECTORS AND EXECUTIVE OFFICERS OF BIPER
 AND MOVIL ACCESS

1. Directors of Biper. Set forth below is the name, age, present principal occupation or employment and material occupations, positions, offices or employments for the past five years of each director of Biper. The principal address of Biper and, unless indicated below, the current business address for each individual listed below is Av. Insurgentes Sur No. 3696 y Calle Nueva, Colonia Pena Pobre, 14000, Mexico, D.F. and its telephone number at such office is: +5255 5947-8800. Each person listed below is a citizen of Mexico, except for Mr. Echarte who is a U.S. citizen.

Name	Age	Current Position	Director Since
Ricardo B. Salinas Pliego	47	Chairman of the Board	2003
Pedro Padilla Longoria	37	Member	2003
Luis J. Echarte Fernández	58	Member	2003
Marcelino Gómez Velasco	44	Member	2003
Manuel Rodríguez de Castro	38	Member	2003
Gabriel Roqueñí Rello	41	Secretary non member of the Board	2003

2. Executive Officers of Biper. Set forth below is the name, age, present principal occupation or employment and material occupations, positions, offices or employments for the past five years of each executive officer of Biper. The principal address of Biper and, unless indicated below, the current business address for each individual listed below is Av. Insurgentes Sur No. 3696 y Calle Nueva, Colonia Pena Pobre, 14000, Mexico, D.F. and its telephone number at such office is: +5255 5947-8800. Each person listed below is a citizen of Mexico.

Name	Age	Current Position	Executive Since
Ricardo B. Salinas Pliego	47	President	1997
Pedro Padilla Longoria	37	Vice-President	1997
Carlos de la Garza González	36	Chief Executive Officer	2002
Mariluz Calafell Salgado	31	Chief Financial Officer	2002

3. Sole Administrator of Movil Access. Set forth below is the name, age, present principal occupation or employment and material occupations, positions, offices or employments for the past five years of the sole administrator of Movil Access. The principal address of Movil Access and, unless indicated below, the current business address for the individual listed below is Av. Insurgentes Sur No. 3696 y Calle Nueva, Colonia Pena Pobre, 14000, Mexico, D.F. and its telephone number at such office is: +5255 5947-8800. The person listed below is a citizen of Mexico.

Currently Mr. Jorge Ferreiro Toledano is the sole administrator of Movil Access.

Mr. Jorge Ferreiro Toledano. Mr. Ferreiro has served as sole administrator of Movil Access since 2003. Mr. Ferreiro received a degree in accounting from the Universidad Nacional Autónoma de México. He also received an MBA degree from the IPADE.

4. Executive Officers of Movil Access. Set forth below is the name, age, present principal occupation or employment and material occupations, positions, offices or employments for the past five years of each executive officer of Movil Access. The principal address of Movil Access and, unless indicated below, the current business address for each individual listed below is Av. Insurgentes Sur No. 3696 y Calle Nueva, Colonia Pena Pobre, 14000,

Mexico, D.F. and its telephone number at such office is: +5255 5947-8800. Each person listed below is a citizen of Mexico.

Name	Age	Current Position	Executive Since
Ricardo B. Salinas Pliego	47	President	2000
Pedro Padilla Longoria	37	Vice-President	2000
Carlos de la Garza González	36	Chief Executive Officer	2002
Mariluz Calafell Salgado	31	Chief Financial Officer	2002

The following provides biographical information about the directors and executive officers of Movil Access and Biper.

Ricardo B. Salinas Pliego. Mr. Salinas Pliego has been Chairman of the Board of Biper since 2003 and President of Biper since 1997. Previously, Mr. Salinas was Chairman of the Board of Biper from 1997 until 2002. Mr. Salinas is also President of Movil Access since 2000. In addition, Mr. Salinas Pliego has been Chairman of the Board of TV Azteca, S.A. de C.V. since 1993, Chairman of the Board of Grupo Elektra, S.A. de C.V. since 1993, director of Unefon, S.A. de C.V. since 1999 and president of Unefon since 1998. Mr. Salinas Pliego also serves on the board of directors of numerous other Mexican companies including Azteca Holdings, S.A. de C.V., Dataflux, S.A. de C.V., Cosmofrecuencias, S.A. de C.V. and Todito, S.A. de C.V. Mr. Salinas Pliego received a degree in accounting from the Instituto Tecnológico de Estudios Superiores de Monterrey and received an MBA from the Freeman School of Business at Tulane University.

Pedro Padilla Longoria. Mr. Padilla has been member of the Board of Biper since 2003. Previously, Mr. Padilla was member of the Board of Biper from 1997 until 2002. Mr. Padilla has served as a Vice-President of Biper since 1997 and of Movil Access since 2000. Mr. Padilla has been Chief Executive Officer of TV Azteca since October 2001. Mr. Padilla also serves on the board of directors of TV Azteca, Azteca Holdings, Grupo Elektra, Unefon and Cosmofrecuencias Mr. Padilla received a degree in law from the Universidad Nacional Autónoma de México.

Luis J. Echarte Fernández. Mr. Echarte has been a Director of Biper since 2003. Mr. Echarte has been Chief Executive Officer and President of Azteca America Network since 2001. In addition, he has been Chief Financial Strategist of Grupo Salinas since 1994. He has also served as Chief Financial Officer of TV Azteca from 2000 to 2001 and Chief Financial Officer of Elektra from 1994 to 1999. Mr. Echarte received a degree in business administration from the Memphis State University, a degree in architectural engineering from the University of Florida, and has attended management programs given by Georgia State University and Stanford University.

Marcelino Gómez Velasco. Mr. Marcelino Gómez has been Director of Biper since 2003. Mr. Gómez has been President of Centro Netec since 1990. He has been Director of Intersys Mexico from 1985 to 1998, of International Van from 1994 to 1999 and of Editorial RED from 1990 to 1999.

Manuel Rodríguez de Castro. Mr. Rodríguez has been Director of Biper since 2003. Mr. Rodríguez has been President of Agencia Hispana of Banco de Inversiones since 1998. He also is counsel of MaiTan Industries and Grupo ODA since 1998. Mr. Rodríguez received a degree in economy from LaSalle Institute of Economics. He also received a master degree in foreign relations from the Fundación Universitaria Ortega y Gasset. Furthermore, he received a diploma in mergers and acquisitions from the Instituto de Empresa and the Harvard Law School.

Gabriel Roqueñí Rello. Mr. Roqueñí has been a Secretary non member of the Board of Biper since 2003. Mr. Roqueñí has been General Legal Counsel of Elektra since 2001. In addition, he has served as Director of Marketing and Director of Operations of Elektra from 1999 to 2001. Mr. Roqueñí received a degree in law from the Universidad Panamericana. He also received an MBA degree from the IPADE.

Carlos de la Garza González. Mr. De la Garza has served as a Chief Executive Officer of Biper and of Movil Access since 2002. Mr. De la Garza has been Sales Director of TV Azteca from 1997 to 2002, as well as

Associate Director of Hunab Ku from 1995 to 1997. Mr. De la Garza received a degree in journalism from the Universidad Continental, a specialty in Management and Marketing from the Instituto Tecnológico de Estudios Superiores de Monterrey and a Diploma in Marketing from the International Marketing Association.

Mariluz Calfell Salgado. Ms. Salgado has served as Chief Financial Officer of Biper and of Movil Access since 2002. Ms. Salgado has served in the area of finance and management of TV Azteca since 1995. Ms. Salgado received a degree in accounting from the Instituto Tecnológico de Estudios Superiores de Monterrey and received an MBA in business administration from the University of Texas.

ANNEX II—PROCEDURES FOR TENDERING INTO THE MEXICAN OFFER

In the Mexican Offer, Movil Access offers to purchase all outstanding Series A Shares and Series V Shares, including those held by U.S. residents. Series A Shares and Series V Shares may be tendered in the Mexican Offer only by book-entry transfer. If you hold Series A Shares and Shares V Shares in certificated form you may participate in the Mexican Offer by promptly contacting the Mexican Receiving Agent or a broker, dealer, bank, trust company, financial institution or other nominee (“custodian”) who is a participant in the book-entry transfer system of Indeval and arrange for the holding by the Mexican Receiving Agent or by such custodian of the Series A Shares and Series V Shares on your behalf in book-entry form. In order for a book-entry transfer to constitute a valid tender of your Series A Shares and Series V Shares in the Mexican Offer, the Mexican Receiving Agent must receive a properly completed and duly executed Acceptance Letter from your custodian accepting the Mexican Offer prior to the expiration date of the Mexican Offer. The Acceptance Letter should be sent to its address located at Av. de los Insurgentes Sur 1605, Piso 31, Colonia San Jose, Mexico City, Mexico. The form Acceptance Letter has been prepared by the Mexican Receiving Agent and will be available to custodians as of June 30, 2003 from the Mexican Receiving Agent at the above-mentioned address. Neither Movil Access nor the Mexican Depository will bear any responsibility for a failure to comply with the instructions contained in the Acceptance Letter submitted by the custodians on behalf of their respective clients. In addition to the delivery of a properly completed and duly executed Acceptance Letter, the corresponding custodian must transfer the Series A Shares and Series V Shares into the account maintained by the Mexican Receiving Agent with Indeval before the Expiration Date.

Any issue relating to the form, validity (including hour of tender and transfer) and the acceptance for payment of the Series A Shares and Series V Shares tendered pursuant to the Mexican Offer will be determined by Movil Access, at its sole discretion, and such determination shall be final and binding. Movil Access reserves the right to reject any tender of Series A Shares and Series V Shares that in its opinion does not meet the requirements set forth in the Mexican Offer, as well as the right not to pay for Series A Shares and Series V Shares that in the opinion of counsel to Movil Access may be considered illegal. In addition, Movil Access reserves the right to waive any irregularity or defect in the tendering of the Series A Shares and Series V Shares. Movil Access will have no obligation, nor will Biper, the Mexican Receiving Agent, the U.S. Receiving Agent, the Information Agent or any other person related with the Mexican Offer will be under any duty to give notification of any defect or irregularity in tenders or incur any liability for failure to give any such notification.

The purchase price for the Series A Shares and Series V Shares accepted for payment pursuant to the Mexican Offer will be paid, at the election of the tendering holder, in Mexican pesos or in U.S. dollars equivalent to the applicable Mexican peso price calculated as the average of the exchange rates reported on each of the five consecutive business days ending two business days prior to the expiration date of the U.S. Offer by Reuters and Bloomberg on their FXBENCH page as of the closing rate for the exchange of Mexican peso and U.S. dollars. However, individuals tendering Series A Shares and Series V Shares into the Mexican Offer will be entitled to elect to receive the purchase price in U.S. dollars only if they have an account in or outside Mexico into which they can receive payment in U.S. dollars and the information regarding such account has been provided to the custodian for their Series A Shares and Series V Shares. Holders of Series A Shares and Series V Shares who wish to receive Mexican pesos for their Series A Shares and Series V Shares instead of U.S. dollars, should have their custodians tender their Series A Shares and Series V Shares in the Mexican Offer and indicate their election to receive the purchase price in Mexican pesos.

ANNEX III—FINANCIAL INFORMATION REGARDING MOVIL ACCESS AND THE OFFERS PROVIDED IN THE MEXICAN OFFER

The contents of the Mexican Offer material, or Folleto Informativo, are substantially the same in all material respects to those of this U.S. Offer to Purchase. The Mexican Offer is governed by the rules and regulations of the Comisión Nacional Bancaria y de Valores, or CNBV, of Mexico. In connection with the Mexican Offer, Movil Access included certain financial information in the Mexican tender offer documents. An English translation of such financial information is attached to this U.S. Offer to Purchase as Annex III. Movil Access maintains books and records in Mexican pesos and prepares financial statements in Mexican pesos pursuant to Mexican GAAP. Mexican GAAP differs in significant respects from U.S. GAAP. The procedures for tendering in the Mexican Offer are described in Annex II of this U.S. Offer to Purchase.

Selected consolidated financial statements presented in constant pesos at December 31, 2002.

Statement of Results of Operations

(Thousands of Mexican pesos of December 31, 2002 purchase power)

	December 31,
	2000	2001	2002
Service Revenues—net	$228,935	$125,618	$339,766
Equipment sales—net	4,588	24,493	1,950

Total revenues	233,523	150,111	341,716
Operating cost	216,456	237,772	360,155
Depreciation and amortization	55,265	62,966	46,924

Operating loss	-38,198	-150,627	-65,363
Comprehensive financing cost	26,902	64	-7,123

Loss before provision for income tax and extraordinary items	-11,296	-150,563	-72,486
Provision for income tax	3,795	-38,563	-30,390

Loss before discontinued operations	-15,091	-112,257	-42,096
Loss on discontinued operation		0	0
Net loss	$-15,091	$-112,257	$-42,096
Net loss of majority shareholders	-14,684	-109,346	-41,790
Net loss of minority shareholders	-407	-2,911	-306
Net loss per share	(0.03)	(0.24)	(0.09)
Shares outstanding (thousands)	496,900	472,524	472,524

Balance Sheet

(Thousands of Mexican pesos of December 31, 2002 purchase power)

	December 31,
	2000	2001	2002
Assets
Current Assets
Cash and temporary investments	$44	$879	$40,615
Accounts receivable	8,491	8,325	89,011
Related parties	4,777	11,594	11,478
Recoverable taxes	19,514	17,321	22,214
Inventory	10,693	810	6,671
Other current assets	5,819	6,644	6,419

	December 31,
	2000	2001	2002
Total current assets	49,338	45,573	176,408

Fixed assets	389,822	316,990	232,839
Investment in shares	82,869	82,869	79,872
Concessions	64,219	44,776	33,408
Preoperating expenses	11,743	10,412	9,086
Other assets	14,904	5,854	1,068

Total assets	$612,894	$506,474	$532,681

Liabilities and Stockholders’ equity
Current liabilities
Accounts payable	$26,350	$15,854	$5,839
Accounts payable to telephone companies	13,627	9,858	4,870
Related parties	65,333	107,950	240,182
Other accounts payable	34,302	49,655	34,311

Total current liabilities	139,612	183,317	285,202

Long-term liabilities
Equipment suppliers	2,456	3,214	1,981
Deferred tax payable	75,187	36,559	4,210

Total long-term liabilities	77,643	39,773	6,191

	217,255	223,090	291,393
Stockholders’ equito
Capital stock	103,933	98,941	98,941
Premium on the issuance of capital stock	312,985	312,985	312,985
Déficit	57,460	(51,886)	(93,676)
Reserve for the repurchase of shares	21,986	26,978	26,978
Effect of initial adoption of deferred taxes bulletin	(80,034)	(80,034)	(80,034)
Insufficiency in the restatement of capital	(18,161)	(18,162)	(18,162)

Total majority stockholders	398,167	288,822	247,032
Minority stockholders	(2,527)	(5,438)	(5,744)
Total stockholders’ equity	395,639	283,384	241,288

Total liabilities and stockholders’ equity	$612,824	$506,474	$532,681

Statement of Changes in Financial Position

(Thousands of Mexican pesos of December 31, 2002 purchase power)

	December 31,
	2002	2001
Net loss	($42,096)	($112,257)
Charges (credits) to results of operations not affecting resources:	46,924	62,966
Estimate for relocation of certain assets	12,263	10,938
Estimate for impairment of certain assets	39,661	16,051
Deferred income tax	(33,476)	(39,268)
Net change in accounts receivable, inventories, other assets and accounts payable	(116,292)	14,697

Resources used in operating activities	(93,016)	(46,873)

	December 31,
	2002	2001
Financing:
Total received from related parties and total resources generated by financing activities	132,232	44,178

Investing:
Resources generated by investing activities by the reduction of sites and radio communication equipment – Net	520	3,530

Increase in cash and short-term investments	39,736	835
Cash and short-term investments, beginning of the year	879	44

Cash and short-term investments, end of the year	$40,615	$879

Basis for Establishing Purchase Price of Securities:

The price of the Securities was established by common consent after the negotiations by Movil Access and the Verizon Selling Shareholders and Vodafone. To determine the price, Movil Access and the Verizon Selling Shareholders and Vodafone considered the value of the Iusacell, its total liabilities, assets and capital. Movil Access, the Verizon Selling Shareholders and Vodafone did not require any independent opinion. The parties did not perform any financial, accounting or legal due diligence to determine the price of the Securities.

No additional payment or compensation is paid by Movil Access to the Verizon Selling Shareholders and Vodafone or to any officer, director or employee of Iusacell. Except for the obligations set forth in the Acquisition Agreement and the Escrow Agreement, there is not other agreement or obligation among the parties.

Recent price/book value and price/income ratios of Iusacell:

Prices and Market Ratios

	Prices (1)	P/Loss		P/Book Value	P/EBITDA
Series A Shares	$13.430	-	10.19	5.30	14.74
Series V Shares	$0.332	-	0.25	0.13	0.36

(1)	Prices of Series V Shares at June 25, 2003. Series A Shares do not quote since August 5, 1999.

Price and Offer Ratios

	Prices	P/Loss		P/Book Value	P/EBITDA
Series A Shares	$0.05712180	-	0.04	0.02	0.06
Series V Shares	$0.05712180	-	0.04	0.02	0.06

Market Value Ratios

	Index of Prices and Quotes	P/Income	P/Book Value	P/EBITDA
Mexican Stock Index Level (2)	7,078.4	18.8	1.9	5.3

(2)	At June 25, 2003.

Maximum and Minimum Prices of Series V Shares on the Mexican Stock Exchange

Series V Shares
Maximum Daily on June 25, 2003	$0.355
Minimum Daily on June 25, 2003	$0.322

Maximum Last 12 months	$1.86
Minimum Last 12 months	$0.15

In Mexican Pesos

Maximum and Minimum Prices of ADS on the New York Stock Exchange

ADR
Maximum Daily on June 25, 2003	$3.48
Minimum Daily on June 25, 2003	$3.21

Maximum Last 12 months	$17.60
Minimum Last 12 months	$1.50

In U.S. dollars

Basis for the Determination of Ratios

Q1 03 (3)
EBITDA 12 months (4)	$1,696.532
Net loss 12 months	-$2,453.013
Stockholders’ equity	$4,714.109

Loss per Share	-$1.3173901
Book Value per Share	$2.5317112
EBITDA per Share	$0.9111221

Total Number of Shares Outstanding	1862.02479
Series A Shares	961,292,484
Series V Shares	900,732,310

(3)	Amounts in millions of pesos at March 2003.
(4)	EBITDA= income before comprehensive financing cost, taxes and depreciation and amortization.

ADS Letters of Transmittal, properly completed and duly signed, accompanied by ADRs, or in the event of book-entry deliveries, Agent’s Messages, evidencing the tendered ADSs, and all other required documents related to the tender of ADSs in the U.S. Offer should be delivered to the U.S. Receiving Agent. In order to tender by Guaranteed Delivery, prior to the expiration of the U.S. Offer, the U.S. Receiving Agent must receive from an eligible guarantor institution a properly completed and duly executed Notice of Guaranteed Delivery, substantially in the form we have provided, setting forth your name and address, and the amount of ADSs you are tendering and stating that the tender is being made by Notice of Guaranteed Delivery. These documents may be sent by overnight courier, registered or certified mail or (in the case of Notices of Guaranteed Delivery only) facsimile transmission.

The U.S. Receiving Agent for the U.S. Offer is:

THE BANK OF NEW YORK

By Mail: The Bank of New York Tender & Exchange Department P.O. Box 11248 Church Street Station New York, NY 10286-1248	For Notice of Guaranteed Delivery (for Eligible Institutions only) By Facsimile Transmission: (212) 815-6433 To Confirm Facsimile Transmission Only: (212) 815-6212

By Hand or Overnight Delivery

The Bank of New York

Tender & Exchange Department-11 West

101 Barclay Street

Receive and Deliver Window-Street Level

New York, NY 10286

DELIVERY OF AN ADS LETTER OF TRANSMITTAL AND ANY CERTIFICATE OR AGENT’S MESSAGE TO AN ADDRESS OTHER THAN THE ADDRESS LISTED ABOVE IS NOT A VALID DELIVERY OF THE ADS LETTER OF TRANSMITTAL, CERTIFICATE OR AGENT’S MESSAGE.

An Acceptance Letter from the Mexican custodian, evidencing the tendered Series V Shares, and all other required documents related to the Series V Shares in the U.S. Offer should be delivered to GBM.

The Mexican Receiving Agent is:

GBM Grupo Bursátil Mexicano, S.A. de C.V., Casa de Bolsa

Av. de los Insurgentes Sur 1605, Piso 31

Colonia San Jose

Mexico City, Mexico

+5255 5480 5800

DELIVERY OF ANY ACCEPTANCE LETTER TO AN ADDRESS OTHER THAN THE ADDRESS LISTED ABOVE IS NOT A VALID DELIVERY OF THE CONFIRMATION.

Questions or requests for assistance or additional copies of this U.S. Offer to Purchase, the ADS Letter of Transmittal and any other documents may be directed to the Information Agent at its address and telephone numbers set forth below. A holder of Securities also may contact his or her broker, dealer, commercial bank, trust company or other nominee for assistance concerning the U.S. Offer.

The Information Agent is:

D.F. KING & CO., INC.

48 Wall Street

New York, New York 10005

Banks and Brokers Call Collect: (212) 269-5550

All Others Please Call Toll-Free: (800) 431-9643